Exhibit 10.4

ANNEX A

AMENDED AND RESTATED CREDIT AGREEMENT

among

DIAMOND S SHIPPING INC.,
as the Borrower,
VARIOUS LENDERS
and

NORDEA BANK ABP, NEW YORK BRANCH,

as Administrative Agent and as Collateral Agent

__________________________________

Dated as of March 27, 2019
__________________________________

NORDEA BANK ABP, NEW YORK BRANCH,
SKANDINAVISKA ENSKILDA BANKEN AB (PUBL), and
CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Bookrunners and Lead Arrangers

SECTION 1.	Definitions and Accounting Terms.	6
1.01	Defined Terms	6
1.02	Other Definitional Provisions	42
1.03	Classification of Loans and Borrowings	43
1.04	Terms Generally	43
1.05	Accounting Terms; GAAP	43
1.06	Resolution of Drafting Ambiguities	43
1.07	Rounding	44
1.08	Currency Equivalents Generally	44
1.09	Divisions	44
SECTION 2.	Amount and Terms of Credit Facilities.	44
2.01	The Commitments	44
2.02	Minimum Amount of Each Borrowing	45
2.03	Notice of Borrowing	45
2.04	Disbursement of Funds	45
2.05	Notes	46
2.06	Pro Rata Borrowings	46
2.07	Interest	47
2.08	Interest Periods	47
2.09	Increased Costs, Illegality, Market Disruption, etc.	48
2.10	Compensation	50
2.11	Change of Lending Office; Limitation on Additional Amounts	50
2.12	Replacement of Lenders	51
2.13	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	52
SECTION 3.	Commitment Commission; Reductions of Commitment	52
3.01	Commitment Commission; Fees	52

3.02	Voluntary Termination of Unutilized Revolving Loan Commitments	52
3.03	Mandatory Reduction of Commitments	53
SECTION 4.	Prepayments; Payments; Taxes	53
4.01	Voluntary Prepayments	53
4.02	Mandatory Repayments and Commitment Reductions	54
4.03	Method and Place of Payment	55
4.04	Net Payments; Taxes	55
4.05	Application of Proceeds	57
SECTION 5.	Conditions Precedent	59
5.01	Conditions to the Restatement Date	59
5.02	Conditions to Each Borrowing Date after the Restatement Date	59
SECTION 6.	Representations and Warranties	59
6.01	Organization; Powers	59
6.02	Authorization; Enforceability	59
6.03	No Conflicts; No Default	60
6.04	Financial Statements; Projections	60
6.05	Properties	61
6.06	Equity Interests and Subsidiaries	61
6.07	Litigation; Compliance with Legal Requirements	62
6.08	Agreements	62
6.09	Federal Reserve Regulations	62
6.10	Investment Company Act; etc.	63
6.11	Use of Proceeds	63
6.12	Taxes	63
6.13	No Material Misstatements	63
6.14	Labor Matters	63
6.15	Solvency	64

6.16	Employee Benefit Plans	64
6.17	Environmental Matters	65
6.18	Insurance	65
6.19	Security Documents	66
6.20	Anti-Terrorism Law; Foreign Corrupt Practices Act.	66
6.21	Concerning Collateral Vessels	68
6.22	Form of Documentation; Citizenship	68
6.23	Compliance with ISM Code and ISPS Code	68
6.24	Threatened Withdrawal of DOC, SMC or ISSC	68
6.25	No Immunity	69
6.26	Pari Passu or Priority Status	69
6.27	No Undisclosed Commission	69
SECTION 7.	Affirmative Covenants	69
7.01	Financial Statements, Reports, etc.	69
7.02	Litigation and Other Notices	72
7.03	Existence; Businesses and Properties	72
7.04	Insurance	72
7.05	Obligations and Taxes	73
7.06	Employee Benefits	74
7.07	Maintaining Records; Access to Properties and Inspections	74
7.08	Use of Proceeds	75
7.09	Compliance with Environmental Laws and other Legal Requirements	75
7.10	Security Interests; Further Assurances	75
7.11	Certain Information Regarding the Credit Parties	76
7.12	Appraisals	76
7.13	Earnings Accounts	76

7.14	Post-Closing Matters	76
7.15	Flag of Collateral Vessel; Collateral Vessel Classifications; Operation of Collateral Vessels	77
7.16	Material Agreements	78
7.17	Collateral Vessel Management	78
7.18	Agent for Service of Process	78
7.19	Poseidon Principles	78
7.20	Sanctions Laws	79
SECTION 8.	Negative Covenants	79
8.01	Indebtedness	79
8.02	Liens	80
8.03	Sale and Leaseback Transactions	82
8.04	Investments, Loans and Advances	82
8.05	Mergers and Consolidation	83
8.06	Asset Sales	84
8.07	Acquisitions	86
8.08	Dividends	86
8.09	Transactions with Affiliates	86
8.10	Financial Covenants	87
8.11	Prepayments of Other Indebtedness; Modifications of Organizational Documents and Certain Other Documents, etc.	87
8.12	Limitation on Certain Restrictions on Subsidiaries	88
8.13	Limitation on Issuance of Capital Stock	88
8.14	Business	89
8.15	Operation of Collateral Vessels	89
8.16	Fiscal Periods	90
8.17	No Further Negative Pledge	90
8.18	Anti-Terrorism Law; Anti-Money Laundering	90

8.19	Embargoed Person	90
8.20	Restrictions on Chartering	90
8.21	Additional Covenants	91
8.22	Employee Benefits	91
8.23	Prohibition on Division/Series Transactions	91
SECTION 9.	Events of Default	91
9.01	Payments	91
9.02	Representations, etc.	91
9.03	Covenants	91
9.04	Default Under Other Agreements	92
9.05	Bankruptcy, etc.	92
9.06	ERISA	92
9.07	Security Documents	93
9.08	Guaranties	93
9.09	Judgments	93
9.10	Illegality	93
9.11	Material Adverse Effect	93
9.12	Change of Control	93
9.13	Listing	94
SECTION 10.	Agency and Security Trustee Provisions	95
10.01	Appointment	95
10.02	Nature of Duties	95
10.03	Lack of Reliance on the Agents	96
10.04	Certain Rights of the Agents	96
10.05	Reliance	96
10.06	Indemnification	96

10.07	The Administrative Agent in its Individual Capacity	97
10.08	Holders	97
10.09	Resignation by the Administrative Agent	97
10.10	Collateral Matters	98
10.11	Delivery of Information	99
10.12	Certain ERISA Matters	100
10.13	Erroneous Payments	101
SECTION 11.	Miscellaneous	101
11.01	Payment of Expenses, etc.	101
11.02	Right of Setoff	103
11.03	Notices	103
11.04	Benefit of Agreement; Assignments; Participations	103
11.05	No Waiver; Remedies Cumulative	105
11.06	Payments Pro Rata	105
11.07	Calculations; Computations	106
11.08	Agreement Binding	106
11.09	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	106
11.10	Counterparts; Integration	107
11.11	Headings Descriptive	108
11.12	Amendment or Waiver; etc.	108
11.13	Survival	109
11.14	Domicile of Loans	109
11.15	Confidentiality	110
11.16	Register	111
11.17	Judgment Currency	111
11.18	Language	112

11.19	Waiver of Immunity	112
11.20	USA PATRIOT Act; Beneficial Ownership Regulation Notice	112
11.21	Severability	112
11.22	Flag Jurisdiction Transfer	112
11.23	Effectiveness	113
11.24	Acknowledgement Regarding Any Support QFCs	113

SCHEDULE I	-	Commitments
SCHEDULE II	-	Lender Addresses
SCHEDULE III	-	[Reserved]
SCHEDULE IV-A	-	Required Insurance
SCHEDULE IV-B		[Reserved]
SCHEDULE V	-	[Reserved]
SCHEDULE VI	-	[Reserved]
SCHEDULE VII	-	Notice Addresses
SCHEDULE VIII	-	[Reserved]
SCHEDULE IX	-	[Reserved]
SCHEDULE X	-	Scheduled Term Loan Amortization Payment Amount

EXHIBIT A	-	Form of Notice of Borrowing
EXHIBIT B-1	-	Form of Term Note
EXHIBIT B-2	-	Form of Revolving Note
EXHIBIT C	-	Form of Solvency Certificate
EXHIBIT D	-	Form of Assignment of Insurances
EXHIBIT E		Form of Subsidiaries Guaranty
EXHIBIT F	-	Form of Pledge Agreement
EXHIBIT G	-	Form of General Assignment Agreement
EXHIBIT H	-	Form of Compliance Certificate
EXHIBIT I	-	Form of Subordination Provisions
EXHIBIT J	-	Form of Assignment and Assumption Agreement
EXHIBIT K	-	Form of Intercompany Subordination Agreement
EXHIBIT L	-	Form of Quiet Enjoyment Agreement

AMENDED AND RESTATED CREDIT AGREEMENT, originally dated as of March 27, 2019 and amended and restated as of the Restatement Date (as defined below), among Diamond S Shipping Inc., a company organized under the laws of the Republic of the Marshall Islands (“DSSI”, or the “Borrower”), the Lenders party hereto from time to time, NORDEA BANK ABP, NEW YORK BRANCH (“Nordea”), SKANDINAVISKA ENSKILDA BANKEN AB (PUBL) and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Bookrunners and Lead Arrangers (the “Lead Arrangers”), and NORDEA BANK ABP, NEW YORK BRANCH, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (as defined below) under the Security Documents.  All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.
W I T N E S S E T H:
WHEREAS, the Borrower, Nordea, as Administrative Agent and as Collateral Agent, and the Lenders party thereto are party to that certain Credit Agreement, dated as of March 27, 2019 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time prior to the Restatement Date, the “Original Credit Agreement”);
WHEREAS, pursuant to that certain Amendment and Restatement Agreement, dated as of May 27, 2021 (the “Restatement Agreement”), by and among the Borrower, Nordea, as Administrative Agent and as Collateral Agent, and the Lenders party thereto, the Administrative Agent and the Lenders have agreed, inter alia, to amend and restate the Original Credit Agreement in its entirety to read as set forth in this Agreement as of the Restatement Date; and
WHEREAS, subject to and upon the terms the conditions set forth in the Restatement Agreement, the parties hereto have agreed to amend and restate the Original Credit Agreement as provided herein and the Lenders have agreed to continue to make available to the Borrower the senior secured term loan and revolving credit facilities provided for herein;
NOW, THEREFORE, IT IS AGREED:
SECTION 1.  Definitions and Accounting Terms.1.01  Defined TermsAs used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Acceptable Classification Society” shall mean DNV GL, Lloyd’s Register, Korean Register of Shipping, American Bureau of Shipping (ABS), Bureau Veritas, Nippon Kaiji Kyokai (ClassNK) and Chinese Classification Society (solely to the extent a dual Class is applied, and the Chinese Classification Society is the Second Class) or such other first class vessel classification society that is a member of the International Association of Classification Societies that the Required Lenders may approve from time to time.
“Acceptable Flag Jurisdiction” shall mean the Republic of the Marshall Islands, the Republic of Liberia, Malta, Singapore, Hong Kong, Panama, the Commonwealth of the Bahamas or such other flag jurisdiction as may be reasonably acceptable to the Required Lenders.
“Acceptable Third Party Technical Manager” shall mean any of V. Ships UK Limited and its affiliates, Thome Ship Management, Wilhelmsen Ship Management, Wallem Group, Univan Ship Management, Anglo Eastern Ship Management, Bernard Schulte Ship Management (BSM), Euronav NV, Northern Marine Limited, Columbia ShipManagement, Ltd, Diamond Anglo Ship Management Pte. Ltd., Anglo-Eastern Shipmanagement (Singapore) Pte. Ltd., Executive Ship Management (Singapore), Fleet Management Limited (Hong Kong), or Capital Ship Management Corp. and their respective Affiliates.

“Account Control Agreement” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.
“Acquisition” shall have the meaning provided in the Recitals to this agreement.
“Additional Account Pledge Agreement” shall have the meaning provided in Section 7.12(b).
“Additional Collateral” shall mean additional property of the Borrower or any Subsidiary Guarantor reasonably satisfactory to the Required Lenders posted in favor of the Collateral Agent as Collateral to cure non-compliance with Section 8.10(d) (it being understood that cash collateral comprised of Dollars and letters of credit from financial institutions acceptable to all Lenders (each of which shall be valued at par) shall be satisfactory), pursuant to security documentation reasonably satisfactory in form and substance to the Collateral Agent, in an aggregate amount or with value sufficient to cure such non-compliance.
“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor thereto.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, with respect to any Person, any other Person (including, for purposes of Section 8.09 only, all directors, officers and partners of such Person) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person; provided, however, that for purposes of Section 8.09, an Affiliate of the Borrower shall include any Person that directly or indirectly owns more than 15% of any class of the capital stock of the Borrower and any officer or director of the Borrower or any of its Subsidiaries.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding anything to the contrary contained above, for purposes of Section 8.09, neither the Administrative Agent, nor the Collateral Agent, nor any Lead Arranger nor any Lender (or any of their respective affiliates) shall be deemed to constitute an Affiliate of the Borrower or its Subsidiaries in connection with the Credit Documents or its dealings or arrangements relating thereto.
“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent and the Lead Arrangers.
“Aggregate Appraised Value” shall mean at the time of determination, the sum of the Appraised Value of all Collateral Vessels owned by the Subsidiary Guarantors at such time which are not then subject to an Event of Loss.
“Agreement” shall mean this Credit Agreement, as modified, supplemented, amended or restated from time to time.
“Annex VI” shall mean Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (MARPOL), as modified by the Protocol of 1978 relating thereto.
“Anti-Corruption Laws” shall mean all applicable laws relating to the prevention of corruption and bribery, including, without limitation, the FCPA, the UKBA, and any other similar law of any jurisdiction.
“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 6.20(a).
“Applicable Margin” shall mean 2.65% per annum.

“Appraisal” shall mean, with respect to a Collateral Vessel, a written appraisal by an Approved Appraiser of the fair market value of such Collateral Vessel on the basis of a charter-free, arm’s length transaction between an able buyer and a seller not under duress.
“Appraised Value” of any Collateral Vessel at any time of determination shall mean the average Appraisals of at least two Approved Appraisers most recently delivered to, or obtained by, the Administrative Agent prior to such time pursuant to Section 7.12.
“Approved Appraiser” shall mean Affinity LLP, Clarkson Platou, Fearnleys AS, Arrow Sale & Purchase (UK) Limited, Braemar ACM, Maersk Broker K/S, Simpson Spence & Young Shipbrokers Ltd., H. Clarksons & Co. Ltd. or such other independent appraisal firm nominated by the Borrower and consented to by the Required Lenders (such consent not to be unreasonably withheld or delayed) for the purposes of providing an Appraisal for a Collateral Vessel.
“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement substantially in the form of Exhibit J (appropriately completed).
“Authorized Officer” shall mean the chairman of the board, the president, any vice president, the treasurer, the secretary, any assistant secretary, any other financial officer, an authorized manager and any other officer (or a Person or Persons so designated by any officer) of any Credit Party.
“Average Efficiency Ratio” or “AER” shall mean, with respect to any Vessel, the average efficiency ratio of such Vessel, as calculated per Section 2.1 of the Poseidon Principles as follows:
, where (a) Ci is the carbon emissions for voyage i computed using the fuel consumption and carbon factor of each type of fuel, (b) DWT is the design deadweight of the vessel, and (c) Di is the distance travelled on voyage i. The Average Efficiency Ratio with respect to any Vessel is computed for all voyages performed by the Vessel over a calendar year.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom,  Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto.
“Bankruptcy Proceeding” shall have the meaning provided in Section 10.10(d).
“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation in form and substance satisfactory to the Lender or Agent requesting the same.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230
“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers or board of directors, as applicable, of such person, or if such limited liability company does not have a board of managers or board of directors, the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors or board of managers, as applicable, of the general partner of such person, or if such general partner does not have a board of managers or board of directors, the functional equivalent of the foregoing, and (d) in any other case, the functional equivalent of the foregoing.
“Borrower” shall have the meaning provided in the introductory paragraph hereof.
“Borrowing” shall mean a borrowing of Loans from all the Lenders (other than any Lender which has not funded its share of a Borrowing in accordance with this Agreement) on a given date having the same Interest Period.
“Borrowing Date” shall mean each date on which Loans are made.
“Business Day” shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in New York City, Paris, London or Stockholm.
“Capital Expenditures” shall mean, without duplication, (a) any expenditure for any purchase or other acquisition of any asset, including capitalized leasehold improvements, which would be classified as a fixed or capital asset on a consolidated balance sheet of Holdings and its Subsidiaries prepared in accordance with GAAP, and (b) Capital Lease Obligations and Synthetic Lease Obligations, but excluding (i)  the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent of the gross amount of such purchase price that is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time and (ii) Permitted Acquisitions.
“Capital Lease” shall mean, with respect to any person, any lease of, or other arrangement conveying the right to use, any property by such person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such person prepared in accordance with GAAP.
“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any Capital Lease, any lease entered into as part of any Sale and Leaseback Transaction or any Synthetic Lease, or a combination thereof, which obligations are (or would be, if such Synthetic Lease or other lease were accounted for as a Capital Lease) required to be classified and accounted for as Capital Leases on a balance sheet of such person in accordance with GAAP as in effect on the Restatement Date, and the amount of such obligations shall be the capitalized amount thereof (or the amount that would be capitalized if such Synthetic Lease or other lease were accounted for as a Capital Lease) determined in accordance with GAAP as in effect on the Restatement Date.
“Cash Equivalents” shall mean, as of any date of determination and as to any person, any of the following: (a) marketable securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition by such person and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500,000,000 and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such person, (d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any person meeting the qualifications specified in clause (c) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities, (e) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such person and (f) investments in money market funds at least 90% of whose assets are comprised of securities of the types described in clauses (a) through (e) above.
“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.
“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, if not already enacted as of the Closing Date, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” shall mean the occurrence of any of the following:
(i)  Holdings at any time ceases to own directly or indirectly 100% of the Equity Interests of the Borrower or ceases to have the power to vote, or direct the voting of, any such Equity Interests; or
(ii)  any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or group or its respective subsidiaries, and any person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that, for purposes of this clause, such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of (x) Voting Equity Interests of Holdings representing 50% or more of the voting power of the total outstanding Voting Equity Interests of Holdings, (y) 50% or more of the total economic interests of the Equity Interests of Holdings (in either case, taking into account in the numerator all such securities that such person or group has the right to acquire (whether pursuant to an option right or otherwise) and taking into account in the denominator all securities that any person has the right to acquire (whether pursuant to an option right or otherwise)) or (z) the power (whether or not exercised) to elect, appoint or remove a majority of Holdings’ managers or board of directors or similar body or executive committee thereof; or

(iii)  in respect of a Guarantor (other than Holdings), the Borrower at any time ceases to own directly or indirectly 100% of the Equity Interests in such Guarantor or ceases to have the power to vote, or direct the voting of, any such Equity Interests.
“Claims” shall have the meaning provided in the definition of “Environmental Claims”.
“Class” shall mean the respective facility and commitments utilized in making Loans hereunder, including as of the Closing Date, the Revolving Loans, the Term Loans made pursuant to Section 2.01 on such date.
“Closing Date” shall mean March 27, 2019.
“Closing Date Refinancing” shall mean (i) the repayment in full of (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being released) all of the outstanding indebtedness under the Existing Revolving Credit Agreement and (ii) the repayment in full of (together with any applicable prepayment premium or fee, with the commitments thereunder being terminated, and all guarantees and security in respect thereof being released) all of the outstanding indebtedness under the CPP Facilities, in each case, on the Closing Date.
“Closing Date Transactions” shall mean (i) the acquisition and the consummation of the other transactions under that certain Transaction Agreement, dated as of November 27, 2018 (the “Transaction Agreement”), among DSS Holdings L.P., a limited partnership organized under the laws of the Cayman Islands (“DSS Holdings”), DSS Crude Transport Inc., a Marshall Islands corporation and a wholly owned Subsidiary of DSS Holdings, DSS Products Transport Inc., a Marshall Islands corporation and a wholly owned Subsidiary of DSS Holdings, Diamond S Technical Management LLC, a Marshall Islands limited liability company and a wholly owned Subsidiary of DSS Holdings, Capital Product Partners L.P., a Marshall Islands limited partnership, DSSI, Athena Mergerco 1 Inc., a Marshall Islands corporation and a wholly owned Subsidiary of DSSI, Athena Mergerco 2 Inc., a Marshall Islands corporation and a wholly owned Subsidiary of DSSI, Athena Mergerco 3 LLC, a Marshall Islands limited liability company, a wholly owned Subsidiary of DSSI, and Athena Mergerco 4 LLC, a Marshall Islands limited liability company and a wholly owned Subsidiary of DSSI, (ii) the Closing Date Refinancing, (iii) the redemption of the Citadel Class B Units (as defined in the Transaction Agreement), and (iv) the payment of fees and expenses in connection therewith, in each case, occurring on the Closing Date.
“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Earnings and Insurance Collateral, all Collateral Vessels, and all cash and Cash Equivalents at any time delivered as collateral thereunder or as required hereunder.
“Collateral Agent” shall mean the Administrative Agent acting as mortgagee, security trustee or collateral agent for the Secured Creditors pursuant to the Security Documents.
“Collateral and Guaranty Requirements” shall mean with respect to each Credit Party and each Collateral Vessel, the requirement that:
(i)  each Subsidiary of the Borrower that is required to be a Subsidiary Guarantor in accordance with the definition thereof shall have duly authorized, executed and delivered to the

Administrative Agent the Subsidiaries Guaranty, substantially in the form of Exhibit E (as modified, supplemented or amended from time to time, the “Subsidiaries Guaranty”) or, if such Subsidiary is required to become a Subsidiary Guarantor after the Restatement Date, a joinder thereto in form and substance reasonably acceptable to the Administrative Agent, and the Subsidiaries Guaranty shall be in full force and effect;
(ii)  the Borrower and each Subsidiary Guarantor (determined as provided in clause (i) above) shall have duly authorized, executed and delivered the Pledge Agreement substantially in the form of Exhibit F (as modified, supplemented or amended from time to time, the “Pledge Agreement”) or, if any Subsidiary becomes a Subsidiary Guarantor after the Restatement Date, a joinder thereto in form and substance reasonably acceptable to the Administrative Agent, and pursuant to which the Earnings Accounts and all of the Equity Interests of each Subsidiary Guarantor that owns such Collateral Vessel (and the Equity Interests of the Person that owns, directly or indirectly, the Equity Interests in such Subsidiary Guarantor, if any) shall have been pledged to secure the Obligations and shall have (A) delivered to the Collateral Agent all the Pledged Securities referred to therein, together with executed and undated stock powers in the case of capital stock constituting Pledged Securities, and (B) otherwise complied with all of the requirements set forth in the Pledge Agreement; provided that, notwithstanding the foregoing, (i) the Borrower’s Equity Interests in Diamond S Shipping III and (ii) Diamond S Shipping III’s Equity Interests in DSS Vessel III shall not be subject to a Pledge Agreement;
(iii)  the Borrower, DSS Vessel III, the Collateral Agent and Nordea, as depositary bank, shall have duly authorized, executed and delivered a control agreement substantially in the form attached to the Pledge Agreement with respect to the Earnings Accounts (as defined in the Pledge Agreement) (as modified, supplemented or amended from time to time, the “Account Control Agreement”);
(iv)  (A) the Borrower and each Subsidiary Guarantor that owns such Collateral Vessel (and each other relevant Credit Party) shall have duly authorized, executed and delivered a General Assignment Agreement substantially in the form of Exhibit G (as modified, supplemented or amended from time to time, each a “General Assignment Agreement”) assigning all of such Credit Party’s present and future Earnings and Insurance Collateral, and any charter or similar contract of employment with a term in excess of thirty-six (36) months (or, with respect to any charter or similar contract of employment existing on the Closing Date, a remaining term in excess of thirty-six (36) months) (any such charter, a “Pledged Charter”) (provided that the Borrower shall not be required to assign any charter or similar contract of employment if, and to the extent, an assignment thereof is prohibited thereby or in violation thereof; provided, further, that the Borrower shall assign such charter or similar contract of employment at such time as the relevant prohibition shall no longer be applicable), (B) each Commercial Manager and Technical Manager shall have duly authorized, executed and delivered an Assignment of Insurances substantially in the form of Exhibit D (as modified, supplemented or amended from time to time, each an “Assignment of Insurances”) assigning all of such Commercial Manager and Technical Manager’s present and future Insurance Collateral (as defined in the Assignment of Insurances) and (C) each such Credit Party or Commercial Manager or Technical Manager, as applicable, shall use commercially reasonable efforts to provide appropriate notices and consents related thereto, together granting a security interest and lien on (i) all of such Credit Party’s present and future Earnings and Insurance Collateral and present and future rights and receivables under Pledged Charters and (ii) all of such Commercial Manager’s and Technical Manager’s Insurance Collateral, in each case together with proper Financing Statements (Form UCC-1) in form for filing under the UCC or in other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by General Assignment Agreement and the Assignment of Insurances, as applicable;

(v)  each Collateral Vessel Owner shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Collateral Vessel Mortgage with respect to such Collateral Vessel and such Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Collateral Vessel, subject only to Permitted Liens;
(vi)  all filings, deliveries of instruments and other actions necessary or appropriate in the reasonable opinion of the Collateral Agent to perfect and preserve the security interests described in clauses (ii) through (v) above shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent;
(vii)  the Administrative Agent shall have received an Appraisal from two Approved Appraisers of such Collateral Vessel of a recent date in scope, form and substance reasonably satisfactory to the Administrative Agent;
(viii)  the Administrative Agent shall have received each of the following:
(A)  evidence that such Collateral Vessel is registered in the name of the relevant Subsidiary Guarantor in the register of the applicable Acceptable Flag Jurisdiction and that such Collateral Vessel and all other Collateral related to such Collateral Vessel are free from Liens other than Permitted Liens; and
(B)  a class certificate and confirmation of class certificate from an Acceptable Classification Society indicating that such Collateral Vessel meets the criteria specified in Section 7.14(c); and
(C)  copies of all agreements related to the technical and commercial management of each Collateral Vessel to which the Borrower or a Subsidiary Guarantor is a party; and
(D)  copies of all ISM Code and ISPS Code documentation for each Collateral Vessel; and
(E)  a report, in form and scope reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent (it being understood that BankServe and Marsh are acceptable) with respect to the insurance maintained by the Credit Parties in respect of such Collateral Vessel, together with a certificate from such broker certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Collateral Agent and/or the Lenders as secured party and mortgagee, (ii) conform with the insurance requirements of each respective Collateral Vessel Mortgage (it being understood that, except as required by applicable law, the insurance requirements of such Collateral Vessel Mortgage shall not exceed the Required Insurance) and (iii) include, without limitation, copies of the Required Insurance;
(ix)  the Administrative Agent shall have received from:
(A)  special New York and Delaware counsel to the Borrower and the Credit Parties (which shall be a New York law firm reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent, Collateral Agent and each of the Lenders and dated as of the Closing Date or such other date as a relevant Credit Document is entered into after the Closing Date,

(B)  special Republic of the Marshall Islands counsel to the Borrower and the other Credit Parties (which shall be a law firm qualified to render an opinion as to the Republic of the Marshall Islands law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent, Collateral Agent and each of the Lenders and dated as of the Closing Date or such other date as a relevant Credit Document is entered into after the Closing Date,
(C)  special Hong Kong counsel to the Administrative Agent (which shall be a law firm qualified to render an opinion as to Hong Kong law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent, Collateral Agent and each of the Lenders and dated as of the Closing Date or such other date as a relevant Credit Document is entered into after the Closing Date,
(D)  special Maltese counsel to the Administrative Agent (which shall be a law firm qualified to render an opinion as to Maltese law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent, Collateral Agent and each of the Lenders and dated as of the Closing Date or such other date as a relevant Credit Document is entered into after the Closing Date,
(E)  special Republic of Liberia counsel to each of the Credit Parties (which shall be a law firm qualified to render an opinion as to the Republic of Liberia law reasonably acceptable to the Administrative Agent), an opinion addressed to the Administrative Agent, Collateral Agent and each of the Lenders and dated as of the Closing Date or such other date as a relevant Credit Document is entered into after the Closing Date, and
(F)  if applicable, counsel to each of the Credit Parties in the jurisdiction of the flag of such Collateral Vessel (other than Hong Kong, the Republic of Liberia, the Republic of the Marshall Islands or Malta, which are covered by the opinions in clauses (B), (C), (D) and (E)), an opinion addressed to the Administrative Agent, Collateral Agent and each of the Lenders and dated as of the date as a relevant Credit Document is entered into after the Closing Date covering such matters as shall be required by the Administrative Agent, in each case which shall be in form and substance reasonably acceptable to the Administrative Agent; and
(x)  to the extent not previously delivered, the Administrative Agent shall have received (i) a certificate, dated the Closing Date (or such other date as a relevant Credit Document is entered into after the Closing Date) and reasonably acceptable to the Administrative Agent, signed by an Authorized Officer, member or general partner of each Credit Party which owns such Collateral Vessel, with appropriate insertions, together with copies of the Organizational Documents of such Credit Party, customary powers of attorney, if applicable, and the resolutions of such Credit Party referred to in such certificate authorizing the consummation of the Closing Date Transaction; (ii) copies of all governmental consents and approvals (if any) required to authorize, or required in connection with, (a) the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party or (b) the legality, validity, binding effect or enforceability of any Credit Document to which it is a party; (iii) a certification that the names and specimen signatures of the officers of each Credit Party authorized to sign each Credit Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder are true and correct; and (iv) good standing certificates or equivalent (to the extent available in the applicable jurisdiction) which the Administrative Agent may have reasonably requested in connection therewith.

“Collateral Disposition” shall mean (i) the sale, lease, transfer or other disposition (including any Sale and Leaseback Transaction) by the Borrower or a Subsidiary Guarantor of or in connection with any Collateral Vessel (or of the Equity Interests in the Subsidiary that owns such Collateral Vessel), other than (x) pursuant to a Permitted Charter by the Borrower or any of its Subsidiaries to any Person or (y) by one Credit Party to another Credit Party; provided that the Collateral and Guaranty Requirements for such Collateral Vessel shall be satisfied at all times, or (ii) any Event of Loss of any Collateral Vessel.
“Collateral Vessel” shall mean, at any time, (i) each of the vessels listed on Schedule 1.01(a) to the Disclosure Schedules and (ii) any vessel provided as Additional Collateral, in each case, which is subject to a first priority perfected Collateral Vessel Mortgage at such time and with respect to which the other Collateral and Guaranty Requirements are satisfied at such time.
“Collateral Vessel Mortgage” shall mean a first priority statutory mortgage and related deed of covenants, or a first preferred ship mortgage (as applicable) in such form as may be reasonably satisfactory to the Administrative Agent and the Borrower (including, without limitation, any first preferred ship mortgage or first priority statutory mortgage and related deed of covenant, as applicable, delivered pursuant to a Flag Jurisdiction Transfer), as such mortgage (and deed of covenant, if applicable) may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof granted by the applicable Collateral Vessel Owner in favor of the Collateral Agent, as security trustee and as mortgagee.
“Collateral Vessel Owner” shall mean, at any time, a Subsidiary Guarantor which owns a Collateral Vessel.
“Commercial Manager” shall mean (i) The Tankers International Pool, (ii) Blue Fin Tankers Inc., (iii) Sigma Tankers Inc., (iv) Alpha8 Pool, (v) Panamax International, (vi) CPT Alliance, (vii) Penfield Tankers (Suezmax) LLC, (viii) Dakota Tankers, LLC, (ix) Diamond S Management and its Affiliates, (x) Norient Product Pool and their Affiliates, (xi) Capital Ship Management Corp., and its Affiliates and (xii) one or more other pool operators and commercial managers (including any Subsidiary of the Borrower) selected by the Borrower and reasonably acceptable to the Administrative Agent (acting on instructions from the Required Lenders).
“Commitment” shall mean, for each Lender, a Term Loan Commitment or a Revolving Loan Commitment.
“Commitment Commission” shall have the meaning provided in Section 3.01(a).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Companies” shall mean Holdings, the Borrower and its Subsidiaries; and “Company” shall mean any one of them.
“Compliance Certificate” shall mean a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit H or such other form as the Administrative Agent and the Borrower may agree to from time to time.
“Consolidated” shall mean the consolidation of accounts in accordance with GAAP.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by:
(a)  adding thereto the following to the extent deducted in calculating such Consolidated Net Income:

(i)  consolidated interest expense and amortization of debt discount and commissions and other fees and charges, including, without limitation, noncash interest payments, the interest component of capitalized lease obligations, net payments, if any, made (less net payments, if any, received), pursuant to any interest rate hedging agreements (including without limitation, any Hedging Agreements), amortization or write off of deferred financing fees, debt issuance costs, commissions, fees and expenses and to the extent not reflected in consolidated interest, any losses on any interest rate hedging agreements (including without limitation, any Hedging Agreements), associated with Indebtedness for such period (whether amortized or immediately expensed),
(ii)  consolidated income tax expense for such period, including, without limitation, penalties and interest related to such taxes or arising from any tax examinations and tax expense in respect of repatriated funds,
(iii)  any gross transportation tax expense for such period,
(iv)  all amounts attributable to depreciation, amortization and impairment charges, including, without limitation, amortization of intangible assets (including goodwill) and amortization of deferred financing fees or costs for such period,
(v)  any extraordinary losses, expenses or charges for such period, including, without limitation, accruals and payments for amounts payable under executive compensation agreements, severance costs, relocation costs, retention and completion bonuses and losses realized on disposition of property outside of the ordinary course of business and operating expenses directly attributable to the implementation of cost savings initiatives, and losses relating to activities constituting a business that is being terminated or discontinued,
(vi)  any non-cash management retention or incentive program charges for such period, including any accelerated charges relating to option plans,
(vii)  non-cash restricted stock compensation, including, without limitation, any restricted stock units,
(viii)  any non-cash charges or losses, including, without limitation, non-cash compensation expenses for such period, adjustments to bad-debt reserves, losses recognized in respect of postretirement benefits as a result of the application of FASB ASC 715, losses on minority interests owned by any person, all losses from investments recorded using the equity method and the noncash impact of accounting changes or restatements less any extraordinary gains for such period,
(ix)  any losses from the sales of any Vessel for such period,
(x)  all costs and expenses incurred in connection with any equity issuances permitted hereunder so long as, notwithstanding anything set forth herein to the contrary, the Net Cash Proceeds of such equity issuances are applied to the prepayment of the Loan and such prepayments are applied to reduce the relevant payments due under the Credit Documents,
(xi)  non-recurring costs, charges, accruals, reserves and business optimization expense, including, without limitation, any severance and restructuring costs, integration costs related to the Closing Date Transactions, the Restatement Date Transactions and acquisitions after the date of this Agreement, project start-up costs, transition costs, cost related to the opening, closure and/or consolidation of offices and facilities, contract termination costs, systems establishment costs, and excess pension charges,
(xii)  all non-recurring fees, costs and expenses related to any litigation or settlements,
(xiii)  any proceeds from business interruption insurance,
(xiv)  any charges, losses, lost profits, expenses or write-offs to the extent indemnified or insured by a third party to the extent that coverage has not been denied and so long as such amounts are actually reimbursed to Holdings or any of its Subsidiaries within one year after the related amount is first added to Consolidated EBITDA pursuant to this paragraph (xiv),
(xv)  cash expenses relating to earn outs and similar obligations, and
(xvi)  all costs and expenses incurred in connection with the Credit Documents and the Other Loan Agreements, and
(b)  subtracting therefrom the following to the extent added in calculating such Consolidated Net Income:
(i)  any extraordinary gains for such period;
(ii)  any gains from the sales of any Vessel for such period; and
(iii)  any gains realized on disposition of property not in the ordinary course.
Unless otherwise agreed to by the Administrative Agent, for purposes of this definition of “Consolidated EBITDA,” “non-recurring” shall mean any expense, loss or gain as of any date that (x) did not occur in the ordinary course of Holdings or its Subsidiaries’ business; (y) is of a nature and type that has not occurred in the prior two years and is not reasonably expected to recur in the future; and (z) any fees, expenses or charges related to any equity offering, investment or Indebtedness or amendments thereto permitted by this Agreement, whether or not consummated.
“Consolidated Cash Interest Expense” shall mean, for any period:
(i)  the total consolidated interest expense paid or payable in cash of Holdings and its Subsidiaries (including, without limitation, to the extent included under GAAP, all commission, discounts and other commitment fees and charges (e.g., fees with respect to letters of credit or any Hedging Agreement) for such period (calculated without regard to any limitations on payment thereof)), adjusted to exclude (to the extent same would otherwise be included in the calculation above in this paragraph (i)), the amortization of any deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period, and excluding non-cash mark-to-market adjustments on Hedging Obligations that do not qualify under GAAP for hedge accounting treatment, plus
(ii)  without duplication, that portion of Capital Lease Obligations of Holdings and its Subsidiaries on a consolidated basis representing the interest factor for such period, minus
(iii)  cash interest income.
“Consolidated Indebtedness” shall mean, with respect to any Person, as at any relevant date, (x) the aggregate outstanding principal amount of the Loans under this Agreement and the loans under the Other Loan Agreements plus (y) the aggregate outstanding principal amount of any other Indebtedness of

Holdings or any of its Subsidiaries including any Indebtedness permitted pursuant to Section 6.02, provided that for the purposes of this definition all Contingent Obligations of such Person, shall be excluded from the calculation of Consolidated Indebtedness to the extent not reflected as indebtedness on the consolidated balance sheet of such Person.
“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) with respect to any Person, determined on a consolidated basis in accordance with GAAP (after deduction for minority interests and adjusted to reflect any Holdings Specified Expenses during such period as though such Holdings Specified Expenses had been incurred directly by the Borrower and such Holdings Specified Expenses would have been included in the calculation of the net income (or loss) of the Borrower for such period); provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
(a)  the net income of any Subsidiary of the Borrower during such period to the extent that the declaration and/or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement (other than any Credit Document), instrument, Order or other Legal Requirement applicable to that Subsidiary or its equityholders during such period, except that the Borrower’s equity in the net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income; and
(b)  except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any person accrued prior to the date it becomes a Subsidiary of the Borrower or all or substantially all of the property of such person is acquired by the Borrower or any of its Subsidiaries.
“Consolidated Net Indebtedness” shall mean, with respect to any Person, at any relevant date, (x) Consolidated Indebtedness less (y) an amount equal to the Unrestricted Cash and Cash Equivalents, provided that for the purposes of this definition (a) undrawn amounts under Revolving Indebtedness to the extent included in Unrestricted Cash and Cash Equivalents, and (b) all Contingent Obligations of such Person shall be excluded from the calculation of Consolidated Net Indebtedness to the extent not reflected as indebtedness on the consolidated balance sheet of such Person.
“Consolidated Tangible Net Worth” shall mean, at any time of determination for any Person, the Net Worth (i.e., equity) of such Person and its Subsidiaries at any relevant date determined on a consolidated basis in accordance with GAAP minus goodwill.
“Consolidated Total Capitalization” shall mean, at any time of determination for any Person, the sum of Consolidated Net Indebtedness of such Person at any relevant date and Consolidated Tangible Net Worth of such Person at any relevant date.
“Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation, agreement, understanding or arrangement of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, net equity, liquidity, level of income, cash flow or solvency of the primary obligor, (iii) to purchase or lease property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (iv) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement or equivalent obligation arises (which reimbursement obligation shall constitute a primary obligation); or (v) otherwise to assure or hold harmless the holder of such primary obligation against any monetary loss or the payment of such primary obligation (in whole or in part) in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business and any products warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Contingent Obligation is made (or, if the less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents or, if applicable, unwritten enforceable agreement, evidencing such Contingent Obligation) or, if not stated or determinable, the amount that can reasonably be expected to become an actual or matured liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Contribution Notice” shall mean a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“CPP” shall mean Capital Product Partners L.P., a limited partnership organized under the laws of the Republic of the Marshall Islands.
“CPP Facilities” shall mean, collectively, that certain (x) up to US$460,000,000 Senior Secured Term Loan Facility Agreement, dated September 6, 2017 (as amended, restated, amended and restated, supplemented, modified, replaced or refinanced prior to the Closing Date), by and among, inter alios, CPP, as the borrower, HSH Nordbank AG, as agent and security trustee, the banks and financial institutions and other Persons from time to time party thereto as lenders, (y) up to US$70,200,000 Secured Post-Delivery Term Loan Facility Agreement, dated January 2, 2017 (as amended, restated, amended and restated, supplemented, modified, replaced or refinanced prior to the Closing Date), by and among, inter alios, Asterias Crude Carrier S.A. and Scorpio Crude Carrier S.A. as joint and several borrowers, CPP, as guarantor, the banks and financial institutions listed therein as lenders, and Crédit Agricole Corporate and Investment Bank, as facility agent, account bank, swap bank and as security trustee, and (z) up to US$97,830,000 Secured Pre and Post-Delivery Term Loan Facility Agreement, dated November 19, 2015 (as amended, restated, amended and restated, supplemented, modified, replaced or refinanced prior to the Closing Date), by and among Filonikis Product Carrier S.A., Helios Product Carrier S.A., Hercules Product S.A., Iason Product Carrier S.A. and Archon Product Carrier S.A. as joint and several borrowers, CPP, as guarantor, the banks and financial institutions listed therein as lenders, and ING Bank N.V., London Branch as agent, swap bank and as security trustee.
“Credit Document Obligations” shall mean, except to the extent consisting of obliga-tions, liabilities or indebtedness with respect to Interest Rate Protection Agreements, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limita-tion, principal, premium, interest, fees and indemnities (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding)) (other than an Excluded Swap Obligation) of each Credit Party to the Lender Creditors (provided, in respect of the Lender Creditors which are Lenders, such aforementioned obligations, liabilities and indebtedness shall arise only for such Lenders (in such capacity) in respect of Loans and/or Commitments), whether now existing or here-after incurred under, arising out of, or in connection with this

Agreement and the other Credit Documents to which such Credit Party is a party (including, in the case of each Credit Party that is a Subsidiary Guarantor, all such obligations, liabilities and indebtedness of such Credit Party under the Subsidiaries Guaranty to which it is a party) (other than Excluded Swap Obligations) and the due per-formance and compliance by such Credit Party with all of the terms, conditions and agreements contained in this Agreement and in such other Credit Documents.
“Credit Documents” shall mean this Agreement, the Syndication and Fee Letter, each Note, each Security Document, the Subsidiaries Guaranty and, after the execution and delivery thereof, each additional guaranty or additional security document executed pursuant to Section 7.11.
“Credit Facilities” shall mean the Term Loan Facility and the Revolving Loan Facility.
“Credit Party” shall mean Holdings, the Borrower and each Subsidiary Guarantor and “Credit Party” shall mean any one of them.
“Current Assets” shall have the meaning provided in Section 8.10(c).
“Current Liabilities” shall have the meaning provided in Section 8.10(c).
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
“Diamond S Management” shall mean Diamond S Management LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands.
“Diamond S Shipping III” shall mean Diamond S Shipping III LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands.
“Disclosure Schedules” shall have the meaning provided in the Restatement Agreement.
“Disposition” or “disposition” shall mean, with respect to any property, any conveyance, sale, lease, sublease, assignment, transfer or other disposition of such property (including (i) by way of merger or consolidation, (ii) any Sale and Leaseback Transaction and (iii) any Synthetic Lease).
“Disqualified Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable or exercisable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 91st day after the Latest Maturity Date in effect at the time of the issuance of such Disqualified Stock, (b) is convertible into or exchangeable or exercisable (unless at the sole option of the issuer thereof) for (i) debt securities or other indebtedness or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the date that is 91 days after the Latest Maturity Date in effect at the time of the issuance of such Disqualified Stock, or (c) contains any repurchase or payment obligation which may come into effect prior to the date that is 91 days after such Latest Maturity Date.  For the avoidance of doubt, any Equity Interest that may or shall be repurchased or redeemed (but only to the extent permitted hereunder at such time) from officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Holding or any of its Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service shall not be deemed to be “Disqualified Stock” for such reason alone.

“Dividend”, with respect to any Person, shall mean that such Person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such Person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any Equity Interests on or after the Restatement Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside or otherwise reserved, directly or indirectly, any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any shares of any class of the capital stock of, or Equity Interests in, such Person outstanding on or after the Restatement Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests).  Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of or otherwise reserving any funds for the foregoing purposes.
“Division/Series Transaction” shall mean, with respect to any Credit Party and/or any of its Subsidiaries that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Credit Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware.
“Dollars” and the sign “$” shall each mean lawful money of the United States.
“DSS Group” shall mean the Borrower and its Subsidiaries.
“DSS Group Member” shall mean the Borrower and any of its Subsidiaries and Affiliates.
“DSS Vessel III” shall mean DSS Vessel III LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands.
“Earnings Accounts” shall mean the accounts listed on Annex F to the Pledge Agreement (as updated from time to time).
“Earnings and Insurance Collateral” shall mean all “Earnings Collateral” and “Insurance Collateral”, as the case may be, as defined in the General Assignment Agreement.
“ECP” shall have the meaning provided in the definition of Excluded Swap Obligation.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and the Kingdom of Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Transferee” shall mean and include a commercial bank or financial institution and, in the event of the occurrence and continuance of an Event of Default, a fund or other Person which regularly purchases interests in loans or extensions of credit of the types made pursuant to this Agreement, any other

Person which would constitute a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act as in effect on the Closing Date or other “accredited investor” (as defined in Regulation D of the Securities Act); provided that neither (i) any Credit Party or any Affiliate of any Credit Party nor (ii) any natural Person shall be an Eligible Transferee at any time.
“Embargoed Person” shall have the meaning assigned to such term in Section 6.20.
“Employee Benefit Plan” shall mean any “employee benefit plan” as defined in Section 3(3) of ERISA, which is, or at any time during which the applicable statute of limitations remains open, was maintained or contributed to by any Company or any of its ERISA Affiliates (other than a Multiemployer Plan).  For the avoidance of doubt, the definition of “Employee Benefit Plan” does not include Non-U.S. Plans.
“Environment” shall mean air, land, soil, seas, surface waters, ground waters, and inland waters, including rivers, streams and river sediments.
“Environmental Claim” shall mean any written claim, notice, demand, Order, action, suit, proceeding or other written communication alleging or asserting liability or obligations relating to Environmental Law, Hazardous Materials or the Environment, including liability or obligation for reporting, investigation, assessment, remediation, removal, cleanup, response, corrective action, monitoring, post-remedial or post-closure studies, investigations, operations and maintenance, injury, damage, destruction or loss to natural resources, personal injury, wrongful death, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release of Hazardous Material in, on, into or from the Environment at any location or from any Vessel or (ii) any actual or alleged violation of or non-compliance with Environmental Law.
“Environmental Law” shall mean any and all applicable current and future Legal Requirements relating to the Environment, pollution, any Hazardous Materials, including the Release or threatened Release of any Hazardous Material and exposure to any Hazardous Material, natural resource damages, or occupational safety or health.
“Environmental Permit” shall mean any permit, license, approval, consent, registration, notification, exemption or other authorization required by or from a Governmental Authority under any Environmental Law.
“Equity Interests” shall mean, with respect to any person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited), or if such person is a limited liability company, membership interests, and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued on or after the Restatement Date, but excluding debt securities convertible or exchangeable into such equity.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414(b) or (c) of the Code (and, for purposes of Section 302 of ERISA and each “applicable section” under Section 414(t)(2) of the Code, under Section 414(b), (c), (m) or (o) of the Code), or under Section 4001 of ERISA.
“ERISA Event” shall mean: (a) the failure to make any required contribution to any Pension Plan or Multiemployer Plan; or (b) the occurrence of a non-exempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which would reasonably be expected to result in liability to any Company or any of its ERISA Affiliates.
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Rate” shall mean with respect to each Interest Period for a Loan, the offered rate (rounded upward to the nearest 1/100 of one percent) for deposits of Dollars for a period equivalent to such period at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period as is displayed on Reuters LIBOR 01 Page (or such other service as may be nominated by the ICE Benchmark Administration (or the successor thereto if the ICE Benchmark Administration is no longer making a London Interbank Offered Rate available)) (the “Screen Rate”); provided that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further that if on such date no such rate is so displayed, the Eurodollar Rate for such period shall be the arithmetic average (rounded upward to the nearest 1/100 of 1%) of the rate quoted to the Administrative Agent by the Reference Banks for deposits of Dollars in an amount approximately equal to the amount in relation to which the Eurodollar Rate is to be determined for a period equivalent to such applicable Interest Period by the prime banks in the London interbank Eurodollar market at or about 11:00 A.M. (London time) on the second Business Day before the first day of such period (provided that in the event the Eurodollar Rate calculated according to this proviso shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement), in each case divided (and rounded upward to the nearest 1/100 of 1%) by a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).
“Event of Default” shall have the meaning provided in Section 9.
“Event of Loss” shall mean any of the following events: (x) actual, constructive, compromised, agreed or arranged total loss of a Collateral Vessel; or (y) the Requisition of  a Collateral Vessel.  An Event of Loss shall be deemed to have occurred: (i) in the event of an actual loss of a Collateral Vessel, at the time and on the date of such loss or if that is not known at noon Greenwich Mean Time on the date which such Collateral Vessel was last heard from; (ii) in the event of damage which results in a constructive or compromised or arranged total loss of a Collateral Vessel, at the time and on the date on which notice claiming the loss of such Collateral Vessel is given to the insurers; or (iii) in the case of an event referred to in clause (y) above, at the time and on the date on which such event is expressed to take effect by the Person making the same.  Notwithstanding the foregoing, if such Collateral Vessel shall have been returned to any Credit Party following any event referred to in clause (y) above prior to the date upon which payment is required to be made under Section 4.02(b), no Event of Loss shall be deemed to have occurred by reason of such event.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Swap Obligation” shall mean, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Credit Party (other than the Borrower) of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (each an “ECP”) at the time the Guaranty of such Credit Party (other than the Borrower) or the grant of such security interest would otherwise have become effective with respect to such Swap Obligation but for such Credit Party’s failure to constitute an ECP at such time.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of the applicable Guarantor’s failure for any reason to constitute an ECP as defined in the Commodity Exchange Act and the regulations thereunder.
“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.12) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.04, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.04(c), (d) any U.S. federal withholding Taxes imposed under FATCA.
“Executive Order” shall have the meaning provided in Section 6.20(a).
“Existing Revolving Credit Agreement” shall mean that certain US$30,000,000 Senior Secured Reducing Revolving Credit Facility, dated as of October 20, 2016 (as amended, restated, amended and restated, supplemented, modified, replaced or refinanced prior to the Closing Date), by and among, inter alios, DSS Vessel III, as the borrower, Diamond S Shipping III LLC, as the parent guarantor, the financial institutions and other Persons from time to time party thereto as lenders and Nordea, as administrative agent and security agent.
“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any person), the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined (x) in good faith by the Board of Directors or, pursuant to a specific delegation of authority by such Board of Directors or a designated senior executive officer, of the Borrower, or the Subsidiary of the Borrower selling such asset or (y) in the case of a Collateral Vessel for purposes of Section 8.10(d), the Appraised Value of such Collateral Vessel.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (and related legislation or official administrative guidance) to implement the foregoing.
“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Rate” shall mean, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 11:00 A.M. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.
“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.
“Financial Covenants” shall mean the covenants set forth in Section 8.10.
“Financial Officer” of any person shall mean any of the chief financial officer, principal accounting officer, controller, comptroller, treasurer or assistant treasurer of such person.
“Financial Support Direction” shall mean a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.
“First Priority” shall mean, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that such Lien is (a) the most senior Lien to which such Collateral is subject (subject only to non-consensual Permitted Liens that arise under any Legal Requirement), or (b) a Collateral Vessel Mortgage duly recorded or registered in accordance with the laws of the applicable Acceptable Flag Jurisdiction in which such Collateral Vessel is registered covering a Collateral Vessel (subject only to Permitted Liens which may, under applicable law, be entitled to priority over such Collateral Vessel Mortgage).
“Flag Jurisdiction” shall mean the flag jurisdiction of a Collateral Vessel on the Restatement Date, which, for the avoidance of doubt, must be an Acceptable Flag Jurisdiction.
“Flag Jurisdiction Transfer” shall mean the transfer of the registration and flag of a Collateral Vessel from one Acceptable Flag Jurisdiction to another Acceptable Flag Jurisdiction; provided that the following conditions are satisfied with respect to such exchange:
(i)  On each Flag Jurisdiction Transfer Date, the Credit Party which is consummating a Flag Jurisdiction Transfer on such date shall have duly authorized, executed and delivered, and caused to be recorded in the appropriate vessel registry a Collateral Vessel Mortgage (which Collateral Vessel Mortgage shall, to the extent possible, be registered as a “continuation mortgage” to the original Collateral Vessel Mortgage recorded in the initial Acceptable Flag Jurisdiction) with respect to the Collateral Vessel being transferred (the “Transferred Collateral Vessel”) and such Collateral Vessel Mortgage shall be effective to create in favor of the Collateral Agent and/or the Lenders a legal, valid and enforceable first priority security interest, in and lien upon such Transferred Collateral Vessel, subject only to Permitted Liens.  All filings, deliveries of instruments and other actions necessary or appropriate in the reasonable opinion of the Collateral Agent to perfect and preserve such security interests shall have been duly effected and the Collateral Agent shall have received evidence thereof in form and substance reasonably satisfactory to the Collateral Agent.
(ii)  On each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received from counsel to the Credit Parties consummating the relevant Flag Jurisdiction Transfer reasonably satisfactory to the Administrative Agent practicing in those jurisdictions in which the Transferred Collateral Vessel is registered and/or the Credit Party owning such Transferred Collateral Vessel is organized, opinions which shall be addressed to the Administrative Agent and each of the Lenders and dated such Flag Jurisdiction Transfer Date, which shall (x) be in form and substance reasonably acceptable to the Administrative Agent and (y) cover the perfection of the security interests granted pursuant to the Collateral Vessel Mortgage(s) and such other matters incident thereto as the Administrative Agent may reasonably request.
(iii)  On each Flag Jurisdiction Transfer Date:

(A)  the Administrative Agent shall have received (x) a certificate of ownership issued by the registry of the applicable Acceptable Flag Jurisdiction showing the registered ownership of the Transferred Collateral Vessel transferred on such date in the name of the relevant Subsidiary Guarantor and (y) a certificate of ownership and encumbrance or, as applicable a transcript of registry with respect to the Transferred Collateral Vessel transferred on such date, indicating no record liens other than Liens in favor of the Collateral Agent and/or the Lenders and Permitted Liens; and
(B)  the Administrative Agent shall have received a certificate reasonably satisfactory to the Administrative Agent, from a firm of independent marine insurance brokers reasonably acceptable to the Administrative Agent with respect to the insurance maintained by the Credit Party in respect of the Transferred Collateral Vessel transferred on such date certifying that such insurances (i) are placed with such insurance companies and/or underwriters and/or clubs, in such amounts, against such risks, and in such form, as are customarily insured against by similarly situated insureds for the protection of the Collateral Agent as mortgagee and (ii) conform with the insurance requirements of the respective Collateral Vessel Mortgages.
(iv)  On or prior to each Flag Jurisdiction Transfer Date, the Administrative Agent shall have received a certificate, dated the Flag Jurisdiction Transfer Date, signed by an Authorized Officer, member, general partner or attorney in fact of the Credit Party consummating such Flag Jurisdiction Transfer, certifying that (A) all necessary governmental (domestic and foreign) and third party approvals and/or consents in connection with the Flag Jurisdiction Transfer being consummated on such date and otherwise referred to herein shall have been obtained and remain in effect or that no such approvals and/or consents are required and (B) there exists no judgment, order, injunction or other restraint prohibiting or imposing materially adverse conditions upon such Flag Jurisdiction Transfer or the other transactions contemplated by this Agreement.
(v)  On each Flag Jurisdiction Transfer Date, the Collateral and Guaranty Requirements, as applicable, for the Transferred Collateral Vessel shall have been satisfied.
(vi)  On each Flag Jurisdiction Transfer Date, (a) no Event of Default has occurred and is continuing and (b) all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
“Flag Jurisdiction Transfer Date” shall mean the date on which a Flag Jurisdiction Transfer occurs.
“GAAP” shall have the meaning provided in Section 11.07(a).
“General Assignment Agreement” shall have the meaning set forth in the definition of “Collateral and Guaranty Requirements”.
“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
“Governmental Authority” shall mean any federal, state, local or foreign (whether civil, administrative, criminal, military or otherwise) court, central bank or governmental agency, tribunal, authority, instrumentality, regulatory or self-regulatory, body or any subdivision thereof or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United

States, or a foreign entity or government (including any international or supra-national bodies such as the International Maritime Organization, the European Union or the European Central Bank).
“Guarantors” shall mean (i) Holdings, (ii) each Subsidiary Guarantor and (iii) the Borrower but only in its capacity, and to the extent, if any, as a guarantor of the Other Obligations of another Credit Party.
“Guaranty” shall mean (i) the guarantee issued by Holdings pursuant to the Holdings Guaranty Agreement and (ii) the guarantee under the Subsidiaries Guaranty.
“Hazardous Materials” shall mean hazardous substances, hazardous wastes, hazardous materials, or any other pollutants, contaminants, chemicals, wastes, materials, compounds, constituents or substances, defined under, subject to regulation under, or which can give rise to liability or obligations under, any Environmental Laws, including substances required or recommended to be listed on a Collateral Vessel’s IHM prepared in compliance with Resolution MEPC.269(68) (adopted on 15 May 2015) by the Marine Environment Protection Committee of the International Maritime Organization and petroleum, petroleum products, petroleum by-products, petroleum breakdown products, petroleum-derived substances, crude oil or any fraction thereof.
“Hedging Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, futures contracts or other liabilities for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.
“Holdings” shall mean International Seaways, Inc., a Marshall Islands corporation.
“Holdings Guaranty Agreement” shall mean the guarantee agreement dated May 27, 2021 and effective as of the Restatement Date, by and between Holdings and the Administrative Agent.
“Holdings Specified Expenses” shall mean any charge, tax or expense incurred or accrued by Holdings during any period to the extent that the Borrower or any of its Subsidiaries has paid a Dividend to Holdings in respect thereof pursuant to Section 8.08(c).
“IHM” shall mean, in relation to a Collateral Vessel, an “Inventory of Hazardous Materials” prepared in accordance with IMO Resolution MEPC.269(68), “2015 Guidelines for the Development of the Inventory of Hazardous Materials”, issued by that Collateral Vessel’s classification society, which includes a list of required materials known to be potentially hazardous and listed in the construction of or on board that Collateral Vessel, their location and approximate quantities.
“Indebtedness” of any person shall mean, without duplication, (a) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services (including, for the avoidance of doubt, any Disqualified Stock); (b) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit; (c) all indebtedness of the types described in paragraphs (a) to (g) of this definition secured by any Collateral on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (to the extent of the value of the respective property); (d) the aggregate amount required to be capitalized under leases under which such Person is the lessee; (e) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted (i.e. take-or-pay and similar obligations); (f) all Contingent Obligations of such Person, and (g) all obligations under any Interest Rate Protection Agreement.  Notwithstanding the foregoing, Indebtedness shall not include trade payables, or indebtedness (other than indebtedness for borrowed money) incurred in the ordinary course of business to pay for alterations or modifications of a Collateral Vessel to comply with regulatory requirements, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.
“Indemnified Parties” shall have the meaning provided in Section 11.01(b).
“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Insolvency Laws” shall mean the Bankruptcy Code, and all other insolvency, bankruptcy, receivership, liquidation, conservatorship, assignment for the benefit of creditors, moratorium, rearrangement, reorganization, or similar Legal Requirements of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Insolvency Proceeding” shall mean (i) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (ii) any general assignment for the benefit of creditors, formal or informal moratorium, composition, marshaling of assets for creditors or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each case, undertaken under United States federal or state or non-United States Legal Requirements, including the Bankruptcy Code.
“Insurance Deliverables Requirement” shall mean, in relation to each Collateral Vessel, with respect to (i) marine, hull and machinery insurance and increased value insurance, (ii) marine protection and indemnity insurance (including (x) insurance for liability arising out of pollution and spillage or leakage of cargo and (y) cargo liability insurance), (iii) war risks insurance and increased value insurance, (iv) such other marine insurance that has been reasonably requested by the Administrative Agent with the written consent of the Borrower (not to be unreasonably withheld or delayed), in each case that is required to be maintained in accordance with the terms of this Agreement, the Borrower shall have delivered to, or cause to be delivered, a letter of undertaking from a marine insurance broker attaching cover notes and certificates of entry evidencing such insurance, together with notices of assignment and loss payee clauses, and letters of undertaking issued by the protection and indemnity association, each of which shall be reasonably satisfactory to the Administrative Agent.
“Intercompany Note” shall mean a promissory note (which may be a global intercompany note) in form and substance reasonably satisfactory to the Administrative Agent.
“Intercompany Subordination Agreement” shall mean an intercompany subordination agreement substantially in the form of Exhibit K.
“Interest Coverage Ratio” shall have the meaning assigned to such term in Section 8.10(f).

“Interest Determination Date” shall mean, with respect to any Loan, the second Business Day prior to the commencement of any Interest Period relating to such Loan.
“Interest Period” shall have the meaning provided in Section 2.08.
“Interest Rate Protection Agreement” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, futures contracts or other liabilities for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Investments” shall have the meaning assigned to such term in Section 8.04.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment or any write-offs or write-downs thereof.
“ISM Code” shall mean the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation Assembly as Resolutions A.741 (18) and A.788 (19), as the same may be amended or supplemented from time to time.
“ISOC” shall mean International Seaways Operation Corporation, a Marshall Islands corporation.
“ISPS Code” shall mean the International Ship and Port Facility Security Code constituted pursuant to resolution A.924(22) of the International Maritime Organisation (“IMO”) adopted by a Diplomatic Conference of the IMO on Maritime Security on 13 December 2002 and now set out in Chapter XI-2 of the Safety of Life at Sea Convention (SOLAS) 1974 (as amended) to take effect on 1 July 2004.
“Latest Maturity Date” shall mean, at any date of determination, the latest Maturity Date applicable to any Class of Loans at such time under this Agreement.
“Lead Arrangers” shall have the meaning provided in the first paragraph of this Agreement.
“Legal Requirement” shall mean, as to any person, any treaty, convention, law (including the common law), statute, ordinance, code, rule, regulation, guidelines, license, permit requirement, judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction, policies and procedures, Order or determination of an arbitrator or a court or other Governmental Authority, and the interpretation or administration thereof, in each case applicable to or binding upon such person or any of its property or to which such person or any of its property is subject.
“Lender” shall mean each financial institution with a Commitment and/or with outstanding Loans and listed on Schedule I hereto, as well as any Person which becomes a “Lender” hereunder pursuant to Section 2.12 or Section 11.04(b).

“Lender Creditors” shall mean the Lenders holding from time to time outstanding Loans and/or Commitments, the Administrative Agent and the Collateral Agent, each in their respective capacities.
“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent and/or any Credit Party (x) that it does not intend to comply with its obligations under Section 2.01(a) or 2.01(b) in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under such Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Section 2.12, the term “Lender Default” shall also include, as to any Lender, (I) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (II) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (III) any default by such Lender with respect to its obligations under any other credit facility to which it is a party and which the Administrative Agent believes in good faith has occurred and is continuing, and (IV) the failure of such Lender to make available its portion of any Borrowing within one (1) Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Lenders constituting the Required Lenders has or have, as applicable, funded its or their portion thereof; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Lien” shall mean, with respect to any property, (a) any preferred ship mortgage, maritime lien, mortgage, deed of trust, lien (statutory or other), judgment lien, pledge, encumbrance, charge, assignment, hypothecation, deposit arrangement, security interest or encumbrance of any kind or any arrangement to provide priority or preference, in each of the foregoing cases whether voluntary or imposed or arising by operation of law, and any agreement to give any of the foregoing, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effects as any of the foregoing) relating to such property and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan” shall mean each Term Loan and each Revolving Loan.
“Manager’s Undertaking” shall have the meaning provided in Section 7.15(h).
“Margin Stock” shall have the meaning provided in Regulation U.
“Market Disruption Event” shall mean either of the following events:
(i)  if, at or about noon on the Interest Determination Date for the relevant Interest Period, the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Administrative Agent to determine the Eurodollar Rate for the relevant Interest Period; or
(ii)  before close of business in New York on the Interest Determination Date for the relevant Interest Period, the Administrative Agent receives notice from two or more Lender whose outstanding Loans exceed 50% of the aggregate Loans outstanding at such time that (i) the cost to such Lenders of obtaining matching deposits in the London interbank Eurodollar market for the relevant Interest Period would be in excess of the Eurodollar Rate for such Interest Period or (ii) such Lenders are unable to obtain funding in the London interbank Eurodollar market.
“Material Adverse Effect” shall mean (a) a material adverse effect on, or a material adverse change in, the condition (financial or otherwise), results of operations, business, properties, assets or liabilities (contingent or otherwise) of the Credit Parties, taken as a whole (including, for the avoidance of doubt, as a result of any event, change, effect, circumstance, condition, development or occurrence relating to Holdings that is a material adverse effect on, or a material adverse change in, the condition (financial or otherwise), results of operations, business, properties, assets or liabilities (contingent or otherwise) of the Credit Parties, taken as a whole), (b) an impairment of the ability of the Credit Parties to fully and timely perform any of their payment or other material obligations under any Credit Document, (c) a material impairment of the rights of or benefits or remedies available to the Lenders or any Agent under any Credit Document, or (d) a material adverse effect on the Collateral or any material portion thereof or on the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Creditor) on the Collateral or the validity, enforceability, perfection or priority of such Liens.
“Material Non-Public Information” shall mean information and documentation that is (i) not publicly available and (ii) material with respect to Holdings, the Borrower and its Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.
“Maturity Date” shall mean March 27, 2024.
“Maximum Leverage Ratio” shall mean, at any time of determination for any Person, the ratio of (x) Consolidated Net Indebtedness to (y) Consolidated Total Capitalization.
“Minimum Borrowing Amount” shall mean for Revolving Loans, $1,000,000.
“Minimum Liquidity Threshold” shall have the meaning assigned to such term in Section 8.10(a).
“Moody’s” shall mean Moody’s Investors Service, Inc. and its successors.
“Multiemployer Plan” shall mean an employee benefit plan of the type described in Section 4001(a)(3) or Section 3(37) of ERISA and subject to Title IV of ERISA to which any Company or any of its ERISA Affiliates is making or obligated to make contributions or during the preceding five plan years, has made or been obligated to make contributions.
“NASDAQ” shall mean the NASDAQ Stock Market.
“Net Cash Proceeds” shall mean, in relation to the issuance or sale of Equity Interests by any Subsidiary of the Borrower, the cash proceeds thereof received by any Credit Party, net of reasonable and customary fees, commissions, costs and other expenses incurred in connection therewith.
“Net Worth” shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with GAAP, constitutes stockholders’ equity, but excluding treasury stock and the effect of any impairment of intangible assets on and after the date of this Agreement.
“Non-Consenting Lender” shall have the meaning provided in Section 11.12(b).
“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
“Non-U.S. Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Company with respect to employees, officers or directors employed, or otherwise engaged, outside the United States.

“Nordea” shall have the meaning provided in the first paragraph of this Agreement.
“Note” shall mean each Term Note and each Revolving Note.
“Notice of Borrowing” shall have the meaning provided in Section 2.03.
“Notice Office” shall mean the office of the Administrative Agent located at 1211 Avenue of Americas, 23rd Floor, New York, NY 10036, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“NYSE” shall mean the New York Stock Exchange.
“Obligations” shall mean all amounts owing to the Administrative Agent, the Collateral Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.  Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event will the Obligations include any Excluded Swap Obligations.
“OFAC” shall have the meaning provided in Section 6.20(b).
“Order” shall mean any judgment, decree, verdict, order, consent order, consent decree, writ, declaration or injunction.
“Organizational Documents” with respect to any Credit Party shall mean the Memorandum of Association or Certificate of Incorporation, as the case may be, certificate of formation (including, without limitation, by the filing or modification of any certificate of designation), by-laws, limited liability company agreement or partnership agreement (or equivalent organizational documents) of such Credit Party.
“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).
“Other Creditors” shall mean any Lender or any affiliate thereof and their successors and assigns if any (even if such Lender subsequently ceases to be a Lender under this Agreement for any reason), with which the Borrower enters into any Interest Rate Protection Agreements from time to time.
“Other Loan Agreements” shall mean that certain (i) $525,000,000 Credit Agreement, originally dated as of December 23, 2019 and amended and restated as of the Restatement Date, among Diamond S Shipping Inc., as borrower, the banks, financial institutions and other institutional lenders from time to time party thereto as lenders and Nordea, as administrative agent and security agent; (ii) $390,000,000 Credit Agreement, dated as of January 23, 2020, among ISOC, as borrower, Holdings, as holdings, the other guarantors party thereto, the lenders party thereto from time to time and Nordea Bank Abp, New York Branch, as administrative agent, collateral agent and security trustee; and (iii) the Sinosure Facility Agreement.
“Other Obligations” shall mean all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Credit Party at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding, but excluding for the avoidance of doubt, any Excluded Swap Obligations) owing by any Credit Party to the Other Creditors under, or with respect to (including, in the case of any Subsidiary Guarantor, all such obligations (other than Excluded Swap Obligations), liabilities and indebtedness under the

Subsidiaries Guaranty), any Interest Rate Protection Agreement, whether such Interest Rate Protection Agreement is now in existence or hereafter arising, and the due performance and compliance by such Credit Party with all of the terms, conditions and agreements contained therein.
“Other Taxes” shall have the meaning provided in Section 4.04(b).
“Participant Register” shall have the meaning provided in Section 11.04(a).
“PATRIOT Act” shall have the meaning provided in Section 11.20.
“Payment Date” shall mean the last Business Day of each September, December, March and June, commencing with September 30, 2019, as set forth on Schedule X hereto.
“Payment Office” shall mean the office of the Administrative Agent located at 1211 Avenue of Americas, 23rd Floor, New York, NY 10036, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“Pension Plan” shall mean any Employee Benefit Plan subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 or 303 of ERISA.
“Pensions Regulator” shall mean the body corporate called the Pensions Regulator established under Part 1 of the U.K. Pensions Act 2004.
“Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person, (b) acquisition of all of the Equity Interests of any person, and otherwise causing such person to become a Wholly-Owned Subsidiary of such person, or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:
(i)  no Event of Default then exists or would result therefrom;
(ii)  after giving effect to such transaction on a Pro Forma Basis, the Borrower shall be in compliance with the Financial Covenants; and
(iii)  the person or business to be acquired shall be, or shall be engaged in, a business of the type that Holdings and its Subsidiaries are permitted to be engaged in under Section 8.14(b).
“Permitted Charter” shall mean any charter or other similar contract of employment of a Collateral Vessel made between a Collateral Vessel Owner and a non-Affiliate third party charterer; provided that (x) for any charter which, as of the execution date of such charter or contract of employment, with the exercise of any extension option, has a term of longer than thirty-six (36) months, the Collateral Vessel Owner will use its commercially reasonable efforts to have the third party charterer subordinate its interests in such Collateral Vessel to the interests of the Collateral Agent as mortgagee of such Collateral Vessel, all on terms and conditions reasonably satisfactory to the Collateral Agent, (y) the Borrower shall provide prompt notice to the Administrative Agent of any charter or other similar contract of employment made (i) for a period which, as of the execution date of such charter or contract of employment, with the exercise of any extension option, has a term of longer than thirty-six (36) months or (ii) for less than market rate at the time when the charter or other similar contract of employment is fixed, and (z) no such charter or other similar contract of employment shall be a bareboat charter or demise charter.
“Permitted Jurisdiction” shall mean the Republic of Liberia, the Republic of the Marshall Islands, and Hong Kong, or any other jurisdiction with the consent of all Lenders; provided that notwithstanding the foregoing any country or territory that is, or whose government is, the subject of Sanctions Laws shall not be permitted.

“Permitted Liens” shall have the meaning provided in Section 8.02.
“Person” shall mean any individual, partnership, joint venture, firm, limited liability company, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.  Unless the context indicates otherwise, any reference to any Person includes such Person’s successors and assigns.
“Platform” shall mean IntraLinks, SyndTrak or a substantially similar electronic transmission system.
“Pledge Agreement” shall have the meaning set forth in the definition of “Collateral and Guaranty Requirements”.
“Pledge Agreement Collateral” shall mean all property from time to time pledged or granted as collateral pursuant to the Pledge Agreement.
“Pledged Charter” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.
“Pledged Securities” shall mean “Securities” as defined in the Pledge Agreement pledged (or required to be pledged) pursuant thereto.
“Pool Financing” shall mean a financing arrangement entered into by a Pool Operator, as agent for the applicable Shipping Pool, on behalf of the members or participants therein with a third-party lender, which financing is secured by the Pool Financing Receivables of the Vessels in such Shipping Pool.
“Pool Financing Indebtedness” shall mean indebtedness incurred by a Pool Operator, as agent for the applicable Shipping Pool, on behalf of the members or participants therein, under and pursuant to a Pool Financing.
“Pool Financing Receivables” shall mean, with respect to a Vessel in a Shipping Pool, (I) Moneys (as defined in Section 1-201 of the UCC) and claims for payment due or to become due to the Borrower or a Subsidiary thereof that owns such Vessel, or to the Pool Operator of such Shipping Pool on such Vessel owner’s behalf, whether as charter hire, freights, passage moneys, proceeds of off-hire and loss of hire insurances, loans, indemnities, payments or otherwise, under, and all claims for damages arising out of any breach of, any time or voyage charter, affreightment or other contract for the use or employment of such Vessel and (II) all remuneration for salvage and towage services, demurrage and detention moneys and any other moneys whatsoever due or to become due to such Vessel owner, or the Pool Operator on such Vessel owner’s behalf, arising from the use or employment of such Vessel.
“Pool Operator” shall mean a third-party operator or manager of any Shipping Pool.
“Poseidon Principles” shall mean the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019, available at http://www.poseidonprinciples.org, as the same may be amended or replaced, including but not limited to, to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organization from time to time.
“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant, financial test or financial term hereunder, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent the same is incurred to refinance other outstanding Indebtedness, to finance a Permitted Acquisition or other Investment or to finance a Dividend or Restricted Debt Payment) after the first day of the relevant Test Period, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such

Test Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period, as if such Indebtedness had been retired or repaid on the first day of such Test Period, and (z) any Permitted Acquisition or other Investment then being consummated as well as any other Permitted Acquisition or other Investment if consummated after the first day of the relevant Test Period and on or prior to the date of the respective Permitted Acquisition or other Investment then being effected, with the following rules to apply in connection therewith:
(i)  all Indebtedness (x) (other than revolving Indebtedness, except to the extent that the same is incurred to refinance other outstanding Indebtedness, to finance Permitted Acquisitions or other Investments or to finance a Dividend or Restricted Debt Payment) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition or other Investment, to pay a Dividend to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period shall be deemed to have been retired or redeemed on the first day of such Test Period and remain retired through the date of determination;
(ii)  all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and
(iii)  in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or other Investment if effected during the respective Test Period as if same had occurred on the first day of the respective Test Period, and taking into account, in the case of any Permitted Acquisition or other Investment, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.
“Pro Rata Share” shall have the definition provided in Section 4.05.
“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property, Vessels, cash, securities, accounts, revenues and contract rights.
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lenders” shall mean Lenders that do not wish to receive Material Non-Public Information with respect to Holdings, the Borrower or its Subsidiaries.
“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any fixed or capital assets or the cost of installation, construction or improvement of any fixed or capital assets; provided, however, that (i) such Indebtedness is incurred within 120 days after such acquisition, installation, construction or improvement of such fixed or capital assets by such person and (ii) the amount of such Indebtedness does not exceed the lesser of 100% of the Fair Market Value of such fixed or capital asset or the cost of the acquisition, installation, construction or improvement thereof, as the case may be.
“Qualified Capital Stock” shall mean any Equity Interest other than Disqualified Stock.
“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, fee, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
“Recipient” shall mean (a) any Agent and (b) any Lender.
“Recognized Organization” shall mean, with respect to any Vessel, an organization approved by the maritime administration of the Vessel’s flag state to verify that the ship energy efficiency management plans of vessels registered in that state are in compliance with Regulation 22A of Annex VI and to issue “statements of compliance for fuel oil consumption reporting” confirming that vessels registered in that state are in compliance with that regulation.
“Redomiciliation” shall mean with respect to any Collateral Vessel Owner, any amalgamation, merger, reincorporation, reorganization, or similar action of such Collateral Vessel Owner with or into any other DSS Group Member, if, as a result, the entity that is the surviving, resulting or continuing Person (the “Surviving Person”) in such amalgamation, merger, reincorporation, reorganization, or similar action, is a corporation or other entity, validly incorporated or formed and existing in good standing (to the extent the concept of good standing is applicable) under the laws of a Permitted Jurisdiction, in each case, in compliance with the requirements of the proviso set forth in Section 8.05(f).
“Redomiciliation Notice” shall have the meaning provided in Section 8.05(f).
“Reference Banks” shall mean, at any time, (i) if there are two or fewer Lenders at such time, each Lender that agrees to be a Reference Bank hereunder and (ii) if there are three or more Lenders at such time, each Lead Arranger and one other Lender (that agrees to be a Reference Bank hereunder) as shall be determined by the Administrative Agent.
“Register” shall have the meaning provided in Section 11.17.
“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Release” shall mean any releasing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto, from or through the Environment.
“Replaced Lender” shall have the meaning provided in Section 2.12.
“Replacement Lender” shall have the meaning provided in Section 2.12.

“Representative” shall have the definition provided in Section 4.05(d).
“Required Insurance” shall mean insurance as set forth on Schedule IV-A hereto.
“Required Lenders” shall mean, at any time, Non-Defaulting Lenders, the sum of whose outstanding Term Loans, Revolving Loan Commitments (or after the termination thereof, Revolving Loans) and Term Loan Commitments at such time represents in excess of 66 2/3% of the sum of all outstanding Term Loans, Revolving Loan Commitments (or after the termination thereof, Revolving Loans) and Term Loan Commitments of Non-Defaulting Lenders.
“Requisition” shall mean: (a) any expropriation, confiscation, requisition or acquisition of a Collateral Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension) unless it is within 30 days redelivered to the full control of the Subsidiary Guarantor being the owner thereof; and (b) any arrest, capture or seizure of a Collateral Vessel (including any hijacking or theft) unless it is within 60 days redelivered to the full control of the Subsidiary Guarantor being the owner thereof.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restatement Agreement” shall have the meaning provided in the Recitals to this Agreement.
“Restatement Date” shall have the meaning provided in the Restatement Agreement.
“Restatement Date Transactions” shall have the meaning given to the term “Transactions” in the Restatement Agreement.
“Restricted Debt Payment” shall mean any payment, prepayment, purchase, repurchase, redemption, retirement, defeasance or other acquisition for value of any Restricted Indebtedness.
“Restricted Indebtedness” shall mean Indebtedness of any Company, the payment, prepayment, repurchase, defeasance or acquisition for value of which is restricted under Section 8.11.
“Revolving Indebtedness” shall mean (i) the Revolving Loan Facility and (ii) any revolving Indebtedness of any Company under any Other Loan Agreement.
“Revolving Lender” shall mean a Lender with a Revolving Loan Commitment.
“Revolving Loan” shall have the meaning provided in Section 2.01(b).
“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I hereto directly below the column entitled “Revolving Loan Commitment”, as the same may be (x) terminated or reduced pursuant to Sections 3.02, 3.03, 4.02 and/or 9, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.12 or 11.04(b).
“Revolving Loan Facility” shall mean the senior secured revolving credit facility in the aggregate principal amount of up to $60,000,000 provided under this Agreement.
“Revolving Note” shall have the meaning provided in Section 2.05(a).
“S&P” shall mean S&P Global, Inc. and its successors.

“Sale and Leaseback Transaction” shall mean any arrangement of any person, directly or indirectly, with any other person whereby such initial person shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanctioned Country” shall have the meaning provided in Section 6.20(b).
“Sanctions Authority” shall mean the respective governmental institutions and agencies of the United States, the European Union (and its member states), the United Kingdom, the Kingdom of Norway, Australia and the United Nations, including the U.S. Treasury Department, the U.S. Commerce Department, the U.S. State Department, the United Nations Security Council, the Australian Department of Foreign Affairs and Trade or other relevant sanctions authority of the United States, the European Union (and its member states), the United Kingdom, the Kingdom of Norway, Australia or the United Nations.
“Sanctions Laws” shall mean, as applicable to any Credit Party, Collateral Vessel or Secured Creditor, the economic or financial sanctions laws and/or regulations, trade embargoes, prohibitions, restrictive measures, decisions, executive orders or notices from regulators implemented, adapted, imposed, administered, enacted and/or enforced by any Sanctions Authority.
“Scheduled Term Loan Amortization Payment Amount” shall mean for any Payment Date, $13,750,000.00, as such amount may be reduced from time to time pursuant to Section 4.02(d).  The Scheduled Term Loan Amortization Payment Amount for each Payment Date as of the Closing Date is set forth on Schedule X.
“Screen Rate” shall have the meaning provided in the definition of Eurodollar Rate.
“Secured Creditors” shall mean collectively the Other Creditors together with the Lender Creditors.
“Secured Obligations” shall mean (i) the Credit Document Obligations, (ii) the Other Obligations, (iii) any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral, (iv) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of the Credit Parties referred to in clauses (i) and (ii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs, and (v) all amounts paid by any Secured Creditor as to which such Secured Creditor has the right to reimbursement under the Security Documents.  In no event will the Secured Obligations include any Excluded Swap Obligations.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Security Documents” shall mean the Pledge Agreement (including all joinders and supplements thereto), each Additional Account Pledge Agreement, each General Assignment Agreement, each Assignment of Insurances, each Manager’s Undertaking, each Collateral Vessel Mortgage, each Account Control Agreement and, after the execution and delivery thereof, each additional security document executed pursuant to Section 7.11.
“Shipping Pool” shall mean a shipping pool arrangement in which a Vessel has been entered, or in which a Vessel is a member, together with other vessels owned or operated by third parties that are part of such shipping pool arrangement.
“Sinosure Facility Agreement” shall mean that certain facility agreement dated as of November 30, 2015, as amended, amended and restated, supplemented and/or modified from time to time, among Seaways

Holding Corporation, as parent guarantor, Holdings, as holdings guarantor, Gener8 Maritime Subsidiary VII Inc., as the borrower, The Export-Import Bank of China and the other lenders party thereto from time to time, Nordea, as facility agent and collateral Agent, and the other parties thereto from time to time party thereto.
“Sinosure Interest Expense Coverage Ratio” shall mean the “Interest Expense Coverage Ratio”, as such term is defined in the Sinosure Facility Agreement.
“Solvent” shall mean, with respect to any person, that, as of the date of determination, (a) the fair value of the properties of such person will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of such person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) such person generally will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (d) such person will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed, contemplated or about to be conducted following the Restatement Date, and (e) such person is not “insolvent” as such term is defined under any bankruptcy, insolvency or similar laws of any jurisdiction in which any person is organized.  For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time represents the amount that can be reasonably expected to become an actual or matured liability.
“Specified Currency” shall have the meaning provided in Section 11.17.
“Statement of Compliance” shall mean a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.
“Subordinated Indebtedness” shall mean unsecured Indebtedness of the Borrower or any of its Subsidiaries that is by its terms subordinated (on terms reasonably satisfactory to the Administrative Agent) in right of payment to all or any portion of the Obligations.
“Subsidiaries Guaranty” shall have the meaning provided in the definition of “Collateral and Guaranty Requirements”.
“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% interest in Equity Interests at the time.  For the avoidance of doubt, neither NT Suez GP LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands, nor NT Suez Holdco LLC, a limited liability company organized under the laws of the Republic of the Marshall Islands, nor any of their respective Subsidiaries shall be considered a “Subsidiary” for purposes of the Agreement.
“Subsidiary Guarantor” shall mean (i) DSS Vessel III, (ii) Diamond S Shipping III and (iii) each wholly-owned direct and indirect Subsidiary of the Borrower that owns any Collateral Vessel, on a joint and several basis, each such Subsidiary to be party to the Subsidiaries Guaranty or execute a counterpart thereof after the Closing Date, and shall include any Surviving Person following a Redomiciliation.

“Swap Obligation” shall mean, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
“Syndication and Fee Letter” shall mean that certain Syndication and Fee Letter dated as of November 27, 2018, among the Borrower and the Lead Arrangers.
“Synthetic Lease” shall mean, as to any person, (a) any lease (including leases that may be terminated by the lessee at any time) of any property (i) that is accounted for as an operating lease under GAAP and (ii) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor or (b)(i) a synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property (including a Sale and Leaseback Transaction), in each case under this clause (b), creating obligations that do not appear on the balance sheet of such person but which, upon the application of any Insolvency Laws to such person, would be characterized as the indebtedness of such person (without regard to accounting treatment).
“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which any Credit Party is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than a Credit Party of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness.
“Tax Returns” shall mean all returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.
“Taxes” shall mean all present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Technical Manager” shall mean (i) any Acceptable Third Party Technical Manager, (ii) Diamond S Management LLC, Diamond S Technical LLC, or any Subsidiary of Holdings, and (ii) one or more other technical managers selected by the Borrower and reasonably acceptable to the Required Lenders.
“Term Lender” shall mean a Lender with a Term Loan Commitment.
“Term Loan” shall have the meaning provided in Section 2.01(a).
“Term Loan Commitment” shall mean the amount set forth opposite such Lender’s name in Schedule I hereto as the same may be (x) terminated pursuant to Sections 3.02, 3.03 and/or 9, as applicable, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.12 or 11.04(b).
“Term Loan Facility” shall mean the senior secured term loan facility in the aggregate principal amount of up to $300,000,000 provided under this Agreement.
“Term Note” shall have the meaning provided in Section 2.05(a).

“Test Period” shall mean each period of four consecutive fiscal quarters of Holdings then last ended (in each case taken as one accounting period) for which financial statements of Holdings have been delivered (or are required to be delivered) pursuant to Section 5.01(a) or (b), as the case may be.
“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.
“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.
“Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders at such time.
“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being two separate Tranches, i.e., Term Loans and Revolving Loans.
“Transferred Collateral Vessel” shall have the meaning provided in the definition of “Flag Jurisdiction Transfer” in this Section 1.01.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“UKBA” shall mean the U.K. Bribery Act 2010.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Pension Plan” shall mean the OSG Ship Management (UK) Ltd. Retirement Benefits Plan.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“United States” and “U.S.” shall each mean the United States of America.
“Unrestricted Cash and Cash Equivalents” shall mean cash or Cash Equivalents that (i) do not appear (or would not be required to appear) as “restricted” on a consolidated balance sheet of Holdings or any of its Subsidiaries, (ii) are not subject to any lien in favor of any Person other than (a) the Collateral Agent for the benefit of the Secured Creditors or (b) if required by law, the deposit account bank holding such accounts, (iii) are otherwise generally available for use by Holdings, the Borrower or such Subsidiary and (iv) undrawn amounts under any Revolving Indebtedness; provided that not more than $25,000,000 of Unrestricted Cash and Cash Equivalents shall consist of undrawn and available amounts under any Revolving Indebtedness for purposes of the Minimum Liquidity Threshold.
“Unutilized Revolving Loan Commitment” shall mean, at any time, the Total Revolving Loan Commitment at such time less the aggregate outstanding principal amount of all Revolving Loans made at such time.
“Vessel Carbon Intensity Certificate” shall mean a certificate issued by a Recognized Organization with respect to each Vessel and a particular calendar year setting out the AER of each such Vessel for all voyages performed by it during that calendar year using the ship fuel oil consumption data submitted to the International Maritime Organization, required to be collected and reported in accordance with Regulation

22A of Annex VI in respect of that calendar year and for which the Recognized Organization issued a statement of compliance for fuel oil consumption reporting.
“Vessels” shall mean all Collateral Vessels and other vessels owned by the Borrower or any of its Subsidiaries, and “Vessel” shall mean any one of them.
“Voting Equity Interests” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the power under ordinary circumstances to vote for persons to serve on the Board of Directors of such person.
“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares) is at the time directly or indirectly owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has directly or indirectly a 100% interest of Equity Interests at such time.
“Write-Down and Conversion Powers” shall mean:
(a)  with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule; and
(b)  with respect to the United Kingdom, any powers of the applicable Resolution Authority  under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution  or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02  Other Definitional Provisions(a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)  As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.

(c)  The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)  The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
1.03  Classification of Loans and BorrowingsFor purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”).
1.04  Terms GenerallyThe definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The phrase “Material Adverse Effect” shall be deemed to be followed by the phrase “, individually or in the aggregate.” The words “asset” and “property” shall be construed to have the same meaning and effect.  The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any Credit Document, agreement, instrument or other document herein shall be construed as referring to such Credit Document, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in any Credit Document), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits, exhibits, Schedules and schedules shall be construed to refer to Articles and Sections of, and Exhibits, exhibits, Schedules and schedules to, this Agreement, unless otherwise indicated and (e) any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing or interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.  This Section 1.04 shall apply, mutatis mutandis, to all Credit Documents.
1.05  Accounting Terms; GAAPExcept as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with, and all terms of an accounting or financial nature shall be construed and interpreted in accordance with, GAAP as in effect from time to time.  If at any time any change in GAAP would affect the computation of any financial ratio or the Financial Covenants set forth in any Credit Document, and the Borrower, the Required Lenders or the Administrative Agent shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to approval by the Required Lenders and the Borrower); provided that, until so amended, such ratio, Financial Covenants or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and the Borrower shall provide to the Administrative Agent and the Lenders within five days after delivery of each certificate or financial report required hereunder that is affected thereby a written statement of a Financial Officer of the Borrower setting forth in reasonable detail the differences that would have resulted if such financial statements had been prepared as if such change had been implemented.
1.06  Resolution of Drafting Ambiguities

Each Credit Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of this Agreement and the other Credit Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.
1.07  RoundingAny financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
1.08  Currency Equivalents Generally(a)  Any amount specified in this Agreement (other than as set forth in clause (b) of this Section 1.08) or any of the other Credit Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount to be determined at the applicable exchange rate; provided that if any basket amount expressed in Dollars is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.
(b)  For the purposes of determining the Appraised Value or calculating compliance with Section 8.10, amounts denominated in a currency other than Dollars will be converted to Dollars at the exchange rate as of the date of calculation, and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Obligations permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.
1.09  Divisions
For all purposes under the Credit Documents, in connection with any Division/Series Transaction or plan or division under Delaware law (or any comparable event under a different jurisdiction’s law) if any asset, right, obligation or liability on any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person.
SECTION 2.  Amount and Terms of Credit Facilities.
2.01  The Commitments(a)  Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment severally made a term loan or term loans denominated in Dollars (each, a “Term Loan” and, collectively, the “Term Loans”) to the Borrower on the Closing Date in an aggregate principal amount equal to the Term Loan Commitment of such Term Lender on the Closing Date (determined before giving effect on the Closing Date to the termination thereof on such date pursuant to Section 3.03(a)).  Once repaid, Term Loans incurred hereunder may not be reborrowed.
(b)  Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Closing Date, a revolving loan or revolving loans (each, a “Revolving Loan”, collectively, the “Revolving Loans”) to the Borrower, which Revolving Loans (i) shall be denominated in Dollars, (ii) may be repaid and reborrowed in accordance with the provisions hereof and (iii) shall not exceed for any such Lender at any time outstanding an aggregate principal amount which equals the Revolving Loan Commitment of such Lender at such time.
2.02  Minimum Amount of Each BorrowingThe aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche.  More than one Borrowing may occur on the same date.
2.03  Notice of Borrowing
Whenever the Borrower desires to incur Loans hereunder, it shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice (or one Business Day in case of the initial Borrowing to be made on the Closing Date) of each Loan to be incurred hereunder; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 10:00 AM (New York time) on such day.  Each such written notice (the “Notice of Borrowing”), except as otherwise expressly provided in Section 2.09, shall be irrevocable and shall be given by the Borrower substantially in the form of Exhibit A, appropriately completed to specify and include:
(i)  the aggregate principal amount of the Term Loans and/or Revolving Loans to be incurred pursuant to such Borrowing,
(ii)  [reserved],
(iii)  the date of such Borrowing (which shall be a Business Day),
(iv)  whether the Loans being incurred pursuant to such Borrowing shall constitute Term Loans or Revolving Loans, and
(v)  the initial Interest Period to be applicable thereto in accordance with Section 2.08.
The Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
2.04  Disbursement of Funds
Except as otherwise specifically provided in the immediately succeeding sentence, no later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing, each Lender with a Commitment will make available its pro rata portion of each such Borrowing requested to be made on each Borrowing Date.  All such amounts shall be made available in Dollars and in immediately available funds at the Payment Office of the Administrative Agent and the Administrative Agent will make available to the Borrower (on such day to the extent of funds actually received by the Administrative Agent prior to 12:00 Noon (New York time) on such day) at the Payment Office, in the account specified in the applicable Notice of Borrowing, the aggregate of the amounts so made available by the Lenders.  Unless the Administrative Agent shall have been notified by any Lender prior to each Borrowing Date that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on each Borrowing Date and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover on demand from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate and (ii) if recovered from the Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.07.
2.05  Notes
(a)  The Borrower’s obligation to pay the principal of, and interest on, the Loans and Commitments made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 11.17 and shall, if requested by such Lender, also be evidenced by a (i) in the case of Term Loans, a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each a “Term Note” and collectively, the “Term Notes”) and (ii) in the case of Revolving Loans and Revolving Loan Commitments, a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”).
(b)  Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans and/or Commitments evidenced thereby.  Failure to make any such notation or any error in any such notation or endorsement shall not affect the Borrower’s obligations in respect of such Loans and/or Commitments.
(c)  Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall be delivered only to Lenders that at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans and/or Commitments to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower that would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the Credit Documents.  Any Lender that does not have a Note evidencing its outstanding Loans and/or Commitments shall in no event be required to make the notations on such Note otherwise described in the preceding clause (b).  At any time (including, without limitation, to replace any Note that has been destroyed or lost) when any Lender requests the delivery of a Note to evidence any of its Loans and/or Commitments, the Borrower shall promptly execute and deliver to such Lender the requested Note in the appropriate amount or amounts to evidence such Loans and/or Commitments; provided that, in the case of a substitute or replacement Note, the Borrower shall have received from such requesting Lender (i) an affidavit of loss or destruction and (ii) a customary lost/destroyed Note indemnity, in each case in form and substance reasonably acceptable to the Borrower and such requesting Lender, and duly executed by such requesting Lender.
2.06  Pro Rata Borrowings
All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments or Revolving Loan Commitments, as the case may be.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.07  Interest
(a)  The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the Borrowing Date thereof until the maturity thereof (whether by acceleration or otherwise) at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Eurodollar Rate for the relevant Interest Period, each as in effect from time to time.
(b)  If the Borrower fails to pay any amount payable by it under a Credit Document on its due date, interest shall accrue on the overdue amount (in the case of overdue interest to the extent permitted by law) from the due date up to the date of actual payment (both before and after judgment) at a rate which is, subject to paragraph (c) below, 2% plus the rate which would have been payable if the overdue amount had, during the period of non‑payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Administrative Agent.  Any interest accruing under this Section 2.07(b) shall be immediately payable by the Borrower on demand by the Administrative Agent.
(c)  If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to such Loan:
(i)  the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and
(ii)  the rate of interest applying to the overdue amount during that first Interest Period shall be 2% plus the rate which would have applied if the overdue amount had not become due.
Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
(d)  Accrued and unpaid interest shall be payable (i) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (ii) on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
(e)  Upon each Interest Determination Date, the Administrative Agent shall determine the Eurodollar Rate for each Interest Period applicable to the Loans and shall promptly notify the Borrower and the respective Lenders thereof.  Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
2.08  Interest Periods
At the time the Borrower gives any Notice of Borrowing in respect of the making of any Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Loan (in the case of any subsequent Interest Period) (provided that any such notice shall be deemed to be given on a certain day only if given before 10:00 AM (New York time)), it shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Loan, which Interest Period shall, at the option of the Borrower, be a three month or six month period (or such other period as all the Lenders may agree); provided that:
(i)  all Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii)  subject to clause (iii) below, each Interest Period for any Loan after the initial Interest Period with respect thereto shall commence on the day on which the immediately preceding Interest Period applicable thereto expires;
(iii)  if any Interest Period relating to a Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
(iv)  if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the first succeeding Business Day; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(v)  no Interest Period in respect of any Borrowing of Loans shall be selected which extends beyond the Maturity Date;
(vi)  any Interest Period commencing less than three months prior to the Maturity Date shall end on the Maturity Date;
(vii)  unless the Required Lenders otherwise agree, no Interest Period longer than three months may be selected at any time when a Default or Event of Default has occurred and is continuing;
(viii)  if, at any time, the Borrower shall select an Interest Period longer than three months, for any loan, interest shall be payable every three months and at the end of such interest period;
(ix)  no Interest Period shall be selected which extends beyond any date upon which a scheduled repayment of Loans will be required to be made under Section 4.02(a) if the aggregate principal amount of Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Loans then outstanding less the aggregate amount of such required repayment on such date; and
(x)  no more than 10 Interest Periods shall be outstanding at any time.
If upon the expiration of any Interest Period applicable to a Borrowing of Loans, the Borrower has failed to elect a new Interest Period to be applicable to such Loans as provided above, the Borrower shall be deemed to have elected a three month Interest Period to be applicable to such Loans effective as of the expiration date of such current Interest Period.
2.09  Increased Costs, Illegality, Market Disruption, etc.
(a)  In the event that any Lender shall have reasonably determined in good faith (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):
(i)  at any time that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Loan because of, without duplication, the introduction of or effectiveness of or any Change in Law since the Closing Date in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, liquidity requirements or otherwise or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, for example, but not limited to:  (A) a change in the basis of taxation of payment to any Lender of the principal of or interest on such Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by reference to, the net income or net profits of such Lender pursuant to the laws of the jurisdiction in which such Lender or the entity controlling such Lender is organized or in which the principal office of such Lender or the entity controlling such Lender or such Lender’s applicable lending office is located or any subdivision thereof or therein), but without duplication of any amounts payable in respect of Taxes pursuant to Section 4.04, (B) a change in official reserve requirements but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurodollar Rate, or (C) a change that will have the effect of increasing the amount of capital required to be maintained by such Lender, or any corporation controlling such Lender, based on the existence of such Lender’s Commitments hereunder or its obligations hereunder; or
(ii)  at any time, that the making or continuance of any Loan has been made unlawful by any law or governmental rule, regulation or order, then, and in any such event, such Lender shall promptly give written notice to the Borrower and, in the case of clause (ii) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the Lenders).  Thereafter (x) in the case of clause (i) above, the Borrower agrees (to the extent applicable), to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased costs or reductions to such Lender or such other corporation and (y) in the case of clause (ii)  above, the Borrower shall take one of the actions specified in Section 2.09(b) as promptly as possible and, in any event, within the time period required by law.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.09(a) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.09(a), will give prompt written notice thereof to the Borrower, which notice shall set out, in reasonable detail, the basis for the calculation of such additional amounts; provided that, subject to the provisions of Section 2.11(b), the failure to give such notice shall not relieve the Borrower from its obligations hereunder.
(b)  At any time that any Loan is affected by the circumstances described in Section 2.09(a)(i), the Borrower may, and in the case of a Loan affected by the circumstances described in Section 2.09(a)(ii), the Borrower shall, either (x) if the affected Loan is then being made initially, cancel the respective Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date or the next Business Day that the Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.09(a)(ii), or (ii) or (y) if the affected Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, repay each Borrowing in connection with such affected Loan (within the time period required by the applicable law or governmental rule, governmental regulation or governmental order) in full in accordance with the applicable requirements of Section 4.02; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.09(b).
(c)  If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of such Loan for the relevant Interest Period shall be the rate per annum which is the sum of:
(i)  the Applicable Margin; and
(ii)  the rate determined by each Lender and notified to the Administrative Agent, which expresses the actual cost to each such Lender of funding its participation in such Loan for a period equivalent to such Interest Period from whatever source it may reasonably select.
(d)  If a Market Disruption Event occurs and the Administrative Agent or the Borrower so require, the Administrative Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.  Any alternative basis agreed pursuant to the immediately preceding sentence shall, with the prior written consent of all the Lenders and the Borrower, be binding on all parties.  If no agreement is reached pursuant to this clause (d), the rate provided for in clause (c) above shall apply for the entire Interest Period.
(e)  If any Reference Bank ceases to be a Lender under this Agreement, (x) it shall cease to be a Reference Bank and (y) the Administrative Agent shall, with the approval (which shall not be unreasonably withheld) of the Borrower, nominate as soon as reasonably practicable another Lender to be a Reference Bank in place of such Reference Bank.
(f)  If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) a Market Disruption Event has arisen and such circumstances are unlikely to be temporary or (ii) a Market Disruption Event has not arisen but the supervisor for the administrator of the screen rate used by the Administrative Agent pursuant to the definition of “Eurodollar Rate” or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which such screen rate shall no longer be used or published for determining interest rates for loans, then the Administrative Agent and the Borrower shall endeavor to establish an alternate rate of interest to the Eurodollar Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin).  If no agreement is reached pursuant to this clause (f), the rate provided for in clause (c) above shall apply for each Interest Period after such Market Disruption Event until the alternate rate is established.
Notwithstanding anything to the contrary in Section 11.12, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders of each Class stating that such Required Lenders object to such amendment.
2.10  Compensation
The Borrower agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting and the calculation of such compensation; provided that no Lender shall be required to disclose any information that would be confidential or price sensitive), for all reasonable and documented losses, expenses and liabilities (including, without limitation, any such loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Loans but excluding any loss of anticipated profits) which such Lender may sustain in respect of Loans made to the Borrower:  (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Loans does not occur on the date specified therefor in a Notice of Borrowing (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.09(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 2.09(a), Section 4.01 or Section 4.02 or as a result of an acceleration of the Loans pursuant to Section 9) of any of its Loans, or assignment of its Loans pursuant to Section 2.09(a) or 2.12, occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Loans is not made on any date specified in a notice of prepayment given by the Borrower; or (iv) as a consequence of any other Default or Event of Default arising as a result of the Borrower’s failure to repay Loans or make payment on any Note held by such Lender when required by the terms of this Agreement.
2.11  Change of Lending Office; Limitation on Additional Amounts

(a)  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.09(a), Section 2.09(b) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable good faith efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage (other than any such disadvantage that is immaterial and reimbursed by the Borrower), with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender provided in Sections 2.09 and 4.04.
(b)  Notwithstanding anything to the contrary contained in Sections 2.09, 2.10 or 4.04 of this Agreement, unless a Lender gives notice to the Borrower that it is obligated to pay an amount under any such Section within one hundred and eighty (180) days of the later of (x) the date the Lender incurs the respective increased costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual or constructive knowledge of its incurrence of the respective increased costs, Taxes, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrower pursuant to said Section 2.09, 2.10 or 4.04, as the case may be, to the extent the costs, Taxes, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs one hundred and eighty (180) days prior to such Lender giving notice to the Borrower that it is obligated to pay the respective amounts pursuant to said Section 2.09, 2.10 or 4.04, as the case may be.  This Section 2.11(b) shall have no applicability to any Section of this Agreement other than said 2.09, 2.10 and 4.04.
2.12  Replacement of Lenders
(i)  If any Lender becomes a Defaulting Lender, (w) upon the occurrence of any event giving rise to the operation of Section 2.09(a), Section 2.09(b) or Section 4.04 with respect to any Lender which results in such Lender charging to the Borrower increased costs in excess of those being generally charged by the other Lenders, as provided in Section 11.12(b) in the case of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower shall have the right, if no Event of Default will exist immediately after giving effect to the respective replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) reasonably acceptable to the Administrative Agent; provided that:
(ii)  at the time of any replacement pursuant to this Section 2.12, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 11.04(b) (and with all fees payable pursuant to said Section 11.04(b) to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans of the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum (without duplication) of (x) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender, and (y) an amount equal to all accrued, but unpaid, Commitment Commission owing to the Replaced Lender pursuant to Section 3.01; and
(iii)  all obligations of the Borrower due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.12, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption Agreement on behalf of such Replaced Lender, and any such Assignment and Assumption Agreement so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.12 and Section 11.04.  Upon the execution of the respective Assignment and Assumption Agreement, the payment of amounts referred to in clauses (i) and (ii) above and, if so requested by the Replacement Lender, delivery to (i) the Replacement Lender of the appropriate Note or Notes executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 11.01, 11.17 and 11.18), which shall survive as to such Replaced Lender.
2.13  Acknowledgement and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)  the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)  the effects of any Bail-In Action on any such liability, including, if applicable:
(i)  a reduction in full or in part or cancellation of any such liability;
(ii)  a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)  the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
SECTION 3.  Commitment Commission; Reductions of Commitment.
3.01  Commitment Commission; Fees.   (a)  The Borrower agrees to pay the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from the Closing Date to and including the Maturity Date computed at a per annum rate equal to 40% of the Applicable Margin on the daily Unutilized Revolving Loan Commitments of such Non-Defaulting Lender.  The accrued Commitment Commission shall be due and payable quarterly in arrears on each Payment Date and the maturity date.
(a)  The Borrower shall pay (i) to the Lead Arrangers, the fees set forth in the Syndication and Fee Letter and (ii) to the Administrative Agent, for the Administrative Agent’s own account, such other fees as have been agreed to in writing by the Borrower and the Administrative Agent.
3.02  Voluntary Termination of Unutilized Revolving Loan Commitments.  (a)  Upon at least three Business Days’ prior notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, at any time or from time to time, without premium or penalty, to terminate or reduce the Unutilized Revolving Loan Commitments, in whole or in part, prior to the Maturity Date, in integral multiples of $1,000,000 in each case of partial reductions to the Unutilized Revolving Loan Commitments; provided that, in each case, such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitments of each Lender with Revolving Loan Commitments.
(b)  In the event of certain refusals by a Lender as provided in Section 11.12(b) to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders, the Borrower may, subject to the requirements of said Section 11.12(b) and upon five Business Days’ written notice to the Administrative Agent at its Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), terminate all of the Commitment (if any) of such Lender so long as all Loans, together with accrued and unpaid interest, Commitment Commission and all other amounts, owing to such Lender are repaid concurrently with the effectiveness of such termination (at which time Schedule I hereto shall be deemed modified to reflect such changed amounts), and at such time such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 11.01, 11.16 and 11.17), which shall survive as to such repaid Lender.
3.03  Mandatory Reduction of Commitments.  (a)  The Total Term Loan Commitment (and the Term Loan Commitments of each Term Lender) shall terminate in its entirety on the Closing Date.
(b)  The Total Revolving Loan Commitment (and the Revolving Loan Commitments of each Revolving Lender) shall terminate in its entirety on the Maturity Date.
(c)  The Total Revolving Loan Commitment (and the Revolving Loan Commitments of each Revolving Lender) shall be reduced from time to time as provided in Section 4.02.
(d)  Each reduction to, or termination of, the Total Term Loan Commitment or the Total Revolving Loan Commitment, as applicable, pursuant to this Section 3.03 shall be applied to proportionately reduce or terminate, as the case may be, the Term Loan Commitment or Revolving Loan Commitment, as applicable, of each Lender with such a Commitment.
SECTION 4.  Prepayments; Payments; Taxes.
4.01  Voluntary Prepayments.  (a)  The Borrower shall have the right to prepay the Loans, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:
(i)  the Borrower shall give the Administrative Agent, prior to 10:00 AM (New York time) at its Notice Office, at least three Business Days’ prior written notice of its intent to prepay such Loans, which notice shall specify whether Term Loans or Revolving Loans shall be prepaid, and the amount of such prepayment, and the specific Borrowing or Borrowings to which such prepayments are to be applied, which notice the Administrative Agent shall promptly transmit to each of the Lenders;
(ii)  each partial prepayment of Term Loans pursuant to this Section 4.01 shall be in an aggregate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case) and each partial prepayment of Revolving Loans pursuant to this Section 4.01 shall be in an aggre-gate principal amount of at least $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case);
(iii)  at the time of any prepayment of Loans pursuant to this Section 4.01 which occurs on any date other than the last day of the Interest Period applicable thereto, the Borrower shall pay the amounts required pursuant to Section 2.10;

(iv)  except as expressly provided in clause (v) below, each prepayment pursuant to this Section 4.01 in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among the Loans comprising such Borrowing, allocated among the Lenders pro rata in accordance with the principal amount of Term Loans or Revolving Loan Commitment outstanding and held by such Lender, and shall, in the case of Term Loans, be applied to the future Scheduled Term Loan Amortization Payment Amount due on the Payment Dates and the final installment (the “balloon” payment) amount of Term Loans due on the Maturity Date pro rata in accordance with the remaining outstanding principal amounts of such installments; provided that at the Borrower’s election in connection with any prepayment of Loans pursuant to this Section 4.01, such prepayment shall not, so long as no Event of Default then exists, be applied to any Loan of a Defaulting Lender until all other Loans of Non-Defaulting Lenders have been repaid in full; and
(v)  in the event of a refusal by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 11.12(b), the Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) repay all Loans, together with accrued and unpaid interest, Fees, and other amounts owing to such Lender in accordance with, and subject to the requirements of, said Section 11.12(b) so long as (I) all Commitments of such Lender are terminated concurrently with such repayment pursuant to Section 4.02(d) (at which time Schedule I hereto shall be deemed modified to reflect the changed Commitments) and (II) the consents, if any, required under Section 11.12(a)(vii) in connection with the repayment pursuant to this clause (a) have been obtained.
(b)  Term Loans prepaid pursuant to this Section 4.01 may not be reborrowed and Revolving Loans prepaid pursuant to Section 4.01(a) may be reborrowed until the Maturity Date subject to compliance with the terms and conditions of this Agreement.
4.02  Mandatory Repayments and Commitment Reductions.
(a)  In addition to any other mandatory repayments or commitment reductions pursuant to this Section 4.02, the Borrower shall be required to repay Term Loans on each Payment Date in an amount equal to the Scheduled Term Loan Amortization Payment Amount for such Payment Date.
(b)  In addition to any other mandatory repayments or commitment reductions required pursuant to this Section 4.02, but without duplication, on (i) the date of any Collateral Disposition involving a Collateral Vessel (other than a Collateral Disposition constituting an Event of Loss) and (ii) the earlier of (A) the date which is one hundred and eighty (180) days following any Collateral Disposition constituting an Event of Loss involving a Collateral Vessel (or, if such date is not a Business Day, on the following Business Day) and (B) the date of receipt by the Borrower, any Subsidiary Guarantor or the Administrative Agent of the insurance proceeds relating to such Event of Loss (or, if such date is not a Business Day, on the following Business Day), in each case, the Borrower shall repay an aggregate principal amount of outstanding Loans (and permanently reduce the Total Revolving Loan Commitment corresponding to any Revolving Loans repaid) in an amount equal to the then aggregate outstanding principal amount of the Term Loans and Revolving Loan Commitments, multiplied by a fraction, the numerator of which is the Appraised Value of the affected Collateral Vessel and the denominator of which is the aggregate of the Appraised Values of all Collateral Vessels (including such affected Collateral Vessel).
(c)  Upon the occurrence of an Event of Default resulting from a breach of Section 8.10(d) and without duplication of the undertakings in such Section, the Borrower shall be required to immediately repay Loans (and permanently reduce the Revolving Loan Commitments for any Revolving Loans repaid) in accordance with the requirements of Section 4.02(d) in an amount required to cure such Event of Default; provided that it is understood and agreed that the requirement to repay Loans under this

Section 4.02(c) shall not be deemed a waiver of any other right or remedy that any Lender may have as a result of an Event of Default resulting from a breach of Section 8.10(d).
(d)  Each repayment of Loans and reduction of Revolving Loan Commitments required by Section 2.09(a)(ii), this Section 4.02 or Section 8.10(d) shall be allocated among the Lenders pro rata in accordance with the principal amount of the Term Loans and Revolving Loan Commitments held by such Lenders, and shall be applied to the future Scheduled Term Loan Amortization Payment Amount due on the Payment Dates and the final installment amount  (the “balloon” payment) of Term Loans and outstanding Revolving Loan Commitments due on the Maturity Date pro rata in accordance with the remaining outstanding principal amounts of such installments of Revolving Loan Commitments, as applicable; provided that at the Borrower’s election in connection with any prepayment of Loans pursuant to this Section 4.02, such prepayment shall not, so long as no Event of Default then exists, be applied to any Loan of a Defaulting Lender until all other Loans of Non-Defaulting Lenders have been repaid in full.
(e)  The Term Loans repaid pursuant to this Section 4.02 may not be reborrowed.
(f)  Revolving Loans prepaid pursuant to Section 4.01(a) may be reborrowed until the Maturity Date subject to compliance with the terms and conditions of this Agreement.  Revolving Loan Commitments reduced pursuant to Section 4.02 shall be permanently reduced.
(g)  Notwithstanding anything to the contrary contained elsewhere in this Agreement (other than the other mandatory repayments and commitment reductions required pursuant to this Section 4.02), all then outstanding Loans shall be repaid in full on the Maturity Date.
4.03  Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement or any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 10:00 AM (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Payment Office of the Administrative Agent or such other office in the State of New York as the Administrative Agent may hereafter designate in writing.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the first succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension; provided, however, that if any Interest Period for a Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day.
4.04  Net Payments; Taxes.
(a)  All payments made by any Credit Party hereunder or under any Note will be made without setoff, counterclaim or other defense.  All such payments will be made free and clear of, and without deduction or withholding for any Taxes imposed with respect to such payments unless required by applicable law.  If applicable law requires the deduction or withholding of any Taxes from or in respect of any sum payable hereunder or under any Note, then:
(i)  the Borrower shall be entitled to make such deduction or withholding,
(ii)  the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority, and
(iii)  in the case of any Indemnified Taxes, the Borrower agrees to pay the full amount of such Indemnified Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein or in such Note.

If any amounts are payable in respect of Indemnified Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Lender, upon the written request of such Lender, for Taxes imposed on or measured by the net income of such Lender pursuant to the laws of the jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located or under the laws of any political subdivision or Governmental Authority of any such jurisdiction in which such Lender is organized or in which the principal office or applicable lending office of such Lender is located and for any withholding of Taxes as such Lender shall determine are payable by, or withheld from, such Lender, in respect of such amounts so paid to or on behalf of such Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Lender pursuant to this sentence.  The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.  The Borrower will use commercially reasonable efforts to furnish to the Administrative Agent within forty-five (45) days after the date of payment of any Indemnified Taxes is due pursuant to applicable law certified copies of Tax receipts evidencing such payment or other evidence of such payment by the Borrower.  The Borrower agrees to indemnify and hold harmless each Lender, and reimburse such Lender upon its written request, for the amount of any Indemnified Taxes so levied or imposed and paid by such Lender.
(b)  Without duplicating the payments under subsection (a) above, the Borrower agrees to pay any and all present or future stamp, court or documentary Taxes and any other excise (in the nature of a documentary or similar Tax), property, intangible, filing or mortgage recording Taxes or charges or similar levies imposed by any Governmental Authority which arise from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Note excluding (i) such amounts imposed in connection with an Assignment and Assumption Agreement, grant of a participation, transfer or assignment to or designation of a new applicable lending office or other office for receiving payments under any Note, except to the extent that any such change is requested in writing by the Borrower and (ii) the registration or presentation of a Note is mandatorily required by law (all such non-excluded Taxes described in this Section 4.04(b) being referred to as “Other Taxes”).
(c)  Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Recipient, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.  For the avoidance of doubt, in the case of payment that is treated as being from sources in the U.S. for U.S. federal income Tax purposes, an Internal Revenue Service Form W-8 or W-9 will not be subject to the restrictions in the prior sentence.

(d)  If the Administrative Agent or a Lender determines in its sole discretion that it has actually received or realized a refund of any Indemnified Taxes as to which it has been indemnified by a Credit Party or with respect to which such Credit Party has paid additional amounts pursuant to Section 4.04(a), it shall pay over such refund to such Credit Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 4.04(a) with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined in the sole discretion of the Administrative Agent or Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  In the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority, then such Credit Party, upon the written request of the Administrative Agent or such Lender, agrees to promptly repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority, but without any other interest, penalties or charges) to the Administrative Agent or such Lender.  Nothing in this Section 4.04(d) shall require a Lender to disclose any confidential information (including, without limitation, its Tax returns or its calculations).
(e)  If a payment made to a Lender hereunder or under any Note would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code or an intergovernmental agreement) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this paragraph (e), if any applicable law requires the deduction or withholding of any Taxes from or in respect of any sum payable hereunder or upon the Note, including any Taxes imposed under FATCA, the Administrative Agent shall be entitled to make deductions or withholding.  “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)  Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.04(a) relating to the maintenance of a Participant Register and (iii) any Taxes excluded in Section 4.04(a) attributable to such Lender, in each case, that are payable or paid by the Administrative Agent hereunder or in connection with any Note, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender hereunder or under any Note or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (f).
4.05  Application of Proceeds.  (a)  All monies collected by the Collateral Agent upon any sale or other disposition of the Collateral of each Credit Party, together with all other monies received by the Administrative Agent or Collateral Agent under and in accordance with this Agreement and the other Credit Documents (except to the extent (i) such monies are for the account of the Administrative Agent or Collateral Agent only or (ii) released in accordance with the applicable provisions of this Agreement or any other Credit Document) and all distributions made in respect of the Collateral in any bankruptcy, insolvency, receivership or similar proceedings, shall be applied to the payment of the Secured Obligations in accordance as follows:
(i)  first, to the payment of all amounts owing the Collateral Agent of the type described in clauses (iii) and (iv) of the definition of “Secured Obligations”;
(ii)  second, to the extent proceeds remain after the application pursuant to the preceding clause (i), an amount equal to the outstanding Credit Document Obligations shall be paid to the Lenders as provided in Section 4.05(d) hereof, with each Lender receiving an amount equal to such outstanding Credit Document Obligations or, if the proceeds are insufficient to pay in full all such Credit Document Obligations, its Pro Rata Share of the amount remaining to be distributed;
(iii)  third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Other Obligations shall be paid to the Other Creditors as provided in Section 4.05(d) hereof, with each Other Creditor receiving an amount equal to such outstanding Other Obligations or, if the proceeds are insufficient to pay in full all such Other Obligations, its Pro Rata Share of the amount remaining to be distributed; and
(iv)  fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, and following the termination of this Agreement and the Credit Documents in accordance with their terms, to the relevant Credit Party or to whomever may be lawfully entitled to receive such surplus.
(b)  For purposes of this Agreement, “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Credit Document Obligations or Other Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Credit Document Obligations or Other Obligations, as the case may be.
(c)  When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 4.05 only) (i) first, to their Credit Document Obligations and (ii) second, to their Other Obligations.  If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Credit Document Obligations or Other Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Credit Document Obligations or Other Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Credit Document Obligations or Other Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Credit Document Obligations or Other Obligations, as the case may be, of all Secured Creditors entitled to such distribution.
(d)  All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent under this Agreement for the account of the Lender Creditors, and (y) if to the Other Creditors, to the trustee, paying agent or other similar representative (each a “Representative”) for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.
(e)  For purposes of applying payments received in accordance with this Section 4.05, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under this Agreement and (ii) the Representative for the Other Creditors or, in the absence of such a Representative, upon the Other Creditors for a determination (which the Administrative Agent, each Representative for any Other Creditors and the Secured Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Credit Document Obligations and Other Obligations owed to the Lender Creditors or the Other Creditors, as the case may be.  Unless it has actual knowledge (including by way of written notice from an Other Creditor) to the contrary, the Collateral Agent, shall be entitled to assume that no Interest Rate Protection Agreements are in existence.
(f)  It is understood and agreed that each Credit Party shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral pledged and Liens granted by it under and pursuant to the Security Documents and the aggregate amount of the Secured Obligations of such Credit Party.
SECTION 5.  Conditions Precedent.
5.01  Conditions to the Restatement Date.  The effectiveness of the amendment and restatement of the Existing Credit Agreement in the form of this Agreement is subject to the satisfaction of the conditions precedent set forth in Section 4 of the Restatement Agreement.
5.02  Conditions to Each Borrowing Date after the Restatement Date.  The obligation of each Lender to make Revolving Loans on each Borrowing Date following the Restatement Date is subject to the satisfaction of each of the following conditions:
(a)  No Event of Default; Representations and Warranties.  On and as of each Borrowing Date, (i) there shall exist no Default or Event of Default and no Default or Event of Default would result from the Loans being incurred on such Borrowing Date and (ii) both before and after giving effect to the Loans being incurred on such Borrowing Date, all representations and warranties contained herein or in any other Credit Document shall be true and correct in all material respects both before and after giving effect to such Loans with the same effect as though such representations and warranties had been made on the date of such Loans (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).
(b)  Borrowing Notice.  The Administrative Agent shall have received the Notice of Borrowing as required by Section 2.03.
SECTION 6.  Representations and Warranties.  Each Credit Party hereby represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders on the Restatement Date and upon each Borrowing thereafter that:
6.01  Organization; Powers.  Each Credit Party (a) is duly incorporated or organized and validly existing under the laws of the jurisdiction of its incorporation or organization, as the case may be, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to carry on its business as now conducted and to own, lease and operate its property, except for such governmental licenses, authorizations, consents and approvals that the failure to obtain would not reasonably be expected to result in a Material Adverse Effect, and (c) is registered, qualified, licensed and in good standing to do business in every jurisdiction where such qualification is required (except in such jurisdictions where the failure to so register, qualify, be licensed or be in good standing would not reasonably be expected to result in a Material Adverse Effect) and, if applicable, qualification as a foreign maritime entity in such jurisdiction where such qualification is required for ownership of a Collateral Vessel.
6.02  Authorization; Enforceability.  The Credit Documents to which a Credit Party is a party are within such Credit Party’s powers and have been duly authorized by all necessary corporate or other organizational action on the part of each such Credit Party.  Each Credit Document has been duly executed and delivered by each Credit Party party thereto and constitutes a legal, valid and binding obligation of each such Credit Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
6.03  No Conflicts; No Default.  The Credit Documents (a) do not require any consent, exemption, authorization or approval of, registration or filing with, or any other action by, any Governmental Authority or other person, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect or maintain the perfection or priority of the Liens created by the Security Documents and (iii) consents, approvals, exemptions, authorizations, registrations, filings, permits or actions the failure of which to obtain or perform would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Credit Party, (c) will not violate or result in a default or require any consent or approval under any material indenture, instrument, agreement, or other document binding upon any Company or any of its property or to which any Company or any of its property is subject, or give rise to a right thereunder to require any payment to be made by any Company, (d) will not violate any Legal Requirement, except to the extent that any such violation, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect and (e) will not result in the creation or imposition of (or the obligation to create or impose) any Lien on any property of any Company, other than the Liens created by the Security Documents.  No Default or Event of Default has occurred and is continuing.
6.04  Financial Statements; Projections.
(a)  On or prior to the Restatement Date,
(i)  Holdings has delivered to the Lenders (A) the audited consolidated balance sheets and related consolidated statements of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries (other than the DSS Group) as of the fiscal year ended December 31, 2020, (B) the unaudited consolidated balance sheets and related consolidated statements of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries (other than the DSS Group) for each fiscal quarter ended at least 45 days prior to the Restatement Date, and (C) a pro forma consolidated balance sheet of INSW and its Subsidiaries (including the DSS Group) and a pro forma consolidated statement of income of INSW and its Subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four fiscal quarter period ended at least 45 days (or 90 days with respect to any four fiscal quarter period ending on the last day of a fiscal year) before the Restatement Date, prepared after giving effect to the Restatement Date Transactions as if the Restatement Date Transactions had occurred at the beginning of such period; provided that the delivery of the pro forma financial statements referred to in this clause (a)(i)(C) may be satisfied by delivery of a registration statement on Form S-4 which includes such pro forma financial information and which Form S-4 has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto; and
(ii)  DSSI has delivered to the Lenders, (A) the audited consolidated balance sheets and related consolidated statements of operations, stockholders’ equity and cash flows of the DSS Group as of the fiscal year ended December 31, 2020 and (B) the unaudited consolidated balance sheets and related consolidated statements of operations, stockholders’ equity and cash flows of the DSS Group for each fiscal quarter ended at least 45 days prior to the Restatement Date.
(b)  The financial statements referred to in paragraph (a) above, and all financial statements delivered pursuant to 7.01(a) and (b), have been prepared in accordance with GAAP consistently applied throughout the applicable period covered, respectively, thereby and present fairly and accurately in all material respects the financial condition and results of operations and, if applicable, cash flows of Holdings, the Borrower and their respective Subsidiaries, as applicable, in each case, as of the dates and for the periods to which they relate (subject, in the case of interim financial statements, to normal year-end audit adjustments and the absence of footnotes).  Except as set forth in such financial statements, as of the Restatement Date, there are no liabilities of Holdings, the Borrower or any of their respective Subsidiaries of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, that would reasonably be expected to have a Material Adverse Effect.
(c)  On or prior to the Restatement Date, Holdings has delivered to the Lenders the forecasts of financial performance consisting of projected income statements, balance sheets and cash flows of Holdings and its Subsidiaries, for the fiscal years 2021-2024 (the “Projections”) and the assumptions upon which the Projections are based.  The Projections have been prepared in good faith by Holdings based upon assumptions that are reasonable at the time made and at the time the related Projections are made available to the Lenders (it being understood by the parties that projections by their nature are inherently uncertain, no assurances are being given that the results reflected in such Projections will be achieved, that actual results may differ and that such differences may be material).
(d)  Since the Restatement Date, there has been no event, change, effect, circumstance, condition, development or occurrence that has had, or would reasonably be expected to result in, a Material Adverse Effect.
6.05  Properties.
(a)  Each Credit Party has good and marketable title to, or valid leasehold interests in, all Collateral granted by such Credit Party free and clear of all Liens and irregularities, deficiencies and defects in title except for Permitted Liens and minor irregularities, deficiencies and defects in title that, individually or in the aggregate, do not, and would not reasonably be expected to, interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose.  The tangible property of the Credit Parties (x) taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), but excluding, for purposes of this clause (i), the Collateral Vessels (which are covered by Section 7.16) and (ii) constitutes all the tangible property which is required for the business and operations of the Credit Parties as presently conducted and (y) with respect to Collateral Vessels, satisfies the requirements set forth in Section 7.16.
(b)  Each Credit Party owns or has rights to use all of its tangible property and all rights with respect to any of the foregoing used in, necessary for or material to such Credit Party’s business as currently conducted, subject to Permitted Liens.  The use by each Credit Party of its tangible property and all such rights with respect to the foregoing do not infringe on the rights or other interests of any person, other than any infringement that would not reasonably be expected to result in a Material Adverse Effect.  No claim has been made upon any Credit Party and remains outstanding that any Credit Party’s use of any of its tangible property does or may violate the rights of any third party that has had, or would reasonably be expected to result in, a Material Adverse Effect.
6.06  Equity Interests and Subsidiaries.
(a)  Schedule 6.06(a) to the Disclosure Schedules sets forth, as of the Restatement Date and after giving effect to the Restatement Date Transactions, a list of (i) each Company and each such Company’s jurisdiction of incorporation or organization, and (ii) the number of each class of each Company’s Equity Interests authorized, and the number outstanding, and the number of Equity Interests covered by all outstanding options, warrants, rights of conversion or purchase and similar rights.  All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and (x) all Equity Interests of the Borrower are directly owned by ISOC and indirectly owned by Holdings and (y) all Equity Interests of each Subsidiary Guarantor are owned by the Borrower directly or indirectly through other Subsidiary Guarantors.  Each Credit Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by (or purporting to be pledged by) it under the Security

Documents, free of any and all Liens, rights or claims of other persons, except any Permitted Liens that arise by operation of applicable Legal Requirements and are not voluntarily granted.  As of the Restatement Date, except as set forth in Schedule 6.06(a) to the Disclosure Schedules, there are no outstanding warrants, options or other rights (including derivatives) to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests (or any economic or voting interests therein).
(b)  No consent of any person, including any general or limited partner, any other member or manager of a limited liability company, any shareholder, any other trust beneficiary or derivative counterparty, is necessary in connection with the creation, perfection or First Priority Lien status (or the maintenance thereof) of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent under the Security Documents or the exercise by the Collateral Agent or any Lender of the voting or other rights provided for in the Security Documents or the exercise of remedies in respect of such Equity Interests as provided therein.
(c)  A complete and accurate organization chart, showing the ownership structure of the Credit Parties as of the Restatement Date, after giving effect to the Restatement Date Transactions, is set forth on Schedule 6.06(c) to the Disclosure Schedules.
(d)  As of the Restatement Date (or, with respect to clauses (I) and (II) of the parenthetical contained in clause (x) below, as of the date and/or for the period described therein), (x) the Subsidiaries of Holdings set forth on Schedule 6.06(a) to the Disclosure Schedules are the only direct Subsidiaries of Holdings and (y) (i) all direct Subsidiaries of Holdings, other than ISOC, and all assets other than cash and Cash Equivalents directly held by Holdings, are either immaterial or non-operational and (ii) other than ISOC, no such direct Subsidiary (I) owns or charters a vessel to or from a third party, (II) manages or operates a vessel or (III) is otherwise party to a vessel charter or hiring agreement with a third party, in each case, except in the capacity as agent for a Subsidiary (other than for purposes of accepting payments).
6.07  Litigation; Compliance with Legal Requirements.
(a)  There are no actions, suits, claims, disputes, proceedings or, to the knowledge of any Credit Party, investigations at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Credit Party, threatened against any Company or any business, property or rights of any Company (i) that purport to affect or involve any Credit Document or, as of the Restatement Date, any of the Restatement Date Transactions or (ii) that have resulted, or would reasonably be expected to result, in a Material Adverse Effect.
(b)  Each Company is in compliance with all Legal Requirements of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except such non-compliance as would not reasonably be expected to result in a Material Adverse Effect.
6.08  Agreements.  No Company is a party to or has violated any agreement, instrument or other document to which it is a party, or is subject to any corporate or other constitutional restriction, or any restriction (including under its Organizational Documents) to which it is subject, that has resulted, or would reasonably be expected to result, in a Material Adverse Effect.
6.09  Federal Reserve Regulations.
(a)  No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing, buying or carrying Margin Stock.
(b)  No part of the proceeds of any Borrowing will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of,

or that is inconsistent with, Regulation U or Regulation X.  The pledge of the Pledged Securities pursuant to the Pledge Agreement does not violate such regulations.
6.10  Investment Company Act; etc..  No Credit Party is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
6.11  Use of Proceeds.
(a)  The Borrower will use the proceeds of the Revolving Loans to finance general corporate and working capital purposes (including for Capital Expenditures, Permitted Acquisitions, other Investments, Dividends and Restricted Debt Payments permitted hereunder).
(b)  The Borrower will use the proceeds of the Term Loans solely to finance the Closing Date Transactions and to pay fees and expenses in connection therewith.
6.12  Taxes.  Each Company has (a) timely filed or caused to be timely filed all U.S. federal and material state, local and foreign Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid or caused to be duly and timely paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except (i) material Taxes that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP or (ii) Taxes the nonpayment of which would not reasonably be expected to result in a Material Adverse Effect.  Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  No Credit Party has knowledge of any proposed or pending tax assessments, deficiencies, audits or other proceedings and no proposed or pending tax assessments, deficiencies, audits or other proceedings have resulted, or would reasonably be expected to result in, a Material Adverse Effect.  No Company has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).  No Company is a party to any tax sharing or similar agreement.
6.13  No Material Misstatements
As of the Restatement Date, the Credit Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which they or any of their respective Subsidiaries are subject, and all other matters known to any Credit Party, that would reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the Restatement Date Transactions or delivered hereunder or under any other Credit Document (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information and other forward looking information, each Credit Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and, if such projected financial information was delivered prior to the Restatement Date, as of the Restatement Date, it being understood that any such projected financial information may vary from actual results and such variations could be material.
6.14  Labor Matters
There are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of the Credit Parties, threatened that have resulted in, or would reasonably be expected to result in, a Material Adverse Effect.  The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable

Legal Requirement dealing with such matters in any manner that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.  All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company, except to the extent that the failure to do so has not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect.
6.15  Solvency
Immediately after the consummation of the Restatement Date Transactions to occur on the Restatement Date and immediately following the making of each Borrowing, and after giving effect to the application of the proceeds of each Borrowing, Holdings and its Subsidiaries, on a consolidated basis, are Solvent.
6.16  Employee Benefit Plans.
(a)  None of the Companies or any of their ERISA Affiliates maintains, contributes to, or is obliged to contribute to (or during the preceding six years maintained, contributed to or had an obligation to contribute to) any Pension Plan that is subject to the provisions of Title IV of ERISA or any Multiemployer Plan.
(b)  Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the Companies and each of their ERISA Affiliates are in compliance with all applicable Legal Requirements, including all applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, with respect to all Employee Benefit Plans, (ii) each Employee Benefit Plan complies, and is operated and maintained in compliance, with its terms and all applicable Legal Requirements, including the applicable provisions of ERISA and the Code and the regulations thereunder and (iii) each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service (or an opinion letter or determination letter will be applied for during the applicable remedial amendment period) and nothing has occurred which is reasonably likely to prevent, or cause the loss of, such qualification.
(c)  Except in relation to (i) any arrangement which provides benefits on death which are wholly insured and (ii) the UK Pension Plan, none of the Companies or their Affiliates is, or has at any time in the past six years been, an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) in relation to any UK registered occupational pension scheme (as defined in the Pension Schemes Act 1993) which is a defined benefit pension plan.
(d)  No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect.
(e)  There are no actions, suits or claims pending against or involving an Employee Benefit Plan (other than routine claims for benefits) or, to the knowledge of any Credit Party, threatened, which would reasonably be expected to result in a Material Adverse Effect.
(f)  There is no (i) ongoing investigation by the U.K. Pensions Regulator (and no warning notice has been issued by the U.K. Pensions Regulator to Holdings or any Subsidiary of Holdings) which may lead to the issue of a Financial Support Direction or a Contribution Notice or (ii) Financial Support Direction or Contribution Notice that has been issued, to Holdings or any Subsidiary of Holdings, imposing an aggregate liability with respect to the UK Pension Plan which has or would reasonably be expected to have a Material Adverse Effect.
(g)  Except as would not reasonably be expected to result in a Material Adverse Effect, (i) each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable Legal Requirements and has been maintained, where required, in good standing with applicable regulatory authorities and rules applicable thereto, including all funding requirements (including, but not limited to, Part 3 of the U.K. Pensions Act 2004) and the respective requirements of the governing documents in relation to any such Non-U.S. Plan, (ii) there are no actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of any Credit Party, threatened against Holdings or any Subsidiary of Holdings in respect of any Non-U.S. Plan, and (iii) no Non-U.S. Plan has been terminated or wound-up and no actions or proceedings have been taken or instituted to terminate or wind-up such a Non-U.S. Plan.
6.17  Environmental Matters.  Except as would not reasonably be expected to result in a Material Adverse Effect:
(a)  the Companies and their businesses, operations, Real Property and Vessels are in compliance with all applicable Environmental Laws, and none of the Companies have any material liability under, any applicable Environmental Law or relating to any Environmental Claim;
(b)  the Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and their ownership, lease, operation and use of any Real Property and Vessel, under all applicable Environmental Laws. The Companies are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing;
(c)  there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials by any Company or, to the knowledge of the Credit Parties, by any other person on, at, under or from any Real Property or Vessel, or facility presently or formerly owned, leased or operated by any of the Companies or their predecessors in interest, or at any other location that has resulted in, or is reasonably likely to result in an Environmental Claim against any of the Companies or otherwise related to any Real Property or the operation of any Vessel;
(d)  there is no Environmental Claim pending or, to the knowledge of the Credit Parties, threatened against any of the Companies relating to any Real Property or Vessel currently or formerly owned, leased or operated by any of the Companies or relating to the operations of any of the Companies, and, to the knowledge of the Credit Parties, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Claim;
(e)  no Real Property, Vessel or facility owned, operated or leased by the Companies and, to the knowledge of the Credit Parties, no Real Property or facility formerly owned, operated or leased by any of the Companies or any of their predecessors in interest is (i) listed or, to the knowledge of the Credit Parties, proposed for listing on the National Priorities List as defined in and promulgated pursuant to CERCLA or (ii) included on any similar list maintained by any Governmental Authority that indicates that any Company has or may have an obligation to undertake investigatory or remediation obligations under applicable Environmental Laws; and
(f)  no Lien has been recorded or threatened under any Environmental Law with respect to any Real Property, Vessel or any other vessel or property of the Companies.
6.18  Insurance
Schedule 6.18 to the Disclosure Schedules sets forth a true, complete and accurate description in reasonable detail of all Required Insurance.  Each Credit Party (i) has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations and (ii) maintains the Required Insurance.  All insurance (including Required Insurance) maintained by each Credit Party is in full force and effect, all premiums due have been duly paid, no Credit Party has received notice of violation, invalidity, or cancellation thereof.  Each Collateral Vessel owned by a Credit Party and the use and operation thereof comply in all material respects with the Required Insurance, and there exists no material payment or other default under any such Required Insurance.
6.19  Security Documents
(a)  The Pledge Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors, legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) Liens on, and security interests in, the Pledge Agreement Collateral and (x) when financing statements in appropriate form are filed in the relevant filing offices identified in the Pledge Agreement, Collateral with respect to which a security interest may be perfected by filing of a financing statement or (y) upon the taking of possession or control by the Collateral Agent of the Pledge Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control has been given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Document), the Liens created by the Pledge Agreement in such Pledge Agreement Collateral shall constitute fully perfected First Priority Liens in each case subject to no Liens other than Permitted Liens.
(b)  Each Account Control Agreement is effective to create “control” by the Collateral Agent over each Earnings Account held at the Collateral Agent.
(c)  Each Collateral Vessel Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Creditors, legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) a first priority preferred ship mortgage Lien on the Collateral Vessel subject to such Collateral Vessel Mortgage and the proceeds thereof, subject only to Permitted Liens, and when the Collateral Vessel Mortgage is recorded or registered in accordance with the laws of the relevant Acceptable Flag Jurisdiction (or, in the case of any Collateral Vessel Mortgage executed and delivered after the date thereof in accordance with the provisions of Section 7.10, when such Collateral Vessel Mortgage is recorded or registered in accordance with the laws of the relevant Acceptable Flag Jurisdiction), such Collateral Vessel Mortgage shall constitute a fully perfected preferred ship mortgage Lien on the Collateral Vessel subject to such Collateral Vessel Mortgage, in each case, subject to no Liens other than Permitted Liens.
(d)  Each Security Document delivered pursuant to Sections 7.10 and 7.14, if any, will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Creditors, a legal, valid and enforceable (except as such enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally, regardless of whether considered in a proceeding in equity or at law) Lien on, and security interest in, all of the Borrower’s and Subsidiary Guarantors’ right, title and interest in and to the Collateral thereunder, and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Legal Requirements and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which such possession or control has been given to the Collateral Agent to the extent required by any Security Document), the Liens in favor of the Collateral Agent created under such Security Document will constitute perfected First Priority Liens on, and security interests in, all right, title and interest of the Borrower and the Subsidiary Guarantors in such Collateral, in each case subject to no Liens other than Permitted Liens.
6.20  Anti-Terrorism Law; Foreign Corrupt Practices Act.

(a)  No Company, none of its directors or officers, and, to the knowledge of the Credit Parties, none of its Affiliates or employees, is in violation of any Legal Requirements relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the PATRIOT Act.
(b)  No Company, none of its directors or officers, and to the knowledge of the Credit Parties, no Affiliate, employee or broker or other agent of any Company, where such broker or agent is acting or benefiting solely in such capacity in connection with the Borrowings, is a person with whom dealings are restricted or prohibited under any Sanctions Laws, either by (i) being designated on a sanctions list or for being owned or controlled by such designated person, including U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), or (ii) being included on the Specially Designated Nationals and Blocked Persons List maintained by OFAC or any other sanctions list administered by any other Sanctions Authority provided such list imposes restrictions or prohibitions or (iii) being located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions Law broadly prohibiting dealings with such government, country, or territory (a “Sanctioned Country”); no Company is in violation of any U.S. or other applicable Sanctions Laws; and the Borrower will not directly or indirectly use the proceeds of the Borrowings or lend, contribute or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person with whom dealings are restricted or prohibited under any Sanctions Laws administered by OFAC or any other applicable Sanctions Authority, in each case if such activities would result in a violation of applicable Sanctions Laws by any party to this Agreement.
(c)  No Company and, to the knowledge of the Credit Parties, no directors, officers, broker or other agent of any Company acting solely in any such capacity in connection with the Borrowings, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 6.20(b) or Section 8.19, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to any executive order or any laws or regulations administered and enforced by any Sanctions Authority, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or laws, regulations, and orders administered and enforced by any Sanctions Authority, in each case under this Section 6.20(c) if such activities would result in a violation of Sanctions Laws.
(d)  No Company nor any director or officer of any Company, and to the knowledge of the Credit Parties, no agent, employee nor Affiliate of any Company, has, in the course of its actions for, or on behalf of, any Company, directly or indirectly, in violation of applicable Anti-Corruption Laws  (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity or to influence official action, (ii) made or taken an act in furtherance of any unlawful payment to any foreign or domestic government official or employee, (iii) made or taken in an act in furtherance of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit to any foreign or domestic government official or employee, (iv) is or has at any time within the past five years engaged in any activity, practice, or conduct proscribed under any provision of any Anti-Corruption Laws or (v) used the proceeds of any Loans in a manner or for a purpose prohibited by any Anti-Corruption Laws. The Borrower (x) has instituted and maintains policies and procedures designed to ensure compliance by each Company with the foregoing and (y) has and will maintain in place adequate procedures designed to prevent any person who, directly or indirectly, performs or has performed services for or on behalf of the Companies or any Company from undertaking any conduct in connection with providing such services to the Companies that would give rise to an offence under section 7 of the UKBA.  No Company is or has in the last 5 years been notified or otherwise been made aware that it is the subject of any enforcement proceedings or any investigation or inquiry by any governmental, administrative, or regulatory body regarding any offense or alleged offense under any Anti-Corruption

Laws, and, to the knowledge of any Credit Party, no such investigation, inquiry, or proceedings have been threatened or are pending.
(e)  Each Company and, to the best of its knowledge, its Affiliates, directors, officers and employees has been in the last 5 years and is in compliance with Sanctions Laws.
6.21  Concerning Collateral Vessels
(a)  The name, record owner (and whether or not such registered owner is a Credit Party), official number, jurisdiction of registration, build month and year and flag (which shall be in an Acceptable Flag Jurisdiction) of each Collateral Vessel as of the Restatement Date is set forth on Schedule 1.01(a) to the Disclosure Schedules.  Each Collateral Vessel owned by a Credit Party is operated in compliance with all applicable Legal Requirements in all material respects.
(b)  Each Credit Party which owns, charters by demise or operates one or more Collateral Vessels is qualified in all material respects to own, lease or operate such Collateral Vessels under the laws of its jurisdiction of incorporation and flag jurisdiction of such Collateral Vessel.
(c)  Each Collateral Vessel is classed with an Acceptable Classification Society, free of any overdue recommendations, other than as permitted under the Collateral Vessel Mortgages related thereto.
(d)  As of the Restatement Date, there is no pending or, to the knowledge of any Credit Party, threatened condemnation, confiscation, requisition, purchase, seizure or forfeiture of, or any taking of title to, any Collateral Vessel.
(e)  Each Collateral Vessel owned by a Credit Party is free and clear of all Liens other than Permitted Liens.
6.22  Form of Documentation; Citizenship
No Credit Party is organized in any jurisdiction, and none of the Collateral Vessels owned by any Credit Party is flagged in any jurisdiction other than an Acceptable Flag Jurisdiction, and none of the Security Documents is required to be filed or registered with any Governmental Authority outside the United States or such Acceptable Flag Jurisdiction to ensure the validity of the Security Documents (except for registration or recording of each Collateral Vessel Mortgage in accordance with the Acceptable Flag Jurisdiction of the relevant Collateral Vessel) and no stamp or similar tax is required to be paid in respect of the registration of any Security Document or perfection of any security interest in the Collateral pledged thereunder.
6.23  Compliance with ISM Code and ISPS Code
Each Collateral Vessel owned, leased or operated by a Credit Party complies with the requirements of the ISM Code and the ISPS Code in all material respects, including the maintenance and renewal of valid certificates pursuant thereto.
6.24  Threatened Withdrawal of DOC, SMC or ISSC
There is no actual or, to the knowledge of the Credit Parties, threatened withdrawal of (a) any document of compliance (“DOC”) issued to an Operator in accordance with rule 13 of the ISM Code in respect of any of the Collateral Vessels (and, for these purposes, the “Operator” of a vessel shall mean the person who is concerned with the operation of such vessel and falls within the definition of “Company” set out in rule 1.1.2 of the ISM Code), (b) safety management certificate (“SMC”) issued in respect of any of the Collateral Vessels in accordance with rule 13 of the ISM Code or (c) the international ship security certificate (“ISSC”) issued pursuant to the ISPS Code in respect of any of the Collateral Vessels.
6.25  No Immunity
No Credit Party or any of their respective properties have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.
6.26  Pari Passu or Priority Status
The claims of the Administrative Agent, the Collateral Agent and the Lenders against the Borrower and the other Credit Parties under this Agreement or the other Credit Documents will rank (a) at least pari passu with the claims of (i) all unsecured creditors of the Borrower or any other Credit Party, as the case may be (other than claims of such creditors to the extent that they are statutorily preferred), and (ii) any other creditor of Holdings and the Borrower and (b) senior in priority to the claims of any creditor of any Subsidiary Guarantor (other than claims of such creditors to the extent that they are statutorily preferred).
6.27  No Undisclosed Commission
There are and will be no commissions, rebates, premiums or other payments by or to or on account of any Credit Party, their shareholders or directors in connection with the Term Loan Facility, the Revolving Loan Facility or the Restatement Date Transactions as a whole other than as disclosed to the Administrative Agent in writing.
SECTION 7.  Affirmative Covenants.
Each Credit Party covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Credit Document shall have been paid in full (other than contingent indemnification obligations for which no claim or demand has been made), each Credit Party will, and each Credit Party will cause each of its Subsidiaries to:
7.01  Financial Statements, Reports, etc.  Furnish to the Administrative Agent for distribution to the Lenders:
(a)  Annual Reports.  Within 90 days after the end of each fiscal year of Holdings, (i) the audited consolidated balance sheet of Holdings and its Subsidiaries as of the end of such fiscal year and related consolidated statements of operations, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, accompanied by an opinion of Ernst & Young LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification or exemption), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings and its Subsidiaries as of the dates and for the periods specified in accordance with GAAP, and (ii) management’s discussion and analysis of the financial condition, results of operations and cash flows of Holdings and its Subsidiaries for such fiscal year, as compared to the previous fiscal year;
(b)  Quarterly Reports.  Within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings and its Subsidiaries, (i) the unaudited consolidated balance sheet of

Holdings and its Subsidiaries as of the end of such fiscal quarter and related consolidated statements of operations, cash flows and stockholders equity for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with (x) the consolidated balance sheet as of the end of the immediately preceding fiscal year and (y) the consolidated statements of operations, cash flows and stockholders equity for the comparable periods in the previous fiscal year, accompanied by a certificate of a Financial Officer of Holdings stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings and its Subsidiaries as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a)(i) of this Section 7.01, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s analysis and discussion of the financial condition, results of operations and cash flows of Holdings and its Subsidiaries for such fiscal quarter and for the then elapsed portion of the fiscal year;
(c)  Compliance Certificates.  (i) Concurrently with any delivery of financial statements under Sections 7.01(a) and (b), a Compliance Certificate certifying that no Default exists or, if a Default does exist and is continuing, specifying in reasonable detail the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) concurrently with any delivery of financial statements under Section 7.01(a) or (b), a Compliance Certificate setting forth (w) a list of all Collateral Vessels as of the end of such fiscal year or fiscal quarter, as the case may be, (x) computations in reasonable detail and reasonably satisfactory to the Administrative Agent demonstrating compliance with the Financial Covenants as at the end of such fiscal year or fiscal quarter, as the case may be, and (z) the Appraisals required to be delivered pursuant to Section 7.12.
(d)  Beneficial Ownership Regulation.  Promptly following any reasonable request by the Administrative Agent therefor, the Borrower shall provide a Beneficial Ownership Certification and all other necessary and customary information and documentation reasonably requested by the Administrative Agent or any Lender (which shall make such request through the Administrative Agent) for purposes of compliance with the Beneficial Ownership Regulation;
(e)  Management Letters.  Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;
(f)  Budgets.  No later than 45 days following the first day of each fiscal year of the Borrower, a budget (statements of operations), in form reasonably satisfactory to the Administrative Agent, prepared by Holdings for each fiscal month of such fiscal year, and for the following (2) two fiscal years, prepared in detail of Holdings and its Subsidiaries, with appropriate presentation and discussion in reasonable detail of the principal assumptions upon which such budget is based, accompanied by a certificate of a Financial Officer of the Borrower certifying that the budget is a reasonable estimate for the periods covered thereby;
(g)  Other Reports and Filings.  Promptly after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which any Company shall publicly file with the SEC or deliver to the holders (or any trustee, agent or other representative therefor) of Holdings’ or any of its Subsidiaries’ material Indebtedness pursuant to the terms of the documentation governing such Indebtedness, in each case, to the extent that any such information, proxy materials or reports are not independently delivered pursuant to this Agreement.  Holdings shall timely file all reports required to be filed by it with the NYSE and the SEC or, if applicable, the NASDAQ or such other nationally recognized stock exchange as may be approved in writing by the Required Lenders;
(h)  Environmental Information.  At any time that any Company has breached the representation and warranty in Section 6.17, is not in compliance with Section 7.09(a) or has delivered a notice pursuant to Section 7.02(e), provide, at the Borrower’s sole expense and at the request of the Administrative Agent, either (a) an environmental site assessment report concerning the Real Property owned, leased or operated by such Company that is the subject of any such breach, noncompliance or notice, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, provided that if the Borrower fails to provide the same within 45 days after such request was made, the Administrative Agent may order the same at any time thereafter if the Borrower is not diligently pursuing the completion of such report, the cost of which shall be borne by the Borrower, and in such case the respective Credit Party shall grant and hereby grants to the Administrative Agent and the Lenders and their respective agents reasonable access to such Real Property and specifically grant the Administrative Agent and the Lenders a license to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower; or (b) copies of the reports of the United States Coast Guard, Environmental Protection Agency and National Transportation Safety Board, and of any applicable state or foreign agency, if and when issued, concerning such breach, noncompliance or notice if related to a Collateral Vessel owned or operated by a Credit Party; and
(i)  Other Information.  Promptly, from time to time, such other customary information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations including the PATRIOT Act and the Beneficial Ownership Regulation, regarding the operations, business affairs and financial condition of Holdings and its Subsidiaries, or compliance with the terms of any Credit Document, or the environmental condition of any Vessel or Real Property, as the Administrative Agent, the Collateral Agent or any Lender may reasonably request.  Each Lender acknowledges that the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to in this Section 7.01, and in any event shall have no responsibility to monitor compliance by any Credit Party with any such request for delivery, and each Lender shall be solely responsible for requesting delivery (from the Administrative Agent) of or maintaining its copies of such documents.
Documents required to be delivered pursuant to Section 7.01(a), 7.01(b), and/or 7.01(g) may be delivered electronically and, if so delivered shall be deemed furnished and delivered on the date such information (x) has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto and (y) other than with respect to documents to be delivered pursuant to Section 7.01(g), the Administrative Agent shall have been notified thereof, such notification which shall be deemed to be received by the Administrative Agent with respect to the documents required to be delivered pursuant to Section 7.01(a) and/or 7.01(b) upon delivery of the Compliance Certificate pursuant to Section 7.01(c); provided that upon request of the Administrative Agent (acting on the instructions of the Required Lenders), the Borrower shall deliver copies (by e-mail or otherwise at Borrower’s election under Section 11.03) of such documents to the Administrative Agent until a written request to cease delivering copies is given by the Administrative Agent (acting on the instructions of the Required Lenders).  Notwithstanding anything to the contrary herein, in every instance, the Borrower shall be required to provide copies of the Compliance Certificate required by Section 7.01(c) to the Administrative Agent and each of the Lenders and no such public filings shall be deemed to be a substitute therefor.
The Borrower and each Lender acknowledge that certain of the Lenders may be Public Lenders and, if documents or notices required to be delivered pursuant to this Section 7.01 or otherwise are being distributed through a Platform, any document or notice that the Borrower has indicated contains Material Non-Public Information shall not be posted on that portion of the Platform designated for such Public Lenders.  Holdings and the Borrower agree to clearly designate all information provided to the Administrative Agent by or on behalf of the Borrower which is suitable to make available to Public Lenders.  If Holdings or the Borrower has not indicated whether a document or notice delivered pursuant to this Section 7.01 contains Material Non-Public Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive

Material Non-Public Information with respect to Holdings, the Borrower, their respective Subsidiaries and their respective securities.
7.02  Litigation and Other Notices.  Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within five Business Days of obtaining knowledge thereof):
(a)  any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
(b)  the filing or commencement of, or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity or otherwise by or before any Governmental Authority, (i) against any Company that has had, or would reasonably be expected to result in, a Material Adverse Effect, (ii) with respect to any Credit Document or (iii) with respect to any of the Restatement Date Transactions;
(c)  any event, change, effect, development, circumstance, or condition that has resulted, or would reasonably be expected to result, in a Material Adverse Effect;
(d)  the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;
(e)  the receipt by any Company of any notice of any Environmental Claim, violation by any Company of Environmental Law, or knowledge by any Company that there exists a condition that has resulted, or would reasonably be expected to result, in an Environmental Claim or a violation of or liability under, any Environmental Law, except for Environmental Claims, violations, conditions and liabilities the consequence of which would not be reasonably expected to result in a Material Adverse Effect;
(f)  (i) the incurrence of any Lien (other than Permitted Liens) on, or claim assessed against, all or any material portion of the Collateral or (ii) the occurrence of any other event which would reasonably be expected to materially and adversely affect all or a material portion of the Collateral;
(g)  the occurrence of any Event of Loss in respect of any Collateral Vessel;
(h)  any damage or injury caused by or to a Collateral Vessel in excess of $2,500,000; and
(i)  any material default or notices under any Permitted Charter.
7.03  Existence; Businesses and Properties.  (a)  Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and all rights, franchises, licenses, privileges, permits and Governmental Approvals, except (x) as otherwise permitted under the Credit Documents or (y) other than in the case of the legal existence of any Credit Party, to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(b)  Except as otherwise permitted under any Credit Document, do or cause to be done all things necessary to obtain, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material tangible properties used or useful in the business of the Credit Parties and from time to time will make, or cause to be made, all appropriate repairs, renewals and replacements thereof.
7.04  Insurance.  (a)   Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance with financially sound and reputable insurers, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to the Collateral Vessels and other properties material to the business of the Credit Parties against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, or as otherwise required by any Legal Requirements; provided, however, in addition to the requirements set forth above in this sentence, the Credit Parties will at all times cause at least the Required Insurance to be maintained with respect to the Collateral Vessels.
(b)  All general property insurance policies and general liability insurance policies, (except with respect to insurance related to the Collateral Vessels (which are covered by clause (c) below)) maintained by a Credit Party shall (i) provide that no cancellation, material reduction in amount or material reduction in coverage thereof shall be effective until at least 14 days (or 10 days in the case of non-payment of premium) after receipt by the Collateral Agent of written notice thereof (or if such provision is not customary in the insurance market, notice as soon as reasonably practicable), and (ii) name the Collateral Agent as loss payee (in the case of general property insurance) (or comparable language customary in the overseas insurance market) or additional insured on behalf of the Secured Creditors (in the case of general liability insurance) (or comparable language customary in the overseas insurance market), as applicable; provided, however, that war risk insurance shall be subject to customary automatic termination of cover provisions in accordance with market practice.
(c)  Cause the Insurance Deliverables Requirement to be satisfied at all times.
(d)  Notify the Administrative Agent and the Collateral Agent as soon as reasonably practicable whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 7.04 is taken out by (or on behalf of) any Credit Party; and promptly as soon as reasonably practicable deliver to the Administrative Agent and the Collateral Agent a copy of such policy or policies.
(e)  To the extent practical, at least fourteen (14) days before any of the Collateral Vessel’s insurances are due to expire, the Administrative Agent and the Collateral Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such insurances and the amounts, risks and terms in, against and on which the insurances are proposed to be renewed.
(e)  No Subsidiary Guarantor that is an owner of any Collateral Vessel will take any action that is reasonably likely to be the basis for termination, revocation or denial of any material insurance coverage required to be maintained under the Credit Documents in respect of any Collateral Vessel or that could reasonably be the basis for a defense to any material claim under any insurance policy maintained in respect of the Collateral Vessels, and the Subsidiary Guarantors shall otherwise comply in all material respects with all insurance policies in respect of the Collateral Vessels.
7.05  Obligations and Taxes.  (a)   Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful material claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, and (ii) such contest operates to suspend collection of the contested Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien.

(b)  Timely and correctly file all federal, state, foreign and other material Tax Returns required to be filed by it.
(c)  No Borrower intends to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.
(d)  Pay, perform and observe all of the terms and provisions of its Indebtedness and other contractual obligations promptly and in accordance with their respective terms except to the extent any failure to pay, perform or observe any such Indebtedness or other contractual obligations either would not constitute a Default or would not be reasonably expected to result in a Material Adverse Effect.
7.06  Employee Benefits.  (a)   Comply with all applicable Legal Requirements, including the applicable provisions of ERISA, those relating to any Non-U.S. Plan and the Code, with respect to all Employee Benefit Plans and, as applicable, all Non-U.S. Plans, except where such non-compliance would not be reasonably expected to result in a Material Adverse Effect and (b) furnish to the Administrative Agent, upon request, copies of (i) the most recent actuarial valuation report for each Non-U.S. Plan, (ii) all notices received by any Company or any of its Subsidiaries from any governmental agency concerning an ERISA Event, (iii) such other information, documents or governmental reports or filings related to any Non-U.S. Plan as the Administrative Agent shall reasonably request, (iv) any Financial Support Direction or Contribution Notice received by Holdings or a Subsidiary of Holdings, and (v) any warning notice or other document or letter received by Holdings or a Subsidiary of Holdings from the U.K. Pensions Regulator, that may lead to the issue of a Financial Support Direction or a Contribution Notice.
(b)  Promptly upon becoming aware of it, notify the Administrative Agent of (i) any investigation or proposed investigation by the U.K. Pensions Regulator which may lead to the issue of a Financial Support Direction or a Contribution Notice to it or any of its Subsidiaries in respect of the UK Pension Plan, (ii) the issue of a Financial Support Direction or a Contribution Notice to it or any of its Subsidiaries in respect of the UK Pension Plan, (iii) any notification by the trustees of the UK Pension Plan to it or any of its Subsidiaries that a debt has become, or will become, payable in respect of the UK Pension Plan pursuant to section 75 of the Pensions Act 1995, and (iv) any notification by the trustees of the UK Pension Plan to it or any of its Subsidiaries of any increase in the contributions due to the UK Pension Plan that has resulted, or would be reasonably likely to result in, a Material Adverse Effect.
(c)  Ensure that neither it nor any of its Subsidiaries will take any action in relation to the UK Pension Plan that would reasonably be expected to have a Material Adverse Effect, including (without limitation) winding-up or causing the winding-up of the UK Pension Plan.
7.07  Maintaining Records; Access to Properties and Inspections.  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements are made of all dealings and transactions in relation to its business and activities (including accurate and complete records of its Pool Financing Receivables and all payments and collection thereon).  Each Credit Party will permit any representatives designated by the Administrative Agent and the Collateral Agent upon two Business Days’ advance notice, during normal business hours, and not more than twice during any fiscal year of Holdings or the Borrower (unless an Event of Default exists) to visit and inspect the financial records and the property of such Credit Party and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent and the Collateral Agent to discuss the affairs, finances, accounts and condition of any Credit Party with the officers and employees thereof and advisors thereof (including independent accountants thereof); provided, however, nothing in this Section 7.07 either shall limit the rights of the Administrative Agent and the Collateral Agent, or the obligations of the Credit Parties, under Section 7.12.

7.08  Use of Proceeds.  Use the proceeds of the Loans only for the purposes set forth in Section 6.11.
7.09  Compliance with Environmental Laws and other Legal Requirements.
(a)  Comply, and use commercially reasonable efforts to cause all third party lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any remedial action required by Environmental Laws; provided, however, that no Company shall be required to take any of the foregoing actions in this Section 7.09 to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
(b)  Comply with all other Legal Requirements of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect.
(c)  Ensure, and cause each other Credit Party to, ensure that any scrapping of a Collateral Vessel carried out while such Collateral Vessel is owned and controlled by the Borrower or such other Credit Party shall be conducted in compliance with Regulation (EU) No 1257/2013 of the European Parliament and of the Council of 20 November 2013 on ship recycling and amending Regulation (EC) No 1013/2006 and Directive 2009/16/EC (Text with EEA relevance) and the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009, in each case, as supplemented with future guidelines in connection with such regulation or convention, as applicable and to the extent required by laws of the Acceptable Flag Jurisdiction of registry of such Collateral Vessel.  Each Subsidiary Guarantor that owns a Collateral Vessel shall use reasonable efforts to obtain and to maintain a Class-approved Inventory of Hazardous Materials from an Acceptable Classification Society.
7.10  Security Interests; Further Assurances.  (a)   Promptly upon the reasonable request of the Administrative Agent or the Collateral Agent, at the sole cost and expense of the Credit Parties, (i) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents necessary or appropriate (or, upon the reasonable request of the Administrative Agent or the Collateral Agent or any Lender, desirable) for the continued validity, enforceability, perfection and priority of the Liens on the Collateral intended to be covered by the Security Documents, subject to no other Liens except Permitted Liens, or obtain any consents or waivers as may be necessary or appropriate in connection therewith and (ii) without limiting the generality of the foregoing, execute, if required, and file, or cause to be filed, such financing or continuation statements under the UCC, or amendments thereto, such amendments or supplements to the Collateral Vessel Mortgages (including any amendments required to maintain the Liens granted by such Collateral Vessel Mortgages), and such other instruments or notices, as may be reasonably necessary, or that the Administrative Agent or the Collateral Agent may reasonably require (subject to any limitations that may be set forth in the Security Documents), to protect and preserve the Liens granted or purported to be granted by the Security Documents.
(b)  At the reasonable written request of any counterparty to an Interest Rate Protection Agreement entered into after the Restatement Date, the applicable Credit Party shall promptly execute an amendment to each Collateral Vessel Mortgage confirming that the obligations under such Interest Rate Protection Agreement are Secured Obligations under each Collateral Vessel Mortgage, and cause the same to be promptly and duly recorded, and such amendment shall be in form and substance reasonably satisfactory to the Administrative Agent.

7.11  Certain Information Regarding the Credit Parties.  Furnish 30 days prior (or such shorter period acceptable to the Administrative Agent in its sole discretion) written notice to the Administrative Agent of any change (a) in any Credit Party’s legal name, (b) in the location of any Credit Party’s chief executive office, (c) in any Credit Party’s organizational structure, (d) in any Credit Party’s Federal Taxpayer Identification number or organizational identification number, if any, (e) in any Credit Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), or (f) any change in the Acceptable Flag Jurisdiction of a Collateral Vessel to a different Acceptable Flag Jurisdiction.  Each Credit Party agrees not to effect any change referred to in the immediately preceding sentence unless, within five Business Days after such change (or such longer period acceptable to the Administrative Agent in its sole discretion), all filings have been made under the UCC or otherwise that are required (i) for the Collateral Agent to maintain the validity, enforceability, perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Creditors in the Collateral, if applicable, and (ii) in the case of a Collateral Vessel, to ensure that the Collateral and Guaranty Requirements remain satisfied with respect to such Collateral Vessel.  Each Credit Party shall promptly provide the Administrative Agent with certified Organizational Documents reflecting any of the changes described in the first sentence of this Section 7.11.
7.12  Appraisals.  (a)  At the time of the delivery of Compliance Certificates in connection with the financial statements required to be delivered pursuant to Section 7.01(a) and 7.01(b), the Borrower shall deliver Appraisals for each Collateral Vessel dated within thirty (30) days prior to the end of the quarterly accounting period, in each case, in form and substance reasonably acceptable to the Administrative Agent and from two (2) Approved Appraisers.  The Borrower agrees that the Collateral Agent and the Administrative Agent (and their respective agents, representatives and consultants) shall be permitted to obtain from time to time Appraisals by Approved Appraisers of the Collateral Vessels (and related assets) in lieu of the Appraisals obtained by the Borrower and delivered pursuant to the preceding sentence; provided, that (i) the Collateral Agent and the Administrative Agent shall only be permitted to obtain four Appraisals in the aggregate for each Collateral Vessel at the Borrower’s expense in any 12 month period and (ii) during the existence and continuation of an Event of Default, there shall be no limit on the number of additional Appraisals of each Collateral Vessel that the Collateral Agent and the Administrative Agent may obtain at the Borrower’s expense in any 12 month period.
(b)  None of the Collateral Agent, the Administrative Agent and the Lenders shall have any duty to any Credit Party to make any Appraisal, nor to share any results of any such Appraisal or report with any Credit Party.  Each of the Credit Parties acknowledges that the Borrower shall not be entitled to rely upon Appraisals and reports described in this Section 7.12 which are obtained by the Collateral Agent, the Administrative Agent and the Lenders for their purposes.
7.13  Earnings Accounts.  Each Credit Party will cause the earnings derived from each of the respective Collateral Vessels, to the extent constituting Earnings and Insurance Collateral, to be deposited by the respective account debtor in respect of such earnings into an Earnings Account (it being understood that, absent an Event of Default, the Borrower shall have full control of the funds within the Earnings Accounts).
7.14  Post-Closing Matters.
(a)  If required or advisable pursuant to any Legal Requirements, on request of the Administrative Agent on or prior to the Restatement Date, not later than 12 Business Days after the Restatement Date (or such longer period as is reasonably acceptable to the Collateral Agent), each Subsidiary Guarantor that owns a Collateral Vessel shall have duly authorized, executed and delivered, and caused to be recorded or registered in accordance with the laws of the applicable Acceptable Flag Jurisdiction in which such Collateral Vessel is registered, an amendment to the Collateral Vessel Mortgage with respect to such Collateral Vessel and which shall attach this Agreement, as in effect on the Restatement Date and any other documentation required to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable first preferred ship mortgage lien upon such Collateral Vessel, subject only to Permitted Liens related thereto.
(b)  Execute and deliver the documents and complete the tasks set forth on Schedule 7.14 to the Disclosure Schedules, in each case within the time limits specified therein.  Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that, at all times prior to the applicable time limits specified on such Schedule 7.14, all conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described on Schedule 7.14 to the Disclosure Schedules within the time periods required thereon, rather than as elsewhere provided in the Credit Documents).
7.15  Flag of Collateral Vessel; Collateral Vessel Classifications; Operation of Collateral Vessels.
(a)  Each Subsidiary Guarantor which owns or operates a Collateral Vessel will remain qualified in all material respects to own and operate such Collateral Vessel under the laws of the Acceptable Flag Jurisdiction in which such Collateral Vessel is registered.  Notwithstanding the foregoing, any Subsidiary Guarantor may transfer a Collateral Vessel to an Acceptable Flag Jurisdiction pursuant to the requirements set forth in the definition of “Flag Jurisdiction Transfer.”
(b)  Each Subsidiary Guarantor which owns or operates a Collateral Vessel will (i) comply with and satisfy all applicable Legal Requirements of the applicable Acceptable Flag Jurisdiction in order that such Collateral Vessel shall continue to be registered pursuant to the laws of such Acceptable Flag Jurisdiction or flag and (ii) not do or allow to be done anything whereby such registration is or would reasonably be expected to be forfeited.
(c)  Each Subsidiary Guarantor which owns or operates a Collateral Vessel will ensure that each Collateral Vessel is in all respects seaworthy and fit for its intended service and maintains its classification in effect as of the Restatement Date with an Acceptable Classification Society free of any overdue conditions or recommendations affecting class, unless the failure to maintain such seaworthiness or to remain fit for its intended service or obtain such classification or the existence of any overdue conditions or recommendations affecting class would not result in any suspensions, discontinuances or withdrawal of class.
(d)  Each Subsidiary Guarantor which owns or operates a Collateral Vessel will submit such Collateral Vessel to such surveys as may be required for classification purposes and, upon the reasonable written request of the Administrative Agent, supply to the Administrative Agent copies of all such survey reports and classification certificates issued in respect thereof.
(e)  Each Subsidiary Guarantor which owns or operates a Collateral Vessel will promptly pay and discharge all tolls, dues, taxes, assessments, governmental charges, fines, penalties, debts, damages and liabilities whatsoever which have given or may give rise to maritime or possessory Liens (other than Permitted Liens) on, or claims (other than Permitted Liens) enforceable against, such Collateral Vessel other than any of the foregoing being contested in good faith and diligently by appropriate proceedings, and, in the event of arrest of any Collateral Vessel pursuant to legal process, or in the event of its detention in exercise or purported exercise of any such Lien or claim as aforesaid, procure, if possible, the release of such Collateral Vessel from such arrest or detention forthwith upon receiving notice thereof by providing bail or otherwise as the circumstances may require.

(f)  Each Subsidiary Guarantor which owns or operates a Collateral Vessel will maintain a valid Certificate of Financial Responsibility (Oil Pollution) issued by the United States Coast Guard pursuant to the Federal Water Pollution Control Act to the extent that such certificate may be required by applicable Legal Requirements for any Collateral Vessel and such other similar certificates as may be required in the course of the operations of any Collateral Vessel pursuant to the International Convention on Civil Liability for Oil Pollution Damage of 1969, or other applicable Legal Requirements (including the ISM Code and the ISPS Code).
(g)  In connection with any Permitted Charter having an indicated duration exceeding twenty-four (24) months (including any optional extensions), the applicable Subsidiary Guarantor shall use commercially reasonable efforts to, at its own cost and expense, promptly and duly execute and deliver to the Collateral Agent an assignment of such charter contract, and the charterer under such contract a notice of assignment of charters in respect of such charter contract (if permitted thereunder) substantially in the form set forth in the General Assignment Agreement, and will use its commercially reasonable efforts to cause the charterer under such charter contract to execute and deliver to the Collateral Agent a consent to such assignment in form and substance reasonably satisfactory to the Administrative Agent.
(h)  On and after the Restatement Date, the Borrower will use commercially reasonable efforts to cause each Acceptable Third Party Technical Manager to execute a manager’s undertaking in a form consistent with market practice in ship finance transactions in favor of the Collateral Agent in a form and substance reasonably acceptable to the Collateral Agent (the “Manager’s Undertaking”) to the extent such Acceptable Third Party Technical Manager has not provided such Manager’s Undertaking as of the Restatement Date.
(i)  Upon the reasonable request of a Subsidiary Guarantor, the Collateral Agent shall enter into with such charterer, a quiet enjoyment agreement substantially in the form of Exhibit L together with such additional terms reasonably requested by such charterer, subject to the Collateral Agent’s consent, such consent not to be unreasonably withheld or delayed; provided that no more than five quiet enjoyment agreements (or such higher number as may be approved by the Required Lenders) shall be outstanding at any time during the term of this Agreement.
7.16  Material Agreements.  Comply with all contracts (including any charter contracts) and other agreements to which any Company is a party, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.
7.17  Collateral Vessel Management.  Cause all Collateral Vessels owned by the Subsidiary Guarantors to be managed by the Borrower or any Subsidiary or Affiliate of the Holdings (other than Holdings) by a Commercial Manager and a Technical Manager.
7.18  Agent for Service of Process.  The Borrower shall cause to be maintained at all times International Seaways Ship Management LLC, with an office for service of process delivery on the date hereof at 600 Third Avenue, 39th Floor, New York, New York 10016, and its successors or another agent reasonably acceptable to the Administrative Agent, as its and the other Credit Parties’ agent for service of process in the State of New York and shall cause any other such agent to execute and deliver to the Borrower and the Administrative Agent a letter in form and substance reasonably satisfactory to the Administrative Agent, accepting such agency, prior to or concurrently with such other agent’s acceptance of its appointment as agent for service of process for the Credit Parties.
7.19  Poseidon Principles.  The Borrower shall, upon the request of any Lender which is a signatory to the Poseidon Principles at the time of such request, on or before 31 July in each calendar year, supply or procure the supply to the Administrative Agent (for transmission to all Lenders) the Average Efficiency Ratio (AER) and Vessel Carbon Intensity Certificate prepared by a Recognized Organization and relevant Statement(s) of Compliance in order for such Lender to comply with its obligations under the

Poseidon Principles in respect of the preceding calendar year, in each case relating to each Collateral Vessel for the preceding calendar year, provided that no Lender shall publicly disclose such information with the identity of the relevant Collateral Vessel without the prior written consent of the Borrower and, for the avoidance of doubt, such information shall be confidential information for purposes of Section 11.15 but the Borrower acknowledges that, in accordance with the Poseidon Principles, such information will form part of the information published regarding the applicable Lender’s portfolio climate alignment.
7.20  Sanctions Laws.  The Borrower and Subsidiary Guarantors shall:
(a)  ensure that any Collateral Vessel owned and controlled by it shall not be used by or for the benefit of any Embargoed Person in violation of Sanctions Laws;
(b)  ensure that such Collateral Vessel shall not be used in trading in violation of Sanctions Laws;
(c)  ensure that such Collateral Vessel shall not be used in trading in any manner which breaches the sanctions limitation or exclusion clause (or similar clause) in the Required Insurance relating to such Collateral Vessel,
(d)  use commercially reasonable efforts to ensure that each charter in respect of such Collateral Vessel entered into after the Restatement Date shall contain, for the benefit of the relevant Company, language which gives effect to the provisions of this Section 7.20 and permits refusal of employment or voyage orders which would result in a violation of Sanctions Law.
SECTION 8.  Negative Covenants
Holdings and each other Credit Party covenants and agrees with the Administrative Agent, the Collateral Agent and each Lender that, on and after the Restatement Date and until the Commitments have been terminated and the principal of and interest and premium (if any) on each Loan, all Fees and all other expenses or amounts payable under any Credit Document have been paid in full (other than contingent indemnification obligations for which no claim or demand has been made), Holdings and each other Credit Party will not, nor will any Credit Party cause or permit any of its Subsidiaries to:
8.01  Indebtedness.  Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:
(a)  Indebtedness of Holdings and its Subsidiaries incurred under this Agreement and the other Credit Documents;
(b)  Indebtedness of Holdings and its Subsidiaries outstanding on the Restatement Date under the Other Loan Agreements and listed on Schedule 8.01(b) to the Disclosure Schedules;
(c)  Indebtedness of Holdings and its Subsidiaries under Interest Rate Protection Agreements, in each case entered into in the ordinary course of business and not for speculative purposes; provided, that (i) such Interest Rate Protection Agreements relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Credit Documents and (ii) the notional principal amount under such Interest Rate Protection Agreements at the time incurred does not exceed the principal amount of the Indebtedness to which such Interest Rate Protection Agreements relate;
(d)  Indebtedness of Holdings and its Subsidiaries arising from Investments permitted by Section 8.04;
(e)  Indebtedness of Holdings and its Subsidiaries in respect of Purchase Money Obligations, so long as (i) immediately before and after giving pro forma effect to the incurrence of such additional Indebtedness, no Event of Default then exists or would result therefrom, and (ii) if such Indebtedness is incurred by the Borrower or a Subsidiary Guarantor, the aggregate principal amount of such Indebtedness does not exceed $2,000,000 for such Collateral Vessel and $17,800,000 in the aggregate for all Collateral Vessels;
(f)  Indebtedness of Holdings and its Subsidiaries in respect of bid, performance, customs or surety bonds issued for the account of any Person in the ordinary course of business, including guarantees or obligations of any Person with respect to letters of credit supporting such bid, performance, customs or surety obligations (in each case other than for an obligation for borrowed money), so long as if such bid, performance, customs or surety bonds are in respect of the Collateral Vessels or incurred by the Borrower or a Subsidiary Guarantor, such Indebtedness shall not exceed an aggregate amount not to exceed $20,000,000 at any time outstanding;
(g)  Contingent Obligations (i) of Holdings in respect of Indebtedness of any Subsidiary of Holdings and (ii) of any Subsidiary of Holdings in respect of Indebtedness of Holdings or any other Subsidiary of Holdings, in each case, to the extent that such Indebtedness is otherwise permitted to be incurred pursuant to this Section 8.01 (other than clause (b) of this Section 8.01); provided that (A) Contingent Obligations of Holdings, the Borrower or any Subsidiary Guarantor of Indebtedness of any Subsidiary of Holdings which is not a Credit Party shall be subject to compliance with Section 8.04(e), (B) if a Subsidiary of Holdings which is not a Credit Party provides a guarantee of Indebtedness of a Credit Party in accordance with this clause (i), Holdings will cause such Subsidiary to guarantee the Obligations pursuant to the Subsidiaries Guaranty, and (C) if the Indebtedness to be guaranteed is subordinated to the Obligations, then the guarantees permitted under this clause (i) shall be subordinated to the Obligations to the same extent and on the same terms as the Indebtedness so guaranteed is subordinated to the Obligations;
(h)  Indebtedness of Holdings and its Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that in the case of any such Indebtedness of a Credit Party, such Indebtedness is extinguished within five Business Days of incurrence;
(i)  Indebtedness of Holdings and its Subsidiaries arising in connection with endorsement of instruments for deposit in the ordinary course of business;
(j)  Indebtedness of Holdings and its Subsidiaries consisting of the financing of insurance premiums in the ordinary course of business;
(k)  other Indebtedness of Holdings and its Subsidiaries (other than the Subsidiary Guarantors); provided that immediately before and after giving effect on a Pro Forma Basis to the incurrence of such additional Indebtedness, (i) no Event of Default then exists or would result therefrom and (ii) Holdings and its Subsidiaries shall be in compliance with the Financial Covenants; and
(l)  Indebtedness consisting of Pool Financing Indebtedness in an aggregate principal amount not to exceed $75,000,000 at any time outstanding (which amount, for the avoidance of doubt, shall include the principal amount of all Indebtedness of the Borrower or any of its Subsidiaries in respect of such Pool Financing Indebtedness for which it is liable, whether on a several basis, or on a joint and several basis with any other Person).
8.02  Liens.  Create, incur, assume or permit to exist, directly or indirectly, any Lien on any Collateral, whether now owned or hereafter acquired by it, except the following (collectively, the “Permitted Liens”):

(a)  inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are immaterial or being contested in good faith by appropriate proceedings timely initiated and for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;
(b)  Liens in respect of property of any Credit Party imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business (including customary contractual landlords’ liens under operating leases entered into in the ordinary course of business), and (i) which do not in the aggregate materially and adversely affect the value of the property subject to such Lien, and do not materially impair the use thereof in the operation of the business of the respective Credit Party, and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings timely initiated and for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;
(c)  Liens arising out of judgments, attachments or awards not resulting in an Event of Default and in respect of which such Credit Party shall in good faith be diligently prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;
(d)  Liens (x) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, performance, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (in each case, exclusive of obligations for the payment of Indebtedness) or (y) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided, that (i) such tenders, obligations, bonds, contracts or premiums relate to the business of the Subsidiary Guarantors or the Collateral Vessels, (ii) such Liens do not relate to the incurrence of Indebtedness for borrowed money, and (iii) such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;
(e)  bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Credit Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that, unless such Liens are non-consensual and arise by operation of applicable Legal Requirements, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
(f)  Liens granted pursuant to the Credit Documents to secure the Secured Obligations;
(g)  Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods, (ii) in the ordinary course of business for dry-docking, maintenance, repairs and improvements to Collateral Vessels, crews’ wages, salvage (including contract salvage and general average) and (iii) maritime Liens (other than in respect of Indebtedness) for amounts not yet due and payable or more than 30 days delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or Orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, up to an aggregate amount at any time not to exceed $1,000,000 for such Collateral Vessel and $20,000,000 in the aggregate for all Collateral Vessels;
(h)  with respect only to Collateral Vessels, Liens arising by operation of law and fully covered (in excess of permitted deductibles) by the Required Insurance, such coverage to be confirmed upon the request of the Collateral Agent by the marine insurance broker placing the applicable Required Insurance;
(i)  Liens solely on any cash earnest money deposits made by any Credit Party in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;
(j)  Liens arising pursuant to a Permitted Charter; and
(k)  Liens on Pool Financing Receivables and the proceeds thereof securing Pool Financing Indebtedness.
Any reference in any of the Credit Documents to a Permitted Lien is not intended to and shall not be interpreted as subordinating or postponing, or as any agreement to subordinate or postpone, any Lien created by any of the Credit Documents to any Permitted Lien.
8.03  Sale and Leaseback Transactions.  Enter into any Sale and Leaseback Transaction unless, immediately before and after giving effect on a Pro Forma Basis to such Sale and Leaseback Transaction, (i) no Event of Default then exists or would result therefrom and (ii) the Borrower shall be in compliance with the Financial Covenants; provided that if such Sale and Leaseback Transaction is in respect of a Collateral Vessel, the Borrower shall have made a prepayment in accordance with Section 4.02(b).
8.04  Investments, Loans and Advances.  Directly or indirectly, lend money or credit (by way of guarantee, assumption of debt or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:
(a)  Investments of Holdings and its Subsidiaries outstanding on the Restatement Date and identified on Schedule 8.04(a) to the Disclosure Schedules;
(b)  Holdings and its Subsidiaries may (i) acquire and hold accounts receivable owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;
(c)  Obligations under the Interest Rate Protection Agreements of Holdings and its Subsidiaries permitted pursuant to Section 8.01(c);
(d)  loans and advances to directors, employees and officers of the Borrower and its Subsidiaries for bona fide business purposes and to purchase Equity Interests of Holdings, in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(e)  Investments by (i) Holdings or any other Credit Party in Holdings or any such Credit Party, (ii) any Subsidiary of Holdings that is not a Credit Party in a Credit Party, and (iii) any Subsidiary of Holdings that is not a Credit Party in any other Subsidiary of Holdings that is not a Credit Party; provided, that any such Investment shall be subject to the terms of the Intercompany Subordination Agreement;
(f)  Investments of Holdings and its Subsidiaries in securities of trade creditors or customers in the ordinary course of business that are received in settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
(g)  mergers and consolidations in compliance with Section 8.05;
(h)  Investments made by any Credit Party as a result of consideration received in connection with a disposition of property made in compliance with Section 8.06;
(i)  acquisitions of property in compliance with Section 8.07 (other than Section 8.07(a));
(j)  Dividends in compliance with Section 8.08;
(k)  Investments of any person that becomes a Subsidiary of the Borrower after the date hereof pursuant to a Permitted Acquisition or other Investment permitted hereunder; provided, that (i) such Investments exist at the time such person becomes a Subsidiary or is acquired, (ii) such Investments are not made in anticipation or contemplation of such person becoming a Subsidiary, and (iii) such Investments are not directly or indirectly recourse to any of the Credit Parties or any of their respective assets, other than to the person that becomes a Subsidiary;
(l)  other Investments by Holdings and its Subsidiaries, so long as, immediately before and after giving effect on a Pro Forma Basis to such Investment (x) no Event of Default then exists or would result therefrom and (y) the Borrower shall be in compliance with the Financial Covenants;
(m)  Investments pursuant to any Redomiciliation shall be permitted to the extent required in order to implement such Redomiciliation;
(n)  to the extent constituting an Investment, payments to the Borrower permitted pursuant to Section 8.09(d); and
(o)  other Investments by the Borrower or any of its Subsidiaries to the extent that the consideration therefor, in whole or in part, is Qualified Capital Stock of Holdings; provided that all consideration in respect of such any such Investment other than in the form of Qualified Capital Stock of Holdings is expressly permitted pursuant to another clause of this Section 8.04.
8.05  Mergers and Consolidation.  Wind up, liquidate or dissolve its affairs, or enter into any transaction of merger or consolidation, except that the following shall be permitted:
(a)  dispositions of assets in compliance with Section 8.06 (other than Sections 8.06(d), (e) and (f));
(b)  Permitted Acquisitions;
(c)  any solvent Subsidiary of Holdings (other than the Borrower) may merge or consolidate with or into the Borrower or a Subsidiary Guarantor (so long as (i) in the event the Borrower is a party to such merger or consolidation, the Borrower shall be the surviving person, and (ii) in any other case, a Subsidiary Guarantor shall be the surviving person and shall remain, directly or indirectly, a Wholly-

Owned Subsidiary of the Borrower); provided, that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 7.10;
(d)  any Subsidiary of Holdings that is not a Credit Party may merge into any other Subsidiary of Holdings that is not a Credit Party;
(e)  any Subsidiary of Holdings that is not a Credit Party may dissolve, liquidate or wind up its affairs at any time if such dissolution, liquidation or winding up would not reasonably be expected to be disadvantageous to the Agents and the Lenders in any material respect; and
(f)  any Redomiciliation shall be permitted; provided that (i) the Borrower shall have delivered to the Administrative Agent a notice (the “Redomiciliation Notice”) no less than thirty (30) days (or such shorter period as the Administrative Agent may reasonably agree) prior to the consummation of the proposed Redomiciliation, (ii) no Default or Event of Default shall have occurred or be continuing both immediately before and after giving effect to such Redomiciliation, (iii) the Borrower shall have delivered to the Collateral Agent, a supplement to Annex A, Annex B, Annex C, Annex D and/or Annex E to the Pledge Agreement, as applicable, and Schedule I to the General Assignment Agreement which shall correct all information contained therein after giving effect to such Redomiciliation, (iv) the Credit Parties shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect (to at least the same extent as in effect immediately prior to such Redomiciliation) and shall be in compliance with the Collateral and Guaranty Requirements, (v) the Borrower shall have delivered to the Administrative Agent, customary legal opinions, reasonably satisfactory in form, scope and substance to the Administrative Agent, of one or more counsel reasonably satisfactory to the Administrative Agent, addressing such matters in connection with the Redomiciliation as the Administrative Agent or any Lender may reasonably request, (vi) the Administrative Agent is satisfied that the rights and remedies of the Lenders under the Credit Documents are not impaired in any material respect (including the ability to enforce such rights and remedies thereunder and the value of any claims under the Subsidiaries Guaranty), and (vii) the Borrower shall have delivery to any Lender such documentation or information as may be requested by such Lender in accordance with Section 11.20 in connection with such Redomiciliation.
To the extent the requisite Lenders under Section 11.12(b) waive the provisions of this Section 8.05 with respect to the sale of any Collateral not otherwise permitted under this Agreement, or any Collateral is sold as permitted by this Section 8.05, such Collateral (unless sold to another Credit Party), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as the Borrower shall have previously provided to the Collateral Agent and the Administrative Agent such certifications or documents as the Collateral Agent and/or the Administrative Agent shall reasonably request in order to demonstrate compliance with this Section 8.05, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.
8.06  Asset Sales.  Effect any disposition of any property, except that the following shall be permitted:
(a)  dispositions of surplus, worn out or obsolete property (other than Collateral Vessels) by Holdings or any of its Subsidiaries in the ordinary course of business that is, in the reasonable good faith judgment of the Borrower, no longer economically practicable to maintain or useful in the conduct of the business of Holdings and its Subsidiaries taken as a whole;
(b)  dispositions by any Credit Party of any Collateral Vessel or of Equity Interests of a Subsidiary Guarantor which directly or indirectly owns such Collateral Vessel; provided, that (i) no Event of Default then exists or would result therefrom, (ii) Holdings and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such disposition, with the Financial Covenants set forth in

Section 8.10 for the most recently ended fiscal quarter of Holdings as if such disposition occurred on the last day of such fiscal quarter, (iii) such dispositions are made for Fair Market Value and on an arms-length commercial basis, (iv) the Borrower shall have made a prepayment in accordance with Section 4.02(b) and (v) at least 75% of the consideration payable in respect of such disposition of property is in the form of cash or Cash Equivalents and is received at the time of the consummation of any such disposition;
(c)  leases of, or charter contracts in respect of, real or personal property (other than Sale and Leaseback Transactions of the Collateral Vessels) by Holdings and its Subsidiaries in the ordinary course of business and, in the case of any such lease or charter contracts in respect of the Collateral Vessels or other Collateral, in accordance with the applicable Security Documents;
(d)  Investments by Holdings and its Subsidiaries in compliance with Section 8.04;
(e)  Dispositions by Holdings and its Subsidiaries consisting of mergers and consolidations in compliance with Section 8.05;
(f)  Dividends by Holdings and its Subsidiaries in compliance with Section 8.08;
(g)  dispositions by Holdings and its Subsidiaries made in the ordinary course of business (excluding dispositions of Collateral Vessels or other Collateral) and dispositions of cash and Cash Equivalents in the ordinary course of business;
(h)  any disposition by Holdings or its Subsidiaries of property that constitutes an Event of Loss; provided that if such Event of Loss is the actual or constructive total loss of a Collateral Vessel or the agreed or compromised total loss of a Collateral Vessel, the Borrower shall have made a prepayment in accordance with Section 4.02(b);
(i)  any disposition of property by (i) Holdings or any Subsidiary of Holdings to Holdings, the Borrower or any other Credit Party and (ii) any Subsidiary of Holdings that is not a Credit Party to another Subsidiary of Holdings that is not a Credit Party; provided, that if the transferor of such property is a Credit Party, the transferee thereof must be Credit Party;
(j)  sales, forgiveness or other dispositions by Holdings and its Subsidiaries without recourse in the ordinary course of business of accounts receivable arising in the ordinary course of business in connection with the collection or compromise thereof but not as part of any financing transaction; and
(k)  dispositions of other property of Holdings and its Subsidiaries (including Vessels (other than Collateral Vessels) and Equity Interests in any Subsidiary of Holdings (other than the Borrower or a Subsidiary Guarantor)); provided, that (i) no Event of Default then exists or would result therefrom and (ii) Holdings and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect to such disposition, with the Financial Covenants set forth in Section 8.10 for the most recently ended fiscal quarter of Holdings as if such disposition occurred on the last day of such fiscal quarter.
To the extent the requisite Lenders under Section 11.12 waive the provisions of this Section 8.06, with respect to the sale of any Collateral not otherwise permitted under this Agreement, or any Collateral is sold as permitted by this Section 8.06, such Collateral (unless sold to a Credit Party), but not the proceeds thereof, shall be sold free and clear of the Liens created by the Security Documents, and, so long as the Borrower shall have previously provided to the Administrative Agent and the Collateral Agent such certifications or documents as the Administrative Agent and/or the Collateral Agent shall reasonably request in order to demonstrate compliance with this Section 8.06, the Collateral Agent shall take all actions it deems appropriate in order to effect the foregoing.

8.07  Acquisitions.  Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person except that the following shall be permitted:
(a)  Investments in compliance with Section 8.04;
(b)  Capital Expenditures by the Borrower and its Subsidiaries;
(c)  purchases and other acquisitions of inventory, materials, equipment and intangible property by the Borrower and its Subsidiaries in the ordinary course of business;
(d)  leases or licenses of real or personal property in the ordinary course of business and in accordance with this Agreement and, to the extent involving Collateral, the applicable Security Documents;
(e)  advances for working capital to a Shipping Pool;
(f)  Permitted Acquisitions;
(g)  mergers and consolidations in compliance with Section 8.05; and
(h)  Dividends in compliance with Section 8.08;
provided, that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 7.10 or Section 7.11, as applicable.
8.08  Dividends.  Authorize, declare or pay, directly or indirectly, any Dividends with respect to Holdings and its Subsidiaries (including pursuant to any Synthetic Purchase Agreement) or incur any obligation (contingent or otherwise) to do so or make other distributions (including for the avoidance of doubt, stock buy-backs), except that the following Dividends shall be permitted:
(a)  Dividends by Holdings, subject the following conditions at the time of declaration and of payment of such Dividends and immediately after giving effect thereto:
(i)  no Event of Default has occurred and is continuing at the time of such declaration or payment or would occur as a consequence of the declaration or payment of Dividends; and
(ii)  Holdings and its Wholly-Owned Subsidiaries shall have Unrestricted Cash and Cash Equivalents of not less than $25,000,000 in excess of the Minimum Liquidity Threshold.
(b)  any Subsidiary of Holdings may authorize, declare and pay Dividends to Holdings or any other Subsidiary of Holdings which owns such Subsidiary.
8.09  Transactions with Affiliates.  Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Credit Party (other than between or among the Borrower and the Subsidiary Guarantors to the extent otherwise permitted under this Agreement), other than on terms and conditions at least as favorable to such Credit Party as would reasonably be obtained by such Credit Party at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:
(a)  Dividends permitted by Section 8.08;
(b)  Investments permitted by Section 8.04;

(c)  reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements; and
(d)  Affiliate transactions to the extent set forth on Schedule 8.09(d) to the Disclosure Schedules.
8.10  Financial Covenants.
(a)  Holdings and its Wholly-Owned Subsidiaries will not permit, at any time, commencing on the Restatement Date, Unrestricted Cash and Cash Equivalents to be an amount less than the greater of (x) $50,000,000 or (y) an amount equal to 5% of the Consolidated Indebtedness of Holdings and its Wholly-Owned Subsidiaries, taken as a whole (such level, the “Minimum Liquidity Threshold”).
(b)  Holdings and its Consolidated Subsidiaries will not permit the Maximum Leverage Ratio to be greater than 0.60 to 1.00 at any time.  The Maximum Leverage Ratio shall be tested on the last day of any Test Period, commencing with the Test Period ending on the last day of the first full fiscal quarter ending after the Restatement Date.
(c)  Holdings and its Consolidated Subsidiaries will not permit (a) Current Assets minus (b) Current Liabilities, to be less than $0 at any time.  For purposes of this calculation, (i) “Current Assets” shall mean the amount of the current assets of Holdings and its Consolidated Subsidiaries as shown in the latest financial statements delivered pursuant to Section 7.01(a) and (b), and (ii) “Current Liabilities” shall mean the amount of the current liabilities of Holdings and its Consolidated Subsidiaries (which, for purposes of this Section 8.10(c) shall not include Indebtedness of Holdings and its Consolidated Subsidiaries maturing within twelve (12) months of the relevant testing date) as shown in the latest financial statements delivered pursuant to Section 7.01(a) and (b).
(d)  Collateral Maintenance.  The Borrower will not permit, at all times, the sum of (i) the Aggregate Appraised Value of the Collateral Vessels that are subject to a Collateral Vessel Mortgage and (ii) the Fair Market Value of any Additional Collateral to fall below an amount that is equal to or less than 135% of the aggregate outstanding principal amount of the Term Loans and Revolving Loans (but not to include, for the avoidance of doubt, any unutilized Revolving Loan Commitment); provided that any non-compliance with this Section 8.10(d) shall not constitute an Event of Default (but shall constitute a Default), so long as within thirty (30) days of the occurrence of such non-compliance, the Borrower shall either (x) post Additional Collateral (and shall during such period, and prior to satisfactory completion thereof, be diligently carrying out such actions) or (y) prepay Loans pursuant to Section 4.02(c) in an amount sufficient to cure such non-compliance.
(e)  Holdings and its Subsidiaries will not permit, at all times, the ratio of (x) Consolidated EBITDA to (y) Consolidated Cash Interest Expense to be lower than 2.50:1.00 (the “Interest Coverage Ratio”), with such Interest Coverage Ratio calculated and tested for each Test Period on a trailing 12-month basis; provided that compliance with this clause (e) shall be required only for so long as Holdings and its Subsidiaries are required to comply with the Sinosure Interest Expense Coverage Ratio.
8.11  Prepayments of Other Indebtedness; Modifications of Organizational Documents and Certain Other Documents, etc.  Directly or indirectly:
(a)  make or offer to make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption, retirement, defeasance, or acquisition for value of, or any prepayment, repurchase or redemption, retirement, defeasance as a result of any asset sale, change in control or similar event of, any Subordinated Indebtedness;

(b)  amend or modify, or permit the amendment or modification of, any provision of any documents related to Subordinated Indebtedness in any manner that is, or would reasonably be expected to be, adverse in any material respect to the interests of any Agent or any Lender; or
(c)  (x) terminate, amend, modify (including electing to treat any Pledged Securities as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not, and would not reasonably be expected to be, adverse in any material respect to the interests of any Agent or any Lender, or (y) amend or modify any tax sharing or similar agreement without the consent of the Administrative Agent (such consent not to unreasonably withheld or delayed); provided that notwithstanding the foregoing, amendments, modifications or changes to the Organizational Documents of any Credit Party which are reasonably satisfactory to the Administrative Agent in connection with any Redomiciliation shall be permitted.
8.12  Limitation on Certain Restrictions on Subsidiaries.  Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance, restriction or condition on the ability of any Subsidiary of the Borrower to (i) make Dividends or make any other distributions on its Equity Interests or any other interest or participation in its profits owned by any Credit Party or pay any Indebtedness owed to any Credit Party, (ii) make loans or advances to any Credit Party or (iii) transfer any of its properties to any Credit Party, except for such encumbrances, restrictions or conditions existing under or by reason of:
(a)  applicable mandatory Legal Requirements;
(b)  this Agreement and the other Credit Documents;
(c)  the Other Loan Agreements;
(d)  Indebtedness of Subsidiaries of Holdings (other than the Credit Parties);
(e)  customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any of its Subsidiaries;
(f)  customary provisions restricting assignment of any agreement entered into by the Borrower or any of its Subsidiaries in the ordinary course of business;
(g)  customary restrictions and conditions contained in any agreement relating to the sale or other disposition of any property pending the consummation of such sale; provided, that (i) such restrictions and conditions apply only to the property to be sold, and (ii) such sale or other disposition is permitted hereunder;
(h)  any encumbrances, restrictions or conditions imposed by any amendments that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to in clause (d) above; provided, that such amendments are not materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment; or
(i)  any agreement in effect at the time a person becomes a Subsidiary of the Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of the Borrower and such restriction does not apply to any Credit Party other than such Subsidiary.
8.13  Limitation on Issuance of Capital Stock.

(a)  With respect to the Borrower, issue any Equity Interest that is Disqualified Stock;
(b)  With respect to any Subsidiary of the Borrower, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of the Borrower or any of its Subsidiaries in any class of the Equity Interests of such Subsidiary and (ii)  Subsidiaries of the Borrower formed or acquired after the Restatement Date in accordance with this Agreement may issue Equity Interests to the Borrower, a Wholly-Owned Subsidiary of the Borrower which is to own such Equity Interests and, in the case of a Subsidiary of the Borrower that is not a Credit Party, to other persons which are to own such Equity Interests to the extent otherwise permitted hereunder.  All Equity Interests issued to a Credit Party in accordance with this Section 8.13(b) shall, to the extent required by Section 7.10 and Section 7.11 or any Security Document, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Document; and
(c)  Notwithstanding clause (a) and (b) above, the Borrower and its Subsidiaries may issue (i) Equity Interests in connecting with and to the extent required in order to implement any Redomiciliation; provided that, the Administrative Agent shall have received notice of each such issuance from the Borrower at least ten days (or such shorter period as the Administrative Agent may reasonably agree) prior to such issuance.
8.14  Business.  (a)  With respect to Holdings, engage in any business activities or have any properties, other than (i) its ownership of the Equity Interests of (A) the Borrower or any other Subsidiary listed on Schedule 1.01(b) to the Disclosure Schedules, Affiliates, or other Persons and other immaterial and non-operational assets to the extent owned as of the Restatement Date or permitted to be received by it from the Borrower after the Restatement Date in accordance with the applicable provisions of Section 8.08, and (B) Affiliates and other Persons, (ii) the holding of any cash and Cash Equivalents or permitted to be received by it from the Borrower after the Restatement Date in accordance with the applicable provisions of Section 8.08 or reasonably incidental to the issuance by Holdings of its Equity Interests or incurrence by Holdings of Indebtedness, (iii) incurring Indebtedness under the Credit Documents, (iv) incurring Indebtedness and other liabilities otherwise not restricted by this Agreement, (v) maintaining its existence in compliance with applicable law and (vi) special purpose holding company activities reasonably incidental to the foregoing clauses (i) through (v), inclusive.  At no time on or after the Restatement Date shall Holdings directly own or charter any Vessel.
(b)  With respect to the Borrower and its Subsidiaries, engage (directly or indirectly) in any businesses other than those businesses in which the Borrower and its Subsidiaries are engaged on the Restatement Date (or which are substantially related thereto or are reasonable extensions thereof).
8.15  Operation of Collateral Vessels.  The Borrower will not, and will not permit any Subsidiary Guarantor to:
(a)  without giving prior written notice thereof to the Collateral Agent, change the registered owner, name, official or patent number, as the case may be, the home port or class of any Collateral Vessel; and
(b)  without the prior consent of the Administrative Agent (acting on instructions of the Required Lenders) (or, in the case of the registry, each Lender) (such consent not to be unreasonably withheld), change the registered flag, registry or classification society of any Collateral Vessel unless the change is to an Acceptable Flag Jurisdiction (and requirements of a Flag Jurisdiction Transfer have been satisfied) or to an Acceptable Classification Society, as applicable.

8.16  Fiscal Periods.  Change its fiscal year-end to a date other than December 31, or its fiscal quarters to a date other than March 31, June 30, September 30 and December 31.
8.17  No Further Negative Pledge.  Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of its properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (a) this Agreement and the other Credit Documents; (b) covenants in documents creating Liens permitted by Section 8.02 prohibiting further Liens (other than Liens permitted under Section 8.02(f)) on the properties encumbered thereby; (c) any prohibition or limitation that (i) exists pursuant to applicable Legal Requirements, (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale; provided, that (x) such restrictions apply only to such property to be sold or disposed of, and (y) such sale is permitted hereunder, (iii) consists of customary restrictions on the assignment of leases, licenses and other contracts entered into in the ordinary course of business, (iv) consists of customary prohibitions or limitations in joint venture agreements, pooling agreements and other similar agreements restricting the pledge or assignment thereof or (v) consists of other contractual restrictions on pledges or assignments in agreements entered into in the ordinary course of business solely to the extent such restrictions would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction or any other applicable Legal Requirement (including the Bankruptcy Code) or principles of equity; and (d) covenants in documents creating Liens that secure Pool Financing Indebtedness prohibiting Liens on Pool Financing Receivables.
8.18  Anti-Terrorism Law; Anti-Money Laundering.  (a)   Directly or indirectly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 6.20 that would result in a violation of Sanctions Laws, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law in violation of Sanctions Laws, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Credit Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Companies’ compliance with this Section 8.18).
(b)  Cause or permit any of the funds of such Credit Party that are used to repay the Borrowings to be derived from any unlawful activity with the result that the making of the Borrowings would be in violation of Legal Requirements.
8.19  Embargoed Person.  Cause or permit (a) any of the funds or properties of any Company that are used to repay the Loans or other Borrowings to constitute property of any person (individual or entity) (i) with whom dealings are restricted or prohibited under United States or any other applicable Sanctions Laws (“Embargoed Person” or “Embargoed Persons”), or (ii)  that is identified on the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or any other similar list maintained by any Sanctions Authority, or 50% or greater owned by any such designated individual or entity, where use of such funds relating to parties in (i) or (ii) above would result in a violation of Sanctions Laws, or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in any Company, with the result that the investment in any Company (whether directly or indirectly) is prohibited by applicable Legal Requirements or the Borrowings are in violation of applicable Legal Requirements.
8.20  Restrictions on Chartering  .(i) Let a Collateral Vessel on demise charter for any period or (ii) enter into any charter in respect of a Collateral Vessel other than (x) a Permitted Charter or (y) with the prior written consent of the Administrative Agent (with such consent not to be unreasonably withheld).

8.21  Additional Covenants.  Holdings will not (i) directly or indirectly, take any action that would result in a Change of Control, (ii) create, incur, assume or suffer to exist any Lien on the Equity Interests of the Borrower other than Permitted Liens of the type described in clauses (a) and (f) of Section 8.02, (iii) directly or indirectly, wind up, liquidate or dissolve its affairs or (iv) dispose of any Equity Interest of the Borrower or any Subsidiary Guarantor except as otherwise provided in this Agreement.
8.22  Employee Benefits.  (a)  None of the Companies nor any ERISA Affiliate will maintain or contribute to (or have an obligation to contribute to) a Pension Plan that is subject to the provisions of Title IV of ERISA or a Multiemployer Plan.
(b)  Except in relation to (i) any arrangement which provides benefits on death which are wholly insured and (ii) the UK Pension Plan, none of the Companies nor any of their Affiliates will be an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) in relation to any UK registered occupational pension scheme (as defined in the Pension Schemes Act 1993) which is a defined benefit pension plan.
8.23  Prohibition on Division/Series Transactions.  Notwithstanding anything to the contrary contained in this Section 8 or any other provision in this Agreement or any other Credit Document, (a) no Credit Party shall enter into (or agree to enter into) any Division/Series Transaction, or permit any of its Subsidiaries to enter into (or agree to enter into), any Division/Series Transaction and (b) none of the provisions in this Section 8 nor any other provision in this Agreement nor any other Credit Document, shall be deemed to permit any Division/Series Transaction, in the case of each of preceding clauses (a) and/or (b), without written consent obtained in compliance with Section 11.12.
SECTION 9.  Events of Default
Upon the occurrence and during the continuance of any of the following events (each, an “Event of Default”):
9.01  Payments.
(a)  Default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether optional or mandatory) thereof or by acceleration thereof or otherwise; or
(b)  default shall be made in the payment of any interest on any Borrowing or any Fee or any other amount (other than an amount referred to in clause (a) above) due under any Credit Document, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether optional or mandatory) or by acceleration or demand thereof or otherwise and such default shall continue unremedied for a period of three (3) Business Days; or
9.02  Representations, etc..
Any representation or warranty made or deemed made by any Credit Party in (or in connection with) any Credit Document or the borrowing of Loans hereunder, or in any certificate, financial statement or other instrument furnished in connection with or required to be given or delivered by any Credit Party pursuant to any Credit Document, shall prove to have been false or misleading in any material respect when so made, deemed made or so furnished; or
9.03  Covenants.
(a)  Default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 7.02(a), Section 7.03(a) (as it relates to a Credit

Party), Section 7.04, Section 7.08, Section 7.10, Section 7.13, Section 7.14, Section 7.16, Section 7.18 or in Section 8; or
(b)  Default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Credit Document (other than those specified in clause (a), (b) or (d) above) and such default shall continue unremedied or shall not have been waived (i) in the case of any Fee Letter, for a period of five Business Days, and (ii) in the case of any other covenant, condition or agreement for a period of 30 days after the earlier of (x) any Credit Party obtaining knowledge thereof and (y) written notice thereof from the Administrative Agent or the Required Lenders to the Borrower; or
9.04  Default Under Other Agreements.
Any Company shall (i) fail to pay any principal, premium or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer to purchase by the obligor; provided, that it shall not constitute an Event of Default pursuant to this clause (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) equals or exceeds $25,000,000 at any one time; or
9.05  Bankruptcy, etc..
(a)  an Insolvency Proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company or of a substantial part of the property of any Company, under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company for a substantial part of the property of any Company; or (iii) the winding-up or liquidation of any Company; and such proceeding or petition shall continue undismissed for 60 days or an Order approving or ordering any of the foregoing shall be entered; or
(b)  any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar Legal Requirement; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any Insolvency Proceeding or the filing of any petition described in clause (a) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, liquidator, rehabilitator or similar official for any Company or for a substantial part of the property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) except to the extent permitted by Section 8.05, wind up or liquidate; or (viii) take any action for the purpose of effecting any of the foregoing; or
9.06  ERISA.
One or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events that have occurred, or any event similar to the foregoing shall have occurred or exists with respect to a Non-U.S. Plan, including, but not limited to, the issue of a Financial Support Direction and/or a Contribution Notice or the winding-up of the Non-U.S. Plan, in any such case that would reasonably be expected to result in a Material Adverse Effect; or
9.07  Security Documents.
Any security interest and Lien purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Creditors, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a valid, enforceable, perfected First Priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien on and security interest in, all of the Collateral (other than an immaterial portion) thereunder) in favor of the Collateral Agent, or shall be asserted by or on behalf of any Company not to be, a valid, enforceable, perfected, First Priority (except as otherwise expressly provided in this Agreement or such Security Document) Lien on and security interest in the Collateral (other than an immaterial portion) covered thereby; or
9.08  Guaranties.
(a)  Any Credit Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void; or
(b)   a proceeding shall be commenced by or on behalf of any Credit Party or any Affiliate thereof, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof); or
(c)  any Credit Party (directly or indirectly) shall repudiate, revoke, terminate or rescind (or purport to do any of the foregoing) or deny any portion of its liability or obligation for the Obligations; or
9.09  Judgments.
One or more Orders for the payment of money in an aggregate amount of $25,000,000 or more that are not covered by insurance from an unaffiliated insurance company with an A.M. Best financial strength rating of at least A- (it being understood that even if such amounts are covered by insurance from such an insurance company, such amounts shall count against such basket if responsibility for such amounts has been denied by such insurance company or such insurance company has not been promptly notified of such amounts) shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such Order; or
9.10  Illegality.
It becomes unlawful or impossible (i) for any Credit Party to discharge any liability under the Credit Documents or to comply with any other obligation which the Required Lenders consider material under the Credit Documents or (ii) for the Administrative Agent, the Collateral Agent and the Lenders to exercise or enforce any material right under, or to enforce any security interest created by the Credit Documents; or
9.11  Material Adverse Effect.
An event or series of events occurs which, in the reasonable opinion of the Required Lenders constitutes a Material Adverse Effect; or
9.12  Change of Control.

There shall have occurred a Change of Control; or
9.13  Listing.
Holdings at any time fails to cause its common Equity Interests to remain listed on the NYSE or, if applicable, the NASDAQ or another nationally recognized stock exchange approved in writing by the Required Lenders;
then, and in every such event (other than an event with respect to Holdings or the Borrower described in Section 9.05 above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments; (ii) declare the Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Credit Parties accrued hereunder and under any other Credit Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Credit Parties, anything contained herein or in any other Credit Document or otherwise to the contrary notwithstanding; and (iii) exercise (and/or direct the Collateral Agent to exercise) any and all of its (or the Collateral Agent’s) other rights and remedies under applicable Legal Requirements, hereunder and under the other Credit Documents; and in any event with respect to Holdings or the Borrower described in Section 9.05  above, the Commitments shall automatically terminate and the principal of the Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Credit Parties accrued hereunder and under any other Credit Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Credit Parties, anything contained herein or in any other Credit Document or otherwise to the contrary notwithstanding.
In addition, without limiting the foregoing, in the event of a foreclosure (or other similar exercise of remedies) by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent, the Administrative Agent or any Secured Creditor may be the purchaser of any or all of such Collateral at any such sale or other disposition and, in addition, the Collateral Agent or the Administrative Agent, as agent for and representative of all of Secured Creditors (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale or other disposition, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale.
If at any time after termination of the Commitments or acceleration of the maturity of the Loans, the Credit Parties shall pay all arrears of interest and Fees and all payments on account of principal of the Loans owing by them that shall have become due otherwise than by acceleration (with interest on principal and Fees and, to the extent permitted by law, on overdue interest, at the rates specified herein) and all Defaults (other than non-payment of principal of and accrued interest on the Loans due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to Section 11.12, then upon the written consent of the Required Lenders (which may be given or withheld in their sole discretion) and written notice to the Borrower, the termination of the Commitments or the acceleration of the Loans and their consequences may be rescinded and annulled; but such action shall not affect any subsequent Default or impair any right or remedy consequent thereon.  The provisions of the preceding sentence are intended merely to bind the Lenders and the other Secured Creditors to a decision that may be made at the election of the Required Lenders, and such provisions are not intended to benefit any Credit Party and do not give any Credit Party the right to require the Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.
SECTION 10.  Agency and Security Trustee Provisions
10.01  Appointment
(a)  The Lenders in their capacity as Lenders and Other Creditors (by their acceptance of the benefits hereof and of the other Credit Documents) hereby irrevocably designate and appoint Nordea, as Administrative Agent (for purposes of this Section 10 the term “Administrative Agent” shall include Nordea (and/or any of its affiliates) in its capacity as Collateral Agent pursuant to the Security Documents and in its capacity as mortgagee (if applicable) and security trustee pursuant to the Collateral Vessel Mortgages) to act as specified herein and in the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agents to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of such Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Agents may perform any of their duties hereunder by or through its respective officers, directors, agents, employees or affiliates and, may assign from time to time any or all of its rights, duties and obligations hereunder and under the Security Documents to any of its banking affiliates.
(b)  The Lenders hereby irrevocably designate and appoint Nordea as security trustee solely for the purpose of holding the Collateral Vessel Mortgages on each of the Collateral Vessels in an Acceptable Flag Jurisdiction on behalf of the Lenders, from time to time, with regard to the (i) security, powers, rights, titles, benefits and interests (both present and future) constituted by and conferred on the Lenders or any of them or for the benefit thereof under or pursuant to the Collateral Vessel Mortgages (including, without limitation, the benefit of all covenants, undertakings, representations, warranties and obligations given, made or undertaken by any Lender in the Collateral Vessel Mortgages), (ii) all money, property and other assets paid or transferred to or vested in any Lender or any agent of any Lender or received or recovered by any Lender or any agent of any Lender pursuant to, or in connection with the Collateral Vessel Mortgages, whether from the Borrower or any Subsidiary Guarantor or any other Person and (iii) all money, investments, property and other assets at any time representing or deriving from any of the foregoing, including all interest, income and other sums at any time received or receivable by any Lender or any agent of any Lender in respect of the same (or any part thereof).  Nordea hereby accepts such appointment as security trustee.
10.02  Nature of Duties.  (a)   The Agents shall have no duties or responsibilities except those expressly set forth in this Agreement and the Security Documents.  None of the Agents nor any of their respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by such Person’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non–appealable decision (any such liability limited to the applicable Agent to whom such Person relates).  The duties of each of the Agents shall be mechanical and administrative in nature; none of the Agents shall have by reason of this Agreement or any other Credit Document any fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon any Agents any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
(b)  It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent in such capacity is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
10.03  Lack of Reliance on the Agents
Independently and without reliance upon the Agents, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Subsidiaries and, except as expressly provided in this Agreement, none of the Agents shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  None of the Agents shall be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower and its Subsidiaries or the existence or possible existence of any Default or Event of Default.
10.04  Certain Rights of the Agents
If any of the Agents shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agents shall be entitled to refrain from such act or taking such action unless and until the Agents shall have received instructions from the Required Lenders; and the Agents shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, no Lender or the holder of any Note shall have any right of action whatsoever against the Agents as a result of any of the Agents acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
10.05  Reliance
Each of the Agents shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, or email message, order or other document or telephone message signed, sent or made by any Person that the applicable Agent reasonably believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
10.06  Indemnification
To the extent any of the Agents is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify the applicable Agents, in proportion to their respective “percentages” as used in determining the Required Lenders (without regard to the existence of any Defaulting Lenders), for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by such Agents in performing their respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document (including, without limitation, as a result of a breach of any Sanctions Laws by a Credit Party); provided that no Lender shall be liable in respect to an Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The indemnities contained in this Section 10.06 shall cover any cost, loss or liability incurred by each Indemnified Party in any jurisdiction arising or asserted under or in connection with any law relating to safety at sea, the ISM Code, ISPS Code or any Environmental Law.
10.07  The Administrative Agent in its Individual Capacity
With respect to its obligation to make Loans under this Agreement, each of the Agents shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lenders,” “Secured Creditors”, “Required Lenders”, “holders of Notes” or any similar terms shall, unless the context clearly otherwise indicates, include each of the Agents in their respective individual capacity.  Each of the Agents may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Affiliate of any Credit Party as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower or any other Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
10.08  Holders
The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent.  Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
10.09  Resignation by the Administrative Agent.
(a)  The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving thirty (30) Business Days’ prior written notice to the Borrower and the Lenders.  Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
(b)  Upon a notice of resignation delivered by the Administrative Agent pursuant to Section 10.09(a), the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default then exists).
(c)  If, following the Administrative Agent delivering a notice of resignation pursuant to Section 10.09(a), a successor Administrative Agent shall not have been so appointed within such thirty (30) Business Day period, the Administrative Agent, with the consent of the Borrower (which shall not be unreasonably withheld or delayed; provided that the Borrower’s approval shall not be required if an Event of Default then exists), shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d)  If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
(e)  The Administrative Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time and may appoint one of its Affiliates as a successor by giving five (5) Business Days’ prior written notice to the Borrower and the Lenders.  The Administrative Agent shall bear all reasonable documentation costs incurred in connection with the Administrative Agent’s resignation under this clause (e).
10.10  Collateral Matters
(a)  Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors.  Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders.  The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to, or during, an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Security Documents.
(b)  The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon termination of all Commitments and payment and satisfaction in full of the Obligations (other than contingent indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the trans-actions contemplated hereby or thereby, (ii) that is sold or otherwise dis-posed of (to Persons other than the Borrower and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 8.03 or Section 8.06, (iii) in connection with any Flag Jurisdiction Transfer; provided that the requirements thereof are satisfied by the relevant Credit Party, and (iv) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 11.12) or (v) as otherwise may be expressly provided in the relevant Security Documents.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of Collateral pursuant to this Section 10.10.
(c)  The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(d)  (i) The Other Creditors shall not have any right whatsoever to do any of the following:  (A) exercise any rights or remedies with respect to the Collateral or to direct any Agent to do the same, including, without limitation, the right to (1) enforce any Liens or sell or otherwise foreclose on any portion of the Collateral, (2) request any action, institute any proceedings, exercise any voting rights, give any instructions, make any election or make collections with respect to all or any portion of the Collateral or (3) release any Credit Party under any Credit Document or release any Collateral from the Liens of any Security Document or consent to or otherwise approve any such release; (B) demand, accept or obtain any Lien on any Collateral (except for Liens arising under, and subject to the terms of, the Credit Documents); (C) vote in any case concerning any Credit Party under the Bankruptcy Code or any other proceeding under any reorganization, arrangement, adjudication of debt, relief of debtors, dissolution, insolvency, liquidation or similar proceeding in respect of the Credit Parties or any of their respective Subsidiaries (any such proceeding, for purposes of this clause (d)(i)(C), a “Bankruptcy Proceeding”) with respect to, or take any other actions concerning the Collateral; (D) receive any proceeds from any sale, transfer or other disposition of any of the Collateral (except in accordance with this Agreement); (E) oppose any sale, transfer or other disposition of the Collateral; (F) object to any debtor-in-possession financing in any Bankruptcy Proceeding which is provided by one or more Lenders among others (including on a priming basis under Section 364(d) of the Bankruptcy Code); (G) object to the use of cash collateral in respect of the Collateral in any Bankruptcy Proceeding; or (H) seek, or object to the Lenders or any Agent seeking on an equal and ratable basis, any adequate protection or relief from the automatic stay with respect to the Collateral in any Bankruptcy Proceeding.
(i)  Each Other Creditor, by its acceptance of the benefits of this Agreement and the other Credit Documents, agrees that in exercising rights and remedies with respect to the Collateral, the Agents and the Lenders, with the consent of the Agents, may enforce the provisions of the Credit Documents and exercise remedies thereunder (or refrain from enforcing rights and exercising remedies), all in such order and in such manner as they may determine in the exercise of their sole business judgment.  Such exercise and enforcement shall include, without limitation, the rights to collect, sell, dispose of or otherwise realize upon all or any part of the Collateral, to incur expenses in connection with such collection, sale, disposition or other realization and to exercise all the rights and remedies of a secured lender under the UCC.  The Other Creditors by their acceptance of the benefits of this Agreement and the other Credit Documents hereby agree not to contest or otherwise challenge any such collection, sale, disposition or other realization of or upon all or any of the Collateral.  Whether or not a Bankruptcy Proceeding has been commenced, the Other Creditors shall be deemed to have consented to any sale or other disposition of any property, business or assets of the Credit Parties and the release of any or all of the Collateral from the Liens of any Security Document in connection therewith.
(ii)  To the maximum extent permitted by law, each Other Creditor waives any claim it might have against the Agents or the Lenders with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of any Agent or the Lenders or their respective directors, officers, employees or agents with respect to any exercise of rights or remedies under the Credit Documents or any transaction relating to the Collateral (including, without limitation, any such exercise described in Section 10(d)(ii)), except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person.  To the maximum extent permitted by applicable law, none of either Agent or any Lender or any of their respective directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Borrower, any Subsidiary of the Borrower, any Other Creditor or any other Person or to take any other action or forbear from doing so whatsoever with regard to the Collateral or any part thereof, except for any such action or failure to act that constitutes willful misconduct or gross negligence of such Person.
10.11  Delivery of Information

The Agents shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agents from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of any Agent at the time of receipt of such request and then only in accordance with such specific request.
10.12  Certain ERISA Matters
(a)  Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)  such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Pension Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, any Commitments or this Agreement;
(ii)  the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)  (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, any Commitment and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, any Commitment and this Agreement; or
(iv)  such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)  In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, any Commitment and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
10.13  Erroneous Payments.  (a)  With respect to any payment that Administrative Agent makes to any Lender or other Secured Creditor as to which Administrative Agent determines that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) Borrower has not in fact made the corresponding payment to Administrative Agent; (2) Administrative Agent has made a payment in excess of the amount(s) received by it from Borrower either individually or in the aggregate (whether or not then owed); or (3) Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Secured Creditors severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Secured Creditor, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the Federal Funds Rate. A notice of the Administrative Agent to any Person under this clause (a) shall be conclusive, absent manifest error.
(b)  Notwithstanding anything to the contrary in this Agreement, if at any time Administrative Agent determines (in its sole and absolute discretion) that it has made a payment hereunder in error to any Lender or other Secured Creditor, whether or not in respect of an Obligation due and owing by a Credit Party at such time, where such payment is a Rescindable Amount, then in any such event, each such Person receiving a Rescindable Amount severally agrees to repay to Administrative Agent forthwith on demand the Rescindable Amount received by such Person in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount was received by it to but excluding the date of payment to Administrative Agent, at the Federal Funds Rate.  A notice of the Administrative Agent to any Person under this clause (b) shall be conclusive, absent manifest error.  To the extent permitted by law, each Lender and each other Secured Creditor irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another), “good consideration”, “change of position” or similar defenses (whether at law or in equity) to its obligation to return any Rescindable Amount.  Administrative Agent shall inform each Lender or other Secured Creditor that received a Rescindable Amount promptly upon determining that any payment made to such Person comprised, in whole or in part, a Rescindable Amount.  Each Person’s obligations, agreements and waivers under this Section 10.13 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.
(c)  Each Lender or Secured Creditor hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender or Secured Party under any Credit Document against any amount due to the Administrative Agent under immediately preceding clauses (a) or (b) under the indemnification provisions of this Agreement.
(d)  The parties hereto agree that payment of a Rescindable Amount shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Rescindable Amount is, and solely with respect to the amount of such Rescindable Amount that is, comprised of funds received by the Administrative Agent from the Borrower or any other Credit Party for the purpose of making such Rescindable Amount.
SECTION 11.  Miscellaneous
11.01  Payment of Expenses, etc.
(a)  The Borrower agrees that it shall  (i) pay all reasonable and documented out-of-pocket costs and expenses of each of the Agents (which shall be limited, in the case of legal fees, to the reasonable and documented fees and disbursements of one legal counsel to the Administrative Agent and the Lead Arrangers, local counsel and maritime counsel (as necessary) to the Administrative Agent) in connection with the syndication of the Term Loan Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto (whether or not the transactions herein contemplated are consummated) and any Redomiciliation (whether or not such Redomiciliation is consummated), and (ii) pay all reasonable and documented out-of-pocket fees, costs and expenses of each of the Agents and the Lenders (including, without limitation, the reasonable fees and disbursements of counsel (excluding in‑house counsel) for each of the Agents and for each of the Lenders) in connection with the enforcement or protection of its rights (A) in connection this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and (B) in connection with the Loans made hereunder, including such expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)  In addition, the Borrower shall indemnify the Agents and each Lender, and each of their respective officers, directors, trustees, employees, representatives and agents (collectively, the “Indemnified Parties”) from, and hold each of them harmless against, any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, civil penalties, fines, settlements, suits and out-of-pocket costs, expenses and disbursements (including reasonable and documented out-of-pocket attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of:
(i)  any investigation, litigation or other proceeding (whether or not any of the Agents, the Collateral Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of proceeds of the Loans hereunder or the consummation of any transactions contemplated herein, or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents,
(ii)  the actual or alleged presence of Hazardous Materials on or from any Collateral Vessel or real property or facility at any time owned or operated by the Borrower or any of its Subsidiaries,
(iii)  the generation, storage, transportation, handling, disposal or Release of Hazardous Materials at any location, owned or operated at any time by the Borrower or any of its Subsidiaries,
(iv)  the non-compliance of any Collateral Vessel or any real property or facility at any time owned or operated by the Borrower or any Subsidiary Guarantor with Environmental Law or applicable foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder),
(v)  any Environmental Claim asserted against the Borrower, any of its Subsidiaries or any Collateral Vessel or any real property or facility at any time owned or operated by the Borrower or any of the Subsidiary Guarantors, or
(vi)  the conduct of any Credit Party or any of its partners, directors, officers, employees, agents or advisors, that violates any Sanctions Laws, in each case excluding any losses, liabilities, claims, damages, penalties, actions, judgments, suits, costs, disbursements or expenses to the extent incurred by reason of the gross negligence of, the breach in bad faith of the Credit Documents by, or willful misconduct of, any such Indemnified Party or by reason of a failure by any such Indemnified Party to fund its Commitments as required by this Agreement.  To the extent that the undertaking to indemnify, pay or hold harmless each of the Agents or any Lender set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  Notwithstanding the foregoing, no party hereto shall be responsible to any Person for any consequential, indirect, special or punitive damages which may be alleged by such Person arising out of this Agreement or the other Credit Documents.
11.02  Right of Setoff
In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Subsidiary or the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches and agencies of such Lender wherever located) to or for the credit or the account of the Borrower or any of its Subsidiaries but in any event excluding assets held in trust for any such Person against and on account of the Obligations and liabilities of the Borrower or such Subsidiary, as applicable, to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 11.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.
11.03  Notices
Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including e-mail communication) and mailed, e-mailed or delivered:  if to any Credit Party, at the Borrower’s address specified on Schedule VII hereto; if to any Lender, at its address specified opposite its name on Schedule II hereto; and if to the Administrative Agent, at its Notice Office; or, as to any Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by e-mail, be effective when sent by e-mail, except that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.
11.04  Benefit of Agreement; Assignments; Participations
(a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, that (i) no Credit Party (except pursuant to any Redomiciliation) may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Lenders, (ii) although any Lender may grant participations in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 11.04(b)) and no participant shall constitute a “Lender” hereunder and (iii) no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (x) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Commitment

Commission thereon (except (I) in connection with a waiver of applicability of any post-default increase in interest rates and (II) that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (x)) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (z) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Credit Documents) securing the Loans hereunder in which such participant is participating.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Note (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Note) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(b)  Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may:
(i)  assign all or a portion of its Commitment and/or its outstanding Loans to its (i) parent company and/or any Affiliate of such Lender or its parent company or (ii) in the case of any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor of such Lender or by an Affiliate of such investment advisor or (iii) to one or more Lenders or existing lenders with respect to indebtedness incurred by any Subsidiary of the Borrower or
(c)  assign, with the consent of the Borrower and the Administrative Agent (in each case which consent shall not be unreasonably withheld or delayed and in the case of the Borrower, (i) shall not be required if any Default under Section 9.01 or 9.05 or any Event of Default is then in existence and (ii) shall be deemed to have been granted within five (5) Business Days from the day it has been sought unless expressly refused within that period), all, or if less than all, a portion equal to at least $10,000,000 (and in increments of $1,000,000 in excess thereof) (unless otherwise agreed by the Administrative Agent and the Borrower) in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and outstanding principal amount of Loans hereunder to one or more Eligible Transferees (treating any fund that invests in bank loans and any other fund that invests in bank loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single Eligible Transferee), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I hereto shall be deemed modified to reflect the Commitments (and/or outstanding Loans, as the case may be) of such new Lender and of the existing Lenders, (ii) new Notes will be issued, at the Borrower’s expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments (and/or outstanding Loans, as the case may be), (iii) the consent of the Administrative Agent shall be required in connection with any assignment pursuant to preceding clause (y) (which consent shall not be unreasonably withheld or delayed), and (iv) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $5,000.  To the extent of any assignment pursuant to this Section 11.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments (it being understood that the indemnification provisions under this Agreement (including, without limitation, Sections 2.09, 2.10, 4.04, 11.01, 11.16 and 11.17) shall survive as to such assigning Lender with respect to matters occurring prior to the date such assigning Lender ceases to be a Lender).  To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 2.12 or this Section 11.04(b) would, at the time of such assignment, result in increased costs under Section 2.09, 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from any Change in Law after the date of the respective assignment).
(d)  Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with the consent of the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Notes or Loans to a trustee for the benefit of investors and in support of its obligation to such investors; provided, however, no such pledge shall release a Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.
11.05  No Waiver; Remedies Cumulative
No failure or delay on the part of the Administrative Agent or any Lender or any holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, any Lender or the holder of any Note would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.
11.06  Payments Pro Rata
(a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b)  Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans or Commitment Commission, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
(c)  Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 11.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
11.07  Calculations; Computations
(a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with generally accepted accounting principles in the United States consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Lenders).  In addition, all computations determining compliance with the Financial Covenants shall utilize accounting principles and policies in conformity with those in effect on the Restatement Date (with the foregoing generally accepted accounting principles, subject to the preceding proviso, herein called “GAAP”), subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes.  Unless otherwise noted, all references in this Agreement to “GAAP” shall mean generally accepted accounting principles as in effect in the United States.
(b)  All computations of interest for Loans, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Commission or Fees are payable.
11.08  Agreement Binding
The Borrower and each other Credit Party agree that they shall be bound by the terms of this Agreement and the obligations and covenants expressed to be binding on each of them under this Agreement even if the terms, covenants or obligations contained hereunder are inconsistent with, or less favorable to the Borrower or such Credit Party (as the case may be) than the Borrower’s or such Credit Party’s rights and obligations under any other document that they are a party to or are otherwise bound by, including without limitation, any agreement with a Commercial Manager or Technical Manager, notwithstanding that the Lender Creditors are aware of or have been provided with such other document pursuant to this Agreement or otherwise.
11.09  GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN CERTAIN OF THE COLLATERAL VESSEL MORTGAGES AND OTHER SECURITY DOCUMENTS, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION

OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY IN THE CITY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH OF THE PARTIES TO THIS AGREEMENT FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS SET FORTH ON SCHEDULE VII HERETO, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY CREDIT PARTY IN ANY OTHER JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS, AUTHORIZES AND EMPOWERS INTERNATIONAL SEAWAYS SHIP MANAGEMENT LLC, WITH AN OFFICE FOR SERVICE OF PROCESS DELIVERY ON THE DATE HEREOF AT 600 THIRD AVENUE, 39TH FLOOR, NEW YORK, NEW YORK 10016, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE AND ACCEPT FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING.  IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, THE BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK, NEW YORK ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO THE ADMINISTRATIVE AGENT; PROVIDED THAT ANY FAILURE ON THE PART OF THE BORROWER TO COMPLY WITH THE FOREGOING PROVISIONS OF THIS SENTENCE SHALL NOT IN ANY WAY PREJUDICE OR LIMIT THE SERVICE OF PROCESS OR SUMMONS IN ANY OTHER MANNER DESCRIBED ABOVE IN THIS SECTION 11.09 OR OTHERWISE PERMITTED BY LAW.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, EACH PARTY HERETO AGREES THAT EACH AGENT RETAINS THE RIGHT TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION SOLELY IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY SECURITY DOCUMENT.
(b)  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
11.10  Counterparts; Integration

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original (including if delivered by e-mail or facsimile transmission), but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.  This Agreement and the other Credit Documents, and any separate agreements with respect to fees, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
11.11  Headings Descriptive
The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
11.12  Amendment or Waiver; etc.
(a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party thereto and the Required Lenders; provided that no such change, waiver, discharge or termination shall, without the written consent of each Lender (other than a Defaulting Lender) directly and negatively affected,
(i)  extend the final scheduled maturity of any Loan or Note, extend the timing for or reduce the principal amount of any Scheduled Term Loan Amortization Payment Amount (or any definition used therein to the extent used therein), or reduce the rate or reduce or extend the time of payment of interest or any fees on any Loan or Note or Commitment Commission (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (except to the extent repaid in cash),
(ii)  release any of the Collateral (except as expressly provided in the Credit Documents),
(iii)  amend, modify or waive any provision of this Section 11.12 or of any other Section that expressly requires the consent of all the Lenders to do so,
(iv)  reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Loans and Commitments are included on the Closing Date) or change any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder,
(v)  consent to the assignment or transfer by the Borrower or any Subsidiary Guarantor (except pursuant to any Redomiciliation) of any of its respective rights and obligations under this Agreement,
(vi)  substitute or replace the Borrower or any Subsidiary Guarantor or release any Subsidiary Guarantor from the Subsidiaries Guaranty, and
(vii)  amend, modify or waive Sections 2.06, 11.04 and 11.06;
provided, further, that no such change, waiver, discharge or termination shall (A) increase, extend or reinstate (following cancellation) the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Commitments shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (B) without the written consent of each Agent, amend, modify or waive any provision of Section 10 as same applies to such Agent or any other provision as same relates to the rights or obligations of such Agent or (C) without the written consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent.
(b)  If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 11.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (any such Lender, a “Non-Consenting Lender”), then the Borrower shall have the right, so long as all Non-Consenting Lenders whose individual consent is required are treated as described in either clauses (i) or (ii) below, to either (i) replace each such Non-Consenting Lender (or, at the option of the Borrower if the respective Non-Consenting Lender’s consent is required with respect to less than all Loans (or related Commitments) of such Non-Consenting Lender, to replace only the respective Commitments and/or Loans of the respective Non-Consenting Lender which gave rise to the need to obtain such Non-Consenting Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.12 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge, or termination, as applicable, or (ii) terminate such Non-Consenting Lender’s Commitment (if such Non-Consenting Lender’s consent is required as a result of its Commitment), and/or repay the outstanding Loans and terminate any outstanding Commitments of such Non-Consenting Lender which gave rise to the need to obtain such Non-Consenting Lender’s consent, in accordance with Sections 3.02(b) and/or 4.01(a); provided that, unless the Commitments that are terminated and/or the Loans that are repaid pursuant to preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or the outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (ii) the Required Lenders (determined before giving effect to the proposed action) shall specifically consent thereto, provided, further, that in any event the Borrower shall not have the right to replace a Lender, terminate such Lender’s Commitment or repay such Lender’s Loan solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 11.12(a).
(c)  The Administrative Agent and the Borrower may amend any Credit Document to correct administrative errors or omissions, or to effect administrative changes that are not adverse to any Lender.  Notwithstanding anything to the contrary contained herein, such amendment shall become effective without any further consent of any other party to such Credit Document.
11.13  Survival
All indemnities set forth herein including, without limitation, in Sections 2.09, 2.10, 4.04, 11.01, 11.16 and 11.17 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.
11.14  Domicile of Loans
Each Lender may transfer and carry its pro rata portion of the Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 11.14 would, at the time of such transfer, result in increased costs under Section 2.09, 2.10 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
11.15  Confidentiality
(a)  Subject to the provisions of clause (b) of this Section 11.15, each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s holding or parent company or board of trustees in its sole discretion determines that any such party should have access to such Information, provided such Persons shall be subject to the provisions of this Section 11.15 to the same extent as such Lender) any Information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document; provided that any Lender may disclose any such Information (i) as has become generally available to the public other than by virtue of a breach of this Section 11.15(a) by the respective Lender, (ii) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent or any other party hereto, (vi) to any external or internal auditor or professional financial or legal advisor of such Lender employed in the normal course of its business, (vii) to any branch, Affiliate or Subsidiary of such Lender and any of their or such Lender’s officers, directors, employees or to the parent company, head office or regional office of such Lender in connection with the transactions contemplated herein, (viii) to any actual or prospective surety, insurer, reinsurer, guarantor or credit liquidity enhancer (or any of their advisors or any broker with respect thereto) to any actual or prospective party to any swap, derivative, insurance or other transaction under which payments are to be made or may be made by reference to a Credit Party (or to any of such party’s Affiliates, representatives or advisors) and its obligations hereunder or under the other Credit Documents or by reference to this Agreement or the other Credit Documents or payments hereunder or under such other Credit Documents, (ix) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (x) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Credit Facilities or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Credit Facilities and (xi) to any prospective or actual transferee, assignee or participant in connection with any contemplated transfer, assignment or participation of any of the Notes, Loans or Commitments or any interest therein by such Lender (it being understood that for the purpose of this clause (x), other than during the continuance of an Event of Default, the Lender shall use commercially reasonable efforts to apprise the Borrower of the potential transferee (other than with respect to any transferee, assignee or participant which is another Lender or Affiliate of a Lender)); provided that such prospective transferee, assignee or participant expressly agrees to execute and does execute (including by way of customary “click through” arrangements) a confidentiality agreement and be bound by the confidentiality provisions contained in this Section 11.15. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Lender in connection with the administration of this Agreement, the other Credit Documents, and the Commitments.
(b)  The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates any Information related to the Borrower or any of its Subsidiaries (including, without limitation, any nonpublic customer Information regarding the creditworthiness of the Borrower or its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 11.15 to the same extent as such Lender.

For purposes of this Section 11.15, “Information” means all information received from the Borrower or any of its Subsidiaries relating to the Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by the Borrower or any of its Subsidiaries; provided that, in the case of information received from the Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 11.15 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
11.16  Register
The Borrower hereby designates the Administrative Agent to serve as the Borrower’s agent, solely for purposes of this Section 11.16, to maintain a register (the “Register”) on which it will record the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment and prepayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation shall not affect the Borrower’s obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 11.04(b).  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender.  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 11.16, except to the extent caused by the Administrative Agent’s own gross negligence, willful misconduct or unlawful acts.
11.17  Judgment Currency
If for the purposes of obtaining judgment in any court it is necessary to convert a sum due from the Borrower hereunder or under any of the Notes in the currency expressed to be payable herein or under the Notes (the “Specified Currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with such other currency at the Administrative Agent’s New York office on the Business Day preceding that on which final judgment is given.  The obligations of the Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder or under any Note shall, notwithstanding any judgment in a currency other than the Specified Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency, such Lender or the Administrative Agent (as the case may be) may in accordance with normal banking procedures purchase the Specified Currency with such other currency; if the amount of the Specified Currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the Specified Currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such

Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the Specified Currency so purchased exceeds the sum originally due to any Lender or the Administrative Agent, as the case may be, in the Specified Currency, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the Borrower.
11.18  Language
All correspondence, including, without limitation, all notices, reports and/or certificates, delivered by any Credit Party to the Administrative Agent, the Collateral Agent or any Lender shall, unless otherwise agreed by the respective recipients thereof, be submitted in the English language or, to the extent the original of such document is not in the English language, such document shall be delivered with a certified English translation thereof.
11.19  Waiver of Immunity
The Borrower, in respect of itself, each other Credit Party, its and their process agents, and its and their properties and revenues, hereby irrevocably agrees that, to the extent that the Borrower, any other Credit Party or any of its or their properties has or may hereafter acquire any right of immunity from any legal proceedings, whether in the United States, any Acceptable Flag Jurisdiction or elsewhere, to enforce or collect upon the Obligations of the Borrower or any other Credit Party related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, the Borrower, for itself and on behalf of the other Credit Parties, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, any Acceptable Flag Jurisdiction or elsewhere.
11.20  USA PATRIOT Act; Beneficial Ownership Regulation Notice
Each Lender hereby notifies each Credit Party that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub.: 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name of each Credit Party and other “know your customer” information that will allow such Lender to identify each Credit Party in accordance with the PATRIOT Act, the Beneficial Ownership Regulation and anti-money laundering rules and regulations, and each Credit Party agrees to provide such information from time to time to any Lender.
11.21  Severability
If any provisions of this Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable: (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided that the Lenders shall charge no fee in connection with any such amendment.  The invalidity of a provision in a particular jurisdiction shall not invalid or render unenforceable such provision in any other jurisdiction.
11.22  Flag Jurisdiction Transfer
In the event that the Borrower desires to implement a Flag Jurisdiction Transfer with respect to a Collateral Vessel, upon receipt of reasonable advance notice thereof from the Borrower, the Collateral Agent shall use commercially reasonably efforts to provide, or (as necessary) procure the provision of, all such reasonable assistance as any Credit Party may request from time to time in relation to (i) the Flag Jurisdiction Transfer, (ii) the related deregistration of the relevant Collateral Vessel from its previous Flag Jurisdiction, and (iii) the release and discharge of the related Security Documents; provided that the relevant Credit Party shall pay all documented out of pocket costs and expenses reasonably incurred by the Collateral Agent in connection with provision of such assistance.  Each Lender hereby consents in connection with any Flag Jurisdiction Transfer and subject to the satisfaction of the requirements thereof to be satisfied by the relevant Credit Party, to (x) deregister such Collateral Vessel from its previous Flag Jurisdiction and (y) release and hereby direct the Collateral Agent to release the relevant Collateral Vessel Mortgage.  Each Lender hereby directs the Collateral Agent, and the Collateral Agent agrees to execute and deliver or, at the Borrower’s expense, file such documents and perform other actions reasonably necessary to release the relevant Collateral Vessel Mortgages when and as directed pursuant to this Section 11.22.
11.23  Effectiveness.
This Agreement shall become effective on the Restatement Date on which the Borrower, the Administrative Agent and each of the Lenders who are parties to the Restatement Agreement shall have signed a counterpart of the Restatement Agreement (whether the same or different counterparts) and delivered (including by e-mail or facsimile transmission) such counterpart to the Administrative Agent.
11.24  Acknowledgement Regarding Any Support QFCs
To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Agreements, Interest Rate Protection Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)  In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)  As used in this Section 11.23, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:
(i)  a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §252.82(b);
(ii)  a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §47.3(b); or
(iii)  a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. §382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

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